Exhibit 10.1

CREDIT AGREEMENT

DATED AS OF FEBRUARY 3, 2012

by and among

TRANSACTION NETWORK SERVICES, INC.,

as Borrower,

TNS, INC.,

as a Credit Party,

SUNTRUST BANK,

as Agent, Swing Line Lender, L/C Issuer and a Lender,

BANK OF AMERICA, N.A.,

as Syndication Agent,

JPMORGAN CHASE BANK, N.A.,

as Documentation Agent

 THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

SUNTRUST ROBINSON HUMPHREY, INC.

as Joint Lead Arranger and Joint Bookrunner

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Joint Lead Arranger and Joint Bookrunner

3.17.	Sale-Leasebacks	44
3.18.	Capital Stock	44
3.19.	OFAC	45
3.20.	Foreign Holdco	45

SECTION 4. FINANCIAL COVENANTS/REPORTING		45
4.1.	Capital Expenditure Limits	45
4.2.	Maximum Leverage Ratio	46
4.3.	Fixed Charge Coverage Ratio	47
4.4.	Financial Statements and Other Reports	47
4.5.	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement	50

SECTION 5. REPRESENTATIONS AND WARRANTIES		50
5.1.	Disclosure	50
5.2.	No Material Adverse Effect	51
5.3.	No Conflict; Governmental Approvals	51
5.4.	Organization, Powers, Capitalization and Good Standing	51
5.5.	Financial Statements and Budget	52
5.6.	Intellectual Property	52
5.7.	Investigations, Audits, Etc.	52
5.8.	Employee Matters	52
5.9.	Solvency	53
5.10.	Litigation; Adverse Facts	53
5.11.	Use of Proceeds; Margin Regulations	53
5.12.	Ownership of Property; Liens	53
5.13.	Environmental Matters	54
5.14.	ERISA; Foreign Pension Plans	55
5.15.	Brokers	56
5.16.	Taxes and Tax Returns	56
5.17.	Maintenance of Properties; Insurance	56
5.18.	Foreign Assets Control Regulations and Anti-Money Laundering	57

SECTION 6. DEFAULT, RIGHTS AND REMEDIES		57
6.1.	Events of Default	57
6.2.	Suspension or Termination of Commitments	59
6.3.	Acceleration and other Remedies	59
6.4.	Performance by Agent	60
6.5.	Application of Proceeds	60

SECTION 7. CONDITIONS TO LOANS		61
7.1.	Conditions to Initial Loans	61
7.2.	Conditions to All Loans	61

SECTION 8. ASSIGNMENT AND PARTICIPATION		62
8.1.	Assignment and Participations	62
8.2.	Agency Provisions	67

8.3.	Set Off and Sharing of Payments	75
8.4.	Disbursement of Funds	76
8.5.	Disbursements of Advances; Payment; Cash Collateral; Defaulting Lenders	76
8.6.	Lender Credit Decision	81

SECTION 9. MISCELLANEOUS		82
9.1.	Indemnities	82
9.2.	Amendments and Waivers	82
9.3.	Notices	84
9.4.	Electronic Transmissions	86
9.5.	Failure or Indulgence Not Waiver; Remedies Cumulative	88
9.6.	Marshaling; Payments Set Aside	88
9.7.	Severability	88
9.8.	Lenders’ Obligations Several; Independent Nature of Lenders’ Rights	88
9.9.	Headings	88
9.10.	Applicable Law	88
9.11.	Successors and Assigns	88
9.12.	No Fiduciary Relationship; Limited Liability	89
9.13.	Construction	89
9.14.	Confidentiality	89
9.15.	CONSENT TO JURISDICTION	90
9.16.	WAIVER OF JURY TRIAL	90
9.17.	Survival of Warranties and Certain Agreements	91
9.18.	ENTIRE AGREEMENT	91
9.19.	Counterparts; Effectiveness	91
9.20.	Mitigation of Obligations; Replacement of Lenders	92
9.21.	Delivery of Termination Statements and Mortgage Releases	93
9.22.	Subordination of Intercompany Debt	93
9.23.	Patriot Act	94
9.24.	Joint and Several	94

INDEX OF APPENDICES

Annexes

Annex A	-	Definitions
Annex B	-	Schedule of Additional Closing Documents
Annex C	-	Compliance Certificate

Exhibits

Exhibit 1.1(a)	-	Initial Term Note
Exhibit 1.1(b)(i)	-	Revolving Note
Exhibit 1.1(b)(ii)	-	Notice of Revolving Credit Advance
Exhibit 1.1(c)(i)	-	Swing Line Notice
Exhibit 1.1(c)(ii)	-	Swing Line Note
Exhibit 1.1(d)	-	Request for Letter of Credit Issuance
Exhibit 1.1(e)	-	Form of Joinder Agreement
Exhibit 1.2(e)	-	Notice of Continuation/Conversion
Exhibit 8.1	-	Assignment Agreement

Schedules

Schedule 1.1(d)	-	Existing Letters of Credit
Schedule 3.1(c)	-	Indebtedness
Schedule 3.2	-	Liens
Schedule 3.3	-	Investments
Schedule 3.4	-	Contingent Obligations
Schedule 3.8	-	Affiliate Transactions
Schedule 5.4(a)	-	Jurisdictions of Organization and Qualifications
Schedule 5.4(b)	-	Capitalization
Schedule 5.6	-	Intellectual Property
Schedule 5.7	-	Investigations and Audits
Schedule 5.8	-	Employee Matters
Schedule 5.10	-	Litigation
Schedule 5.12	-	Real Estate
Schedule 5.13	-	Environmental Matters
Schedule 5.14	-	ERISA
Schedule 5.17	-	Insurance

Schedule A		Commitments

v

CREDIT AGREEMENT

This CREDIT AGREEMENT is dated as of February 3, 2012 and entered into by and among TRANSACTION NETWORK SERVICES, INC., a Delaware corporation (“Borrower”), TNS, INC., a Delaware corporation (“Holdings”), the financial institutions who are or hereafter become parties to this Agreement as Lenders, SUNTRUST BANK (in its individual capacity “SunTrust”), as Agent, Swing Line Lender, L/C Issuer, Joint Lead Arranger and Joint Bookrunner, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arranger and Joint Bookrunner, Bank of America, N.A., as Syndication Agent and JPMorgan Chase Bank, N.A., as Documentation Agent.

R E C I T A L S:

WHEREAS, Borrower has requested that Lenders (i) make a term loan to Borrower to refinance the outstanding loans under the Existing Credit Agreement (as hereinafter defined) and pay certain expenses in connection therewith and (ii) make revolving credit facilities available to provide working capital financing for Borrower and its subsidiaries and to provide funds for other general corporate purposes of Borrower and its subsidiaries, including future Permitted Acquisitions (as hereinafter defined); and

WHEREAS, Borrower desires to secure all of its Obligations (as hereinafter defined) under the Loan Documents (as hereinafter defined) by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon substantially all of its personal and real property; and

WHEREAS, Holdings owns all of the stock of Borrower and is willing to guaranty all of the Obligations and to pledge to Agent, for the benefit of Agent and Lenders, all of the stock of Borrower and substantially all of its other personal property and real property to secure the Obligations; and

WHEREAS, each of Holdings and each of Borrower’s domestic subsidiaries is willing to guaranty all of the Obligations of Borrower and to grant to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon substantially all of its personal and real property to secure the Obligations; and

WHEREAS, all capitalized terms herein shall have the meanings ascribed thereto in Annex A hereto which is incorporated herein by reference.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Holdings, Borrower, Lenders and Agent agree as follows:

SECTION 1.

AMOUNTS AND TERMS OF LOANS

1.1.                              Loans.

(a)                            Initial Term Loan.

(i)                                                     Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Holdings and Borrower contained herein, each Initial Term Lender, severally and not jointly, shall make a term loan to Borrower in one draw on the Closing Date in an amount equal to its Pro Rata Share of $350,000,000 (the “Initial Term Loan”).  Borrower shall repay the Initial Term Loan through periodic payments on the dates and in the amounts indicated below (“Initial Term Loan Scheduled Installments”).

Date	Scheduled Installment

June 30, 2012	$2,187,500
September 30, 2012	$2,187,500
December 31, 2012	$2,187,500
March 31, 2013	$4,375,000
June 30, 2013	$4,375,000
September 30, 2013	$4,375,000
December 31, 2013	$4,375,000
March 31, 2014	$4,375,000
June 30, 2014	$4,375,000
September 30, 2014	$4,375,000
December 31, 2014	$4,375,000
March 31, 2015	$6,562,500
June 30, 2015	$6,562,500
September 30, 2015	$6,562,500
December 31, 2015	$6,562,500
March 31, 2016	$6,562,500
June 30, 2016	$6,562,500
September 30, 2016	$6,562,500
December 31, 2016	$6,562,500

Notwithstanding the foregoing, the outstanding principal balance of the Initial Term Loan shall be due and payable in full on the Term Loan Maturity Date.  Amounts borrowed under this Section 1.1(a) and repaid may not be reborrowed.

(ii)                                                  Term Notes.  The Initial Term Loan shall be evidenced by promissory notes substantially in the form of Exhibit 1.1(a) (as amended, modified, extended, substituted or replaced from time to time, each an “Initial Term Note” and, collectively, the “Initial Term Notes”), and Borrower shall execute and deliver each Initial Term Note to the applicable Initial Term Lender.  Each Initial Term Note shall represent the obligation of Borrower to pay the amount of the applicable Initial Term Lender’s Term Loan Commitment, together with interest thereon. Any Series of New Term Loans shall be evidenced by New Term

Notes, and Borrower shall execute and deliver each New Term Note to the applicable New Term Lender.  Each New Term Note shall represent the obligation of Borrower to pay the amount of the applicable New Term Lender’s New Term Loan Commitment, together with interest thereon.

(b)                           Revolving Loans.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Holdings and Borrower contained herein, each Revolving Lender agrees, severally and not jointly, to make available to Borrower from time to time until the Commitment Termination Date its Pro Rata Share of advances (each a “Revolving Credit Advance”) requested by Borrower hereunder.  The Pro Rata Share of the Revolving Loan of any Revolving Lender (including, without duplication, Swing Line Loans) shall not at any time exceed its separate Revolving Loan Commitment. Revolving Credit Advances may be repaid and reborrowed; provided, that the amount of any Revolving Credit Advance to be made at any time shall not exceed Borrowing Availability.  All Revolving Loans shall be repaid in full on the Commitment Termination Date.  Borrower shall execute and deliver to each Revolving Lender a note to evidence the Revolving Loan Commitment of that Revolving Lender.  Each note shall be in the maximum principal amount of the Revolving Loan Commitment of the applicable Revolving Lender substantially in the form of Exhibit 1.1(b)(i) (as amended, modified, extended, substituted or replaced from time to time, each a “Revolving Note” and, collectively, the “Revolving Notes”).  Revolving Loans which are Index Rate Loans may be requested in any amount by written notice delivered by 11:00 a.m. (New York time) (x) one (1) Business Day prior to such funding for funding requests for amounts equal to or greater than $5,000,000 and (y) on the Business Day of funding for funding requests for amounts less than $5,000,000.  All LIBOR Loans require three (3) Business Days prior written notice which notice must be received by 11:00 a.m. (New York time) on such date. Written notices for funding requests shall be in the form attached as Exhibit 1.1(b)(ii) (“Notice of Revolving Credit Advance”).

(c)                            Swing Line Facility.

(i)                                                     Subject to the terms and conditions hereof and in reliance upon the representations and warranties of Holdings and Borrower contained herein, the Swing Line Lender agrees to make advances with respect to its Swing Line Commitment (each, a “Swing Line Advance”) to the Borrower, from time to time until the Commitment Termination Date; provided that the aggregate principal amount of the Swing Line Loan outstanding at any time shall not exceed the lesser of (A) the Swing Line Commitment and (B) Borrowing Availability (such lesser amount, “Swing Line Availability”); provided, further that the Swing Line Lender shall not be required to make a Swing Line Advance to refinance all or any portion of the Swing Line Loan.  Until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 1.1(c).  Each Swing Line Advance shall be made pursuant to a written notice in substantially the form attached as Exhibit 1.1(c)(i) (“Notice of Swingline Advance”) delivered by Borrower to Agent prior to 10:00 a.m. (New York time) on the requested date of each Swing Line Advance.  Each Notice of Swing Line Advance shall be irrevocable and shall specify the principal amount of such Swing Line Advance and the date of such Swing Line Advance (which shall be a Business Day).  The Agent will promptly advise the Swing Line Lender of each Notice of Swing Line Advance.  The aggregate principal amount of each Swing Line Advance shall be not less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swing Line Lender and the Borrower.  Unless the

Swing Line Lender has received at least one (1) Business Day’s prior written notice from Requisite Revolving Lenders instructing it not to make a Swing Line Advance, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 7.2, be entitled to fund that Swing Line Advance, and to have each Revolving Lender make Revolving Credit Advances in accordance with Section 1.1(c)(iii) or purchase participating interests in accordance with Section 1.1(c)(iv).  The Swing Line Lender will make the proceeds of each Swing Line Advance available to the Borrower in Dollars not later than 2:00 p.m. (New York time) on the requested date of such Swing Line Advance.  Notwithstanding any other provision of this Agreement or the other Loan Documents, the Swing Line Loan shall constitute an Index Rate Loan.  Borrower shall repay the aggregate outstanding principal amount of each Swing Line Advance upon demand therefor by Agent.  The entire unpaid balance of the Swing Line Loan shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full.

(ii)                                                  Borrower shall execute and deliver to the Swing Line Lender a promissory note to evidence the Swing Line Commitment.  Such note shall be in the principal amount of the Swing Line Commitment of the Swing Line Lender and substantially in the form of Exhibit 1.1(c)(ii) (as amended, modified, extended, substituted or replaced from time to time, the “Swing Line Note”).  The Swing Line Note shall represent the obligation of Borrower to pay the amount of the Swing Line Commitment or, if less, the aggregate unpaid principal amount of all Swing Line Advances made to Borrower together with interest thereon as prescribed in Section 1.2.

(iii)                                               The Swing Line Lender, at any time and from time to time in its sole and absolute discretion, may on behalf of Borrower (and Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Revolving Lender (including the Swing Line Lender) to make a Revolving Credit Advance to Borrower (which shall be an Index Rate Loan) in an amount equal to that Revolving Lender’s Pro Rata Share of the principal amount of the Swing Line Loan (the “Refunded Swing Line Loan”) outstanding on the date such notice is given.  Unless any of the events described in Sections 6.1(f) and 6.1(g) has occurred (in which event the procedures of Section 1.1(c)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied, each Revolving Lender shall disburse directly to Agent, its Pro Rata Share of a Revolving Credit Advance on behalf of the Swing Line Lender, prior to 3:00 p.m. (New York time), in immediately available funds on the Business Day next succeeding the date that notice is given.  The proceeds of those Revolving Credit Advances shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.

(iv)                                              If, prior to refunding a Swing Line Loan with a Revolving Credit Advance pursuant to Section 1.1(c)(iii), one of the events described in Sections 6.1(f) or 6.1(g) has occurred, then, subject to the provisions of Section 1.1(c)(v) below, each Revolving Lender shall, on the date such Revolving Credit Advance was to have been made for the benefit of Borrower, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share (determined with respect to Revolving Loans) of such Swing Line Loan.  Upon request, each Revolving Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

(v)                                                 Each Revolving Lender’s obligation to make Revolving Credit Advances in accordance with Section 1.1(c)(iii) and to purchase participation interests in accordance with Section 1.1(c)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Swing Line Lender, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  Swing Line Lender shall be entitled to recover, on demand, from each Revolving Lender the amounts required pursuant to Sections 1.1(c)(iii) or 1.1(c)(iv), as the case may be.  If any Revolving Lender does not make available such amounts to Agent or the Swing Line Lender, as applicable, the Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Index Rate thereafter.

(d)                           Letters of Credit.                                                       (i) Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Holdings and Borrower contained herein, the Revolving Loan Commitment may, in addition to advances under the Revolving Loan, be utilized, upon the request of Borrower, for the issuance of Letters of Credit.  On the terms and subject to the conditions contained herein, each L/C Issuer agrees to Issue, at the request of Borrower, in accordance with such L/C Issuer’s usual and customary business practices, Letters of Credit (denominated in Dollars) from time to time on any Business Day during the period from the Closing Date through the earlier of the Commitment Termination Date and 7 days prior to the date specified in clause (a) of the definition of Commitment Termination Date; provided, however, that such L/C Issuer shall not be under any obligation to Issue any Letter of Credit upon the occurrence of any of the following, after giving effect to such Issuance:

(A)                      the aggregate outstanding principal balance of Revolving Loans would exceed the Maximum Amount or the Letter of Credit Obligations for all Letters of Credit would exceed $10,000,000  (the “L/C Sublimit”);

(B)                        the expiration date of such Letter of Credit (1) is not a Business Day, (2) is more than one year after the date of issuance thereof or (3) is later than 7 days prior to the date specified in clause (a) of the definition of Commitment Termination Date; provided, however, that any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (x) each of Borrower and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such L/C Issuer nor Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (3) above; or

(C)                        (1) any fee due in connection with, and on or prior to, such Issuance has not been paid, (2) such Letter of Credit is requested to be issued in a form that is not acceptable to such L/C Issuer or (3) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by Borrower (and, if such Letter of Credit is issued for the account of any Subsidiary of Borrower, such Person), the documents that such L/C Issuer generally uses in the ordinary course of its business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).

For each such Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 7.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letter of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from Agent or the Required Revolving Lenders that any condition precedent contained in Section 7.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived. Immediately upon the issuance by an L/C Issuer of a Letter of Credit, and without further action on the part of Agent or any of the Lenders, each Revolving Lender shall be deemed to have purchased from such L/C Issuer a participation in such Letter of Credit (or in the L/C Issuer’s obligation under a risk participation agreement with respect to a Letter of Credit) equal to such Revolving Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit.

(ii)                                                  Reimbursement. Borrower shall be irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind, to reimburse any L/C Issuer on demand in immediately available funds for any amounts paid by such L/C Issuer with respect to a Letter of Credit, including all reimbursement payments, reasonable fees, Charges, and reasonable costs and expenses paid by such L/C Issuer.  Borrower hereby authorizes and directs Agent, at Agent’s option, to debit Borrower’s account (by increasing the outstanding principal balance of the Revolving Credit Advances or Swing Line Advances) in the amount of any payment made by an L/C Issuer with respect to any Letter of Credit.  All amounts paid by an L/C Issuer with respect to any Letter of Credit that are not repaid by Borrower on such Business Day with the proceeds of a Revolving Credit Advance, Swing Line Advance or otherwise shall bear interest payable upon demand at the interest rate applicable to Revolving Loans which are Index Rate Loans plus, at the election of Requisite Revolving Lenders, an additional two percent (2.00%) per annum. Each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan made pursuant to this Section 1.1(d)(ii).  In the event Agent elects not to debit Borrower’s account and Borrower fails to reimburse the L/C Issuer in full on the date of any payment in respect of a Letter of Credit, Agent shall promptly notify each Revolving Lender of the amount of such unreimbursed payment and the accrued interest thereon and each Revolving Lender, on the next Business Day prior to 3:00 p.m. (New York time), shall deliver to Agent an amount equal to its Pro Rata Share thereof in same day funds.  Each Revolving Lender hereby absolutely and unconditionally agrees to pay to the L/C Issuer upon demand by the L/C Issuer such Revolving Lender’s Pro Rata Share of each payment made by the L/C Issuer in respect of a Letter of Credit and not immediately reimbursed by Borrower or satisfied through a debit of Borrower’s account.  Each Revolving Lender acknowledges and agrees that its obligations pursuant to this subsection in respect of Letters of Credit are absolute and unconditional and shall not be affected by any circumstance whatsoever, including setoff, counterclaim, the occurrence and continuance of a Default or an Event of Default or any failure by Borrower to satisfy any of the conditions set forth in Section 7.2.  If any

Revolving Lender fails to make available to the L/C Issuer the amount of such Revolving Lender’s Pro Rata Share of any payments made by the L/C Issuer in respect of a Letter of Credit as provided in this Section 1.1(d)(ii), the L/C Issuer shall be entitled to recover such amount on demand from such Revolving Lender together with interest at the Index Rate.

(iii)                                               Request for Letters of Credit.  Borrower shall give Agent at least three (3) Business Days prior written notice specifying the date a Letter of Credit is requested to be issued (or increased or extended in the case of an outstanding Letter of Credit), the amount (or the amount of any increase in the case of an outstanding Letter of Credit) and the name and address of the beneficiary and a description of the transactions proposed to be supported thereby and the expiry date (or extended expiry date in the case of an outstanding Letter of Credit) of the Letter of Credit.  Each request by Borrower for the issuance of a Letter of Credit shall be in the form of Exhibit 1.1(d).  If Agent informs Borrower that the L/C Issuer cannot issue the requested Letter of Credit directly, Borrower may request that L/C Issuer arrange for the issuance of the requested Letter of Credit under a risk participation agreement with another financial institution reasonably acceptable to Agent, L/C Issuer and Borrower.  The issuance of any Letter of Credit under this Agreement shall be subject to satisfaction of the conditions set forth in Section 7.2 and the conditions that the Letter of Credit (i) supports a transaction entered into in the ordinary course of business of Borrower or another transaction permitted by the terms of this Agreement benefiting Borrower or any of its wholly-owned Subsidiaries and (ii) is in a form, is for an amount and contains such terms and conditions as are reasonably satisfactory to the L/C Issuer and, in the case of standby letters of credit, Agent. The initial notice requesting the issuance of a Letter of Credit shall be accompanied by the form of the Letter of Credit and an application for a letter of credit, if any, then required by the L/C Issuer completed in a manner reasonably satisfactory to such L/C Issuer.  If any provision of any application or reimbursement agreement is inconsistent with the terms of this Agreement, then the provisions of this Agreement, to the extent of such inconsistency, shall control.

(iv)                                              Obligations Absolute.  The obligation of Borrower to reimburse the L/C Issuer, Agent and Lenders for payments made in respect of Letters of Credit issued by the L/C Issuer shall be unconditional and irrevocable and shall be paid under all circumstances strictly in accordance with the terms of this Agreement, including the following circumstances: (a) any lack of validity or enforceability of any Letter of Credit; (b) any amendment or waiver of or any consent or departure from all or any of the provisions of any Letter of Credit or any Loan Document; (c) the existence of any claim, set-off, defense or other right which Borrower, any of its Subsidiaries or Affiliates or any other Person may at any time have against any beneficiary of any Letter of Credit, Agent, any L/C Issuer, any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreements or transactions; (d) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (e) payment under any Letter of Credit against presentation of a draft or other document that does not substantially comply with the terms of such Letter of Credit; or (f) any other act or omission to act or delay of any kind of any L/C Issuer, Agent, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 1.1(d)(iv), constitute a legal or equitable discharge of Borrower’s obligations hereunder.  Without limiting the generality of the foregoing, it is expressly understood and agreed by Borrower that the absolute and unconditional obligation of Borrower to Agent and Lenders hereunder to reimburse payments made under a Letter of Credit will not be excused by the gross negligence or willful misconduct of the L/C Issuer.

(v)                                                 Obligations of L/C Issuers.  Each L/C Issuer agrees to provide Agent (which, after receipt, Agent shall provide to each Revolving Lender), in form and substance satisfactory to Agent, each of the following on the following dates: (A) (i) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by Borrower of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment; (B) upon the request of Agent (or any Revolving Lender through Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by Agent; (C) on the first Business Day of each calendar week if there has been any change to such schedule since the previous delivery pursuant to this clause (C), a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week; and (D) promptly following request by Agent, such additional information reasonably requested by Agent from time to time with respect to the Letters of Credit issued by such L/C Issuer.

(vi)                                              Outstanding Letters of Credit.  The Letters of Credit outstanding on the Closing Date and listed on Schedule 1.1(d) hereto (the “Existing Letters of Credit”) were issued pursuant to the Existing Credit Agreement and were the only letters of credit issued under the Existing Credit Agreement which were outstanding as of the Closing Date.  Borrower, Issuer and each of the Lenders hereby agree with respect to the Existing Letters of Credit that such Existing Letters of Credit, for all purposes under this Agreement, including, without limitation, Sections 1.1(d)(i), (d)(ii), (d)(iv) and (d)(v) and Section 1.3(c), shall be deemed to be Letters of Credit governed by the terms and conditions of this Agreement.

(e)                            Incremental Facilities.

(i)                                                     The Borrower may by written notice to Agent elect to request the establishment of one or more new Term Loan commitments (the “New Term Loan Commitments”) and/or (prior to the Commitment Termination Date), an increase to the existing Revolving Loan Commitment (any such increase, the “New Revolving Loan Commitments”); provided that, the aggregate amount of all such New Term Loan Commitments and New Revolving Loan Commitments shall not exceed $125,000,000. Any such increased commitment or new loan shall be in an amount not less than $10,000,000 individually and integral multiples of $5,000,000 in excess of that amount. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Revolving Loan Commitments or New Term Loan Commitments, as applicable, shall be effective, which shall be a date not less than 15 Business Days after the date on which such notice is delivered to Agent and (B) the identity of each Lender or other Person reasonably acceptable to the Agent (each, a “New Revolving Loan Lender” or “New Term Lender,” as applicable) to whom the Borrower proposes any portion of such New Revolving Loan Commitments or New Term Loan Commitments, as applicable, be allocated and the amounts of such allocations; provided that Agent (and/or its Affiliates) may elect or decline to arrange such New Revolving Loan

Commitments or New Term Loan Commitments in its sole discretion and any Lender approached to provide all or a portion of the New Revolving Loan Commitments or New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Revolving Loan Commitment or a New Term Loan Commitment. Such New Revolving Loan Commitments or New Term Loan Commitments shall become effective as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before and after giving effect to such New Revolving Loan Commitments or New Term Loan Commitments, as applicable; (2) both before and after giving effect to such New Revolving Loan Commitments or to the making of any New Term Loans, each of the conditions set forth in Section 7.2 shall be satisfied; (3) both immediately before and after giving effect to such New Revolving Loan Commitments or New Term Loans on a Pro Forma Basis, Holdings, the Borrower and their respective Subsidiaries shall be in pro forma compliance with the financial covenants set forth in Section 4; (4) the New Revolving Loan Commitments or New Term Loan Commitments, as applicable, shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the New Revolving Loan Lender or New Term Lender, as applicable, and the Agent, each of which Joinder Agreements shall be recorded in the Register, and each New Revolving Loan Lender or New Term Lender shall be subject to the requirements set forth in Sections 1.9(c) and (d); (5) the Borrower shall pay any LIBOR Breakage Fee payable in connection with the New Revolving Loan Commitments, as applicable; and (6) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Agent in connection with any such transaction. Any New Term Loans made on an Increased Amount Date may be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement.

(ii)                                                                                          On any Increased Amount Date on which New Revolving Loan Commitments are effected, subject to the satisfaction of the terms and conditions set forth in the foregoing clause (i), (A) each of the Revolving Lenders shall assign to each of the New Revolving Loan Lenders, and each of the New Revolving Loan Lenders shall purchase from each of the Revolving Loan Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Loan Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Loan Commitments after giving effect to the addition of such New Revolving Loan Commitments to the Revolving Loan Commitments, (B) each New Revolving Loan Commitment shall be deemed for all purposes a Revolving Loan Commitment and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (C) each New Revolving Loan Lender shall become a Lender with respect to the Revolving Loan Commitment and all matters relating thereto.

(iii)                                                                                       On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (A) each New Term Lender of any Series shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (B) each New Term Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.

(iv)                                                                                      The Agent shall notify Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (A) the New Revolving Loan Commitments and the New Revolving Loan Lenders or the Series of New Term Loan Commitments and the New Term Lenders of such Series, as applicable, and (B) in the case of each notice to any Revolving Loan Lender, the respective interests in such Revolving Loan Lender’s Revolving Loans subject to the assignments contemplated by clause (ii) of this Section 1.1(e).

(v)                                                 The pricing, maturity and all other terms and provisions of the New Revolving Commitments and New Revolving Loans shall be the same as the Revolving Loans. The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the Joinder Agreement, substantially the same as the Initial Term Loan.  In any event (A) the weighted average life to maturity of all New Term Loans of any Series shall be no shorter than the weighted average life to maturity of the Initial Term Loans; (B) the maturity date for the New Term Loan of any Series shall be no earlier than the final maturity of the Initial Term Loans; and (C) the yield applicable to the New Term Loans of each Series shall be determined by the Borrower and the applicable New Term Lenders and shall be set forth in each applicable Joinder Agreement.  Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be reasonably necessary, in the opinion of Agent to effect the provisions of this Section 1.1(e); provided that any amendments to Section 6.5 made in connection with this Section 1.1(e) shall also comply with Section 9.2.

(f)                              Funding Authorization.  The proceeds of all Loans made pursuant to this Agreement on and subsequent to the Closing Date are to be funded by Agent by wire transfer to the account designated by Borrower below (the “Disbursement Account”):

Bank:
ABA No.:
Bank Address:

Account No.:
Reference:

Borrower shall provide Agent with written notice of any change in the foregoing instructions at least three (3) Business Days before the desired effective date of such change.

1.2.                              Interest and Applicable Margins.

(a)                            Borrower shall pay interest to Agent, for the ratable benefit of Lenders, in accordance with the various Loans being made by each Lender (or in the case of the Swing Line Loan, for the benefit of the Swing Line Lender), in arrears on each applicable Interest Payment Date, at the following rates:  (i) with respect to the Revolving Credit Advances which are designated as Index Rate Loans (and for all other Obligations not otherwise set forth below), the Index Rate plus the Applicable Revolver Index Margin per annum or, with respect to Revolving Credit Advances which are designated as LIBOR Loans, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum; (ii) with respect to such portion of the Initial

Term Loan designated as Index Rate Loans, the Index Rate plus the Applicable Initial Term Loan Index Margin per annum or, with respect to such portion of the Initial Term Loan designated as LIBOR Loans, the applicable LIBOR Rate plus the Applicable Initial Term Loan LIBOR Margin per annum; and (iii) with respect to the Swing Line Loan, the Index Rate plus the Applicable Revolver Index Margin per annum.

As of the Closing Date, the Applicable Margins are as follows:

Applicable Revolver Index Margin	2.00%

Applicable Revolver LIBOR Margin	3.00%

Applicable Initial Term Loan Index Margin	2.00%

Applicable Initial Term Loan LIBOR Margin	3.00%

The Applicable Margins shall be adjusted (up or down) prospectively on a quarterly basis as determined by Holdings’ and its Subsidiaries’ consolidated financial performance, commencing with the first day of the first calendar month that occurs more than one (1) day after delivery to Agent of Borrower’s annual Compliance Certificate and accompanying Financial Statements for the Fiscal Year ending December 31, 2011.  Adjustments in Applicable Margins will be determined by reference to the following grids:

Criteria:	Level of Applicable Revolver Index Margin, Applicable Revolver LIBOR Margin, Applicable Initial Term Loan Index Margin and Applicable Initial Term Loan LIBOR Margin:
If the Leverage Ratio is > 2.75	Level I
If the Leverage Ratio is > 2.00 and < 2.75	Level II
If the Leverage Ratio is < 2.00	Level III

	Applicable Margins
	Level I	Level II	Level III
Applicable Revolver Index Margin	2.00%	1.75%	1.50%
Applicable Revolver LIBOR Margin	3.00%	2.75%	2.50%
Applicable Initial Term Loan Index Margin	2.00%	1.75%	1.50%
Applicable Initial Term Loan LIBOR Margin	3.00%	2.75%	2.50%

All adjustments in the Applicable Margins after December 31, 2011 shall be implemented quarterly on a prospective basis, for each calendar quarter commencing at least one (1) day after the date of delivery to Agent of the quarterly or annual Compliance Certificate (and accompanying Financial Statements) evidencing the need for an adjustment.  The Compliance Certificate shall be signed by the Borrower’s chief financial officer or other officer acceptable to Agent, and shall set forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins.  Failure to timely deliver such Compliance Certificate shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to Level I in the foregoing grid, until the first day following the delivery of the Compliance Certificate demonstrating that such an increase is not required.  If any Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the first day following the date on which all Events of Default are waived or cured.

(b)                           If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c)                            All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year, other than computations of interest based on the Index Rate, which shall be made by Agent on the basis of a 365/6-day year, in each case for the actual number of days occurring in the period for which such Fees and interest are payable.  The Index Rate is a floating rate determined for each day.  Each determination by Agent of an interest rate and Fees hereunder shall be final, binding and conclusive on Borrower, absent manifest error.

(d)                           So long as (i) an Event of Default has occurred and is continuing under Section 6.1(a), (f) or (g) and without notice of any kind, or (ii) any other Event of Default has occurred and is continuing and at the election of Requisite Lenders confirmed by written notice from Agent to Borrower, the interest rates applicable to the Loans and the Letter of Credit Fee shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fee otherwise applicable hereunder (“Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations.  Interest and Letter of Credit Fees at the Default Rate shall accrue from either (A) in the case of Events of Default described in clause (i) above, the date of the Event of Default or (B) in the case of an Event of Default described in clause (ii) above, the date such Lenders make the election referred to in the first sentence or, at the option of the Requisite Lenders, the latest of (i) the initial date of such Event of Default, (ii) the date thirty (30) days prior to the date of election by the Requisite Lenders or (iii) the last day of the most recently ended Fiscal Quarter of Holdings and shall continue until that Event of Default is cured or waived and shall be payable upon demand, but in any event, shall be payable on the next regularly scheduled payment date set forth herein for such Obligation.

(e)                            Borrower shall have the option to (i) request that any Revolving Credit Advance be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Loans (other than the Swing Line Loan) from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of the LIBOR Breakage Fee in accordance with Section 1.3(d) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan (other than the Swing Line Loan) as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued.  Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $5,000,000 and integral multiples of $100,000 in excess of such amount.  Any such election must be made by 1:00 p.m. (New York time) on the third Business Day prior to (1) the date of any proposed Revolving Credit Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower in such election.  If no election is received with respect to a LIBOR Loan by 1:00 p.m. (New York time) on the third Business Day prior to the end of the LIBOR Period with respect thereto, that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period.  Borrower must make such election by notice to Agent in writing, by fax or overnight courier or based on telephonic instructions of Borrower (which instructions shall be promptly confirmed in writing by Borrower).  In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.2(e).  No Loan shall be made, converted into or continued as a LIBOR Loan, if an Event of Default has occurred and is continuing and Requisite Lenders have determined not to make or continue any Loan as a LIBOR Loan as a result thereof.

(f)                              Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than seven (7) different LIBOR Periods in effect.

(g)                           Notwithstanding anything to the contrary set forth in this Section 1.2 or elsewhere in the Loan Documents, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.  Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in the Loan Documents, unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply.  In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.  If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.  If, notwithstanding the provisions of this Section 1.2(g), a court of competent jurisdiction shall determine by a final, non-appealable order that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess as specified in Section 1.5(e) and thereafter shall refund any excess to Borrower or as such court of competent jurisdiction may otherwise order.

1.3.                              Fees.

(a)                            Fee Letter.  Borrower shall pay to (i) SunTrust, individually, the Fees specified in that certain fee letter dated as of December 9, 2011 among Borrower, SunTrust Robinson Humphrey, Inc. and SunTrust (the “SunTrust Fee Letter”), at the times specified for payment therein and (ii) Bank of America, N.A., individually, the Fees specified in that certain fee letter dated January 6, 2012 among Borrower, Merrill Lynch, Pierce Fenner & Smith Incorporated and Bank of America, N.A. (the “Bank of America Fee Letter”), at the times specified for payment therein.

(b)                           Unused Line Fee.  As additional compensation for the Revolving Lenders, Borrower shall pay to Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each Fiscal Quarter prior to the Commitment Termination Date and on the Commitment Termination Date, a fee for Borrower’s non-use of available funds (the “Applicable Unused Line Fee”) in an amount equal to the Applicable Unused Line Fee Margin per annum as determined below multiplied by the difference between (x) the Maximum Amount (as it may be increased or reduced from time to time) and (y) the average for the period of the daily closing balances of the Revolving Loan and the Swing Line Loan outstanding during the period for which such Applicable Unused Line Fee is due.  As of the Closing Date, the Applicable Unused Line Fee Margin is 0.50%.  The Applicable Unused Line Fee Margin shall be adjusted (up or down) prospectively on a quarterly basis as determined by Holdings’ and its Subsidiaries’ consolidated financial performance, commencing with the first day of the first calendar month that occurs more than one (1) day after delivery to Agent of Borrower’s annual Compliance Certificate and accompanying Financial Statements for the Fiscal Year ending December 31, 2011.  Adjustments in Applicable Unused Line Fee Margin will be determined by reference to the following grids:

Criteria:	Level of Applicable Unused Line Fee Margin:
If Leverage Ratio is >2.00	Level I
If Leverage Ratio is < 2.00	Level II

	Level I	Level II
Applicable Unused Line Fee Margin	0.50%	0.40%

All adjustments in the Applicable Unused Line Fee Margin after December 31, 2011 shall be implemented quarterly on a prospective basis, for each calendar quarter commencing at least one (1) day after the date of delivery to Agent of the quarterly or annual Compliance Certificate (and accompanying Financial Statements) evidencing the need for an adjustment.  The Compliance Certificate shall be signed by the Borrower’s chief financial officer or other officer acceptable to Agent, and shall set forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Unused Line Fee Margin.  Failure to timely deliver such Compliance Certificate shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Unused Line Fee Margin to Level I in the foregoing grid, until the first day following the delivery of the Compliance Certificate demonstrating that such an increase is not required.  If any Event of Default has occurred and is continuing at the time any reduction in the Applicable Unused Line Fee Margin is to be implemented, that reduction shall be deferred until the first day following the date on which all Events of Default are waived or cured.

(c)                            Letter of Credit Fees.  Borrower agrees to pay to Agent (i) for the benefit of each L/C Issuer with respect to each outstanding Letter of Credit issued by such L/C Issuer, a fronting fee in an amount equal to 0.25% multiplied by the maximum amount available from time to time to be drawn under each such Letter of Credit, (ii) for the benefit of Revolving Lenders and without duplication of costs and expenses otherwise payable to Agent or Lenders hereunder, all reasonable costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (iii) for the benefit of Revolving Lenders for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the Applicable Revolver LIBOR Margin from time to time in effect multiplied by the maximum amount available from time to time to be drawn under the applicable Letter of Credit.  Such fees shall be paid to Agent for the benefit of the L/C Issuers and Revolving Lenders, as the case may be, in arrears, on the first Business Day of each Fiscal Quarter and on the Commitment Termination Date.  In addition, Borrower shall pay to any L/C Issuer, on demand, such fees (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

(d)                           LIBOR Breakage Fee.  Upon (i) any failure by Borrower to make any borrowing of, or to convert or continue any LIBOR Loan following Borrower’s delivery to Agent of any LIBOR Loan request in respect thereof, or (ii) any payment of a LIBOR Loan on any day that is not the last day of the LIBOR Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrower shall pay Agent, for the benefit of all Lenders that funded or were prepared to fund any such LIBOR Loan, the LIBOR Breakage Fee.

(e)                            Expenses and Attorneys Fees.  Any action taken by any Credit Party under or with respect to any Loan Document shall be at the expense of such Credit Party, and neither the Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein.  Borrower agrees to promptly pay all reasonable out-of-pocket fees, charges, costs and expenses incurred by Agent or its Affiliates in connection with any matters contemplated by or arising out of the Loan Documents, in connection with the examination, review, due diligence investigation, documentation, negotiation, closing or syndication of the transactions contemplated herein, in connection with the arrangement of any New Term Loan Commitments or New Revolving Loan Commitments and in connection with the continued administration of the Loan Documents including any amendments, modifications, terminations, consents and waivers, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including reasonable attorneys’ fees and expenses.  Borrower agrees to promptly pay all reasonable fees, charges, costs and expenses (including reasonable fees, charges, costs and expenses of attorneys, auditors (whether internal or external), appraisers, consultants and advisors) incurred by Agent or its Affiliates in connection with any amendment, waiver, consent with respect to the Loan Documents, Event of Default, work-out or action to enforce any Loan Document or to collect any payments due from Borrower or any of its Subsidiaries.  In addition, in connection with any work-out or action to enforce any Loan Document or to collect any payments due from Borrower or any of its Subsidiaries, Borrower agrees to promptly pay all reasonable fees, charges, costs and expenses incurred by Lenders, including, without limitation, reasonable attorney fees for one (1) counsel acting for all Lenders and the Agent except with respect to matters where a conflict of interest exists which, in the reasonable judgment of the Agent, would necessitate separate counsel.  All fees, charges, costs and expenses for which Borrower is responsible under this Section 1.3(e) shall be deemed part of the Obligations when incurred, payable upon demand or in accordance with the first sentence of Section 1.4(b) and secured by the Collateral.

1.4.                              Payments.

(a)                            All payments by Borrower of the Obligations shall be without deduction, defense, setoff or counterclaim and shall be made in Dollars in same day funds and, except as expressly provided in Section 1.1(d)(ii), delivered to Agent, for the benefit of Agent and Lenders, as applicable, by wire transfer to the following account or such other place as Agent may from time to time designate in writing:

ABA#:

Credit:

Acct #:

Attn:

Reference:

Borrower shall receive credit on the day of receipt for funds received by Agent by 2:00 p.m. (New York time).  In the absence of timely receipt, such funds shall be deemed to have been paid on the next Business Day.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and Fees due hereunder.

(b)                           Borrower hereby authorizes Lenders to, and Lenders may (but shall not be obligated to), make Revolving Credit Advances or Swing Line Advances, on the basis of their Pro Rata Shares, for the payment of Scheduled Installments, interest, Fees and expenses, Letter of Credit reimbursement obligations and any amounts required to be deposited with respect to outstanding Letter of Credit Obligations pursuant to Sections 1.5(f) or 6.3. Upon the making of such Revolving Credit Advances or Swing Line Advances the Borrower shall be deemed to have made the representations and reaffirmations set forth in the last sentence of Section 7.2 upon the making thereof.

1.5.                              Prepayments.

(a)                            Voluntary Prepayments of Loans.  At any time, Borrower may prepay the

Loans, in whole or in part, without premium or penalty but subject to the payment of LIBOR Breakage Fees, if applicable.  Prepayments of the Loans under this Section 1.5(a) shall be applied first to any fees owed as a result of such prepayment and then as directed by Borrower.

(b)                           Prepayments from Excess Cash Flow.  If Holdings’ Leverage Ratio at the end of any Fiscal Year is greater than 2.00 to 1.00 (determined by reference to the Compliance Certificate delivered pursuant to Section 4.4(l) for such Fiscal Year), commencing with the Fiscal Year ended December 31, 2012, within five (5) Business Days after such Compliance Certificate is required to be delivered, Borrower shall prepay the Loans in an amount equal to 50% of Excess Cash Flow, minus the principal amount of any voluntary prepayment of Term Loans made during such Fiscal Year; provided, that in no event will the prepayment required hereunder for any Fiscal Year exceed Domestic Cash Availability.  Prepayments under this Section 1.5(b) shall be applied first to prepay the Term Loans on a pro rata basis in accordance with the respective outstanding principal amounts thereof (and shall be further applied on a pro rata basis to the Scheduled Installments of principal within each of the Initial Term Loan and any Series of New Term Loans) until the Term Loans are paid in full, and second to reduce the outstanding principal balance of the Revolving Loans, with concurrent permanent reduction of the Revolving Loan Commitment if an Event of Default has occurred and is continuing at the time of such prepayments.

(c)                            Prepayments from Asset Dispositions.  Immediately upon receipt of any Net Proceeds from an Asset Disposition or sale-leaseback transaction in either case in excess of $2,000,000 for any single transaction or series of related transactions during any Fiscal Year, Borrower shall apply such Net Proceeds first to prepay the Term Loans on a pro rata basis in accordance with the respective outstanding principal amounts thereof (and shall be further applied on a pro rata basis to the Scheduled Installments of principal within each of the Initial Term Loan and any Series of New Term Loans) until the Term Loans are paid in full, and second to reduce the outstanding principal balance of the Revolving Loans, with concurrent permanent reduction of the Revolving Loan Commitment if an Event of Default has occurred and is continuing at the time of such prepayments.  Notwithstanding the foregoing so long as no Event of Default exists at the time of receipt of such Net Proceeds, Borrower or any Subsidiary may reinvest all remaining Net Proceeds of an Asset Disposition or sale-leaseback transaction within one hundred eighty (180) days (or in the case of Net Proceeds received in respect of the loss, damage, destruction, casualty or condemnation of any assets of Borrower or its Subsidiaries, two hundred seventy (270) days) in productive fixed assets of a kind then used or usable in the business of Borrower or its Subsidiaries.  If Borrower does not intend to so reinvest such Net Proceeds or if the applicable period set forth in the immediately preceding sentence expires without Borrower having reinvested such Net Proceeds, Borrower shall prepay the Loans in an amount equal to such remaining Net Proceeds applied first to prepay the Term Loans on a pro rata basis in accordance with the respective outstanding principal amounts thereof (and shall be further applied on a pro rata basis to the Scheduled Installments of principal within each of the Initial Term Loan and any Series of New Term Loans) until the Term Loans are paid in full and second to reduce the outstanding principal balance of the Revolving Loans, with concurrent permanent reduction of the Revolving Loan Commitment if an Event of Default has occurred and is continuing at the time of such prepayments.

(d)                           Reserved.

(e)                            All Prepayments.  Considering each type of Loan being prepaid separately, any such prepayment shall be applied first to Index Rate Loans of the type required to be prepaid before application to LIBOR Loans of the type required to be prepaid, in each case in a manner which minimizes any resulting LIBOR Breakage Fee.

(f)                              Letter of Credit Obligations.  In the event any Letters of Credit are outstanding at the time that the Revolving Loan Commitment is terminated, Borrower shall deposit with Agent for the benefit of all Revolving Lenders cash in an amount equal to the Minimum Collateral Amount to be available to Agent to reimburse payments of drafts drawn under such Letters of Credit and pay any Fees and expenses related thereto.

1.6.                              Maturity.

(a)                            The principal amount of the Initial Term Loans shall be paid in installments in the amounts and on the dates set forth in Section 1.1(a) hereof.

(b)                           Borrower shall repay to the Lenders in full on the date specified in clause (a) of the definition of “Commitment Termination Date” the aggregate principal amount of the Revolving Loan and Swing Line Loans outstanding on such date.

(c)                            All of the Obligations shall become due and payable as otherwise set forth herein or in the applicable Joinder Agreement, but in any event all of the remaining Obligations (other than any Obligations with respect to a Series of New Term Loans with a maturity date later than the Term Loan Maturity Date, in which case all such Obligations and any other Obligations that have accrued subsequent to the Term Loan Maturity Date shall be due and payable on such maturity date) shall become due and payable upon the Term Loan Maturity Date.  Until the Termination Date, Agent shall be entitled to retain the Liens on the Collateral granted under the Collateral Documents and the ability to exercise all rights and remedies available to it under applicable laws and to exercise all rights and remedies available to it under the Loan Documents.  Notwithstanding anything contained in this Agreement to the contrary, upon any termination of the Revolving Loan Commitment, all of the Obligations shall be due and payable.

1.7.                              Loan Accounts.

(a)                            Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding.  Agent shall deliver to Borrower on a monthly basis a loan statement setting forth such record for the immediately preceding month.  Unless Borrower notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection) within forty-five (45) days after the date thereof, such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of Borrower hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Agent.

(b)                           Agent, acting as agent of Borrower solely for tax purposes and solely with respect to the actions described in this Section 1.7(b), shall establish and maintain at its address referred to in Section 9.3 (or at such other address as Agent may notify Borrower) (A) a record of ownership (the “Register”) in which Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Agent, each Lender and each L/C Issuer in the Term Loans, Revolving Loans, Swing Loans and Letter of Credit Obligations, each of their obligations under this Agreement to participate in each Loan, Letter of Credit and L/C Reimbursement Obligations, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Sections 8.1 and 9.20), (2) the Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, for LIBOR Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, (5) the amount of the L/C Reimbursement Obligations due and payable or paid in respect of Letters of Credit and (6) any other payment received by Agent from Borrower and its application to the Obligations.

(c)                            Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and, in the case of Revolving Loans, the corresponding obligations to participate in Letter of Credit Obligations and Swing Loans) and the Letter of Credit reimbursement obligations are registered obligations, the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans or Letter of Credit reimbursement obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein.  This Section 1.7 and Section 8.1 shall be construed so that the Loans and Letter of Credit reimbursement obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the IRC.

(d)                           The Credit Parties, Agent, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement.  Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by Borrower, Agent, such Lender or such L/C Issuer at any reasonable time and from time to time upon reasonable prior notice.  No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by Agent.

1.8.                              Yield Protection; Illegality.

(a)                            Capital Adequacy and Other Adjustments.  In the event that any Lender shall have determined that the adoption after the date which is the 180th day prior to the Closing Date of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, liquidity, reserve requirements or similar requirements or compliance by any Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy, liquidity, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction (including, without limitation, and regardless of the date enacted, adopted or issued, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III) does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender or any corporation controlling such Lender and thereby reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, then Borrower shall from time to time within fifteen (15) days after notice and demand from such Lender (together with the certificate referred to in the next sentence and with a copy to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction; provided that the respective Lender shall not be entitled to receive additional amounts pursuant to this Section 1.8(a) for periods prior to the 180th day before the receipt of such notice and demand.  A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by such Lender to Borrower and Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

(b)                           Increased LIBOR Funding Costs; Illegality.  Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law, rule, regulation, treaty or directive (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan (including, without limitation, as a result of (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, in the case of clause (x) and (y), regardless of the date enacted, adopted or issued), then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender’s opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing to such Lender, together with interest accrued thereon, unless Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all LIBOR Loans into Index Rate Loans. If, after the date which is the 180th day prior to the Closing Date, the introduction of, change in or interpretation of any law, rule, regulation, treaty or directive would impose or increase reserve requirements (other than as taken into account in the definition of LIBOR) (including, without limitation, and regardless of the date enacted, adopted or issued, as a result of (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III) and the result of any of the foregoing is to increase the cost to Agent or any such Lender of issuing any Letter of Credit or making or continuing any Loan hereunder, as the case may be, or to reduce any amount receivable hereunder by Agent or any Lender, then Borrower shall from time to time within fifteen (15) days after notice and demand from Agent (together with the certificate referred to in the next sentence) pay to Agent, for itself or for the account of all such affected Lenders, as applicable, additional amounts sufficient to compensate Agent and such Lenders for such increased cost or reduced amount.  A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by Agent on behalf of all such affected Lenders to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

(c)                            Reserves on LIBOR Rate Loans.  Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error), payable on each date on which interest is payable on such Loan provided Borrower shall have received at least fifteen (15) days’ prior written notice (with a copy to Agent) of such additional interest from the Lender.  If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.

1.9.                              Taxes/Changes in Laws.

(a)                            No Deductions.  Any and all payments or reimbursements made hereunder or under any other Loan Document shall be made free and clear of and without deduction for, and Borrower agrees to indemnify Agent and each Lender against, any and all Charges, taxes, levies, imposts, deductions or withholdings, and all liabilities with respect thereto of any nature whatsoever imposed by any taxing authority, excluding (i) such taxes to the extent imposed on Agent’s or a Lender’s net income (including franchise taxes in lieu of net income taxes) by the United States or by the jurisdiction in which Agent or such Lender is organized or has its principal lending office or its applicable lending office, (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Agent or any Lender is organized or has its principal lending office or its applicable lending office, (iii) taxes that are directly attributable to the failure by Agent or any Lender to deliver the documentation required to be delivered pursuant to Section 1.9(c) or (d), (iv) withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a “Lender” under this Agreement in the capacity under which such Person makes a claim under Section 1.9, except in each case to the extent such Person is a direct or indirect assignee of any other Lender that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under Section 1.9, and (v) any United States federal withholding taxes under FATCA (such excluded amounts, collectively, “Excluded Taxes,” and all non-excluded amounts described in this sentence, collectively “Taxes”).  If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable hereunder to any Lender or Agent, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, such Lender or Agent receives an amount equal to the sum it would have received had no such deductions been made.  In addition, Borrower agrees to pay, and authorizes Agent to pay in its name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable requirement of law or Governmental Authority and all liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”).  Within 30 days after the date of any payment of Taxes or Other Taxes by any Credit Party, Borrower shall furnish to Agent, at its address referred to in Section 9.3, the original or a certified copy of a receipt evidencing payment thereof.

(b)                           Changes in Law.  In the event that, subsequent to the date which is the 90th day prior to the Closing Date, (1) any changes in any existing law, regulation, treaty or directive or in the administration, interpretation or application thereof, (2) any new law, regulation, treaty or directive enacted or any administration, interpretation or application thereof, or (3) compliance by Agent or any Lender with any request, guideline or directive (whether or not having the force of law) from any Governmental Authority (including, with respect to the foregoing clauses (1), (2) and (3), changes in, creation of new laws, regulations, treaties or directives with respect to, compliance with and changes in any administration, interpretation or application of (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III):

(i)                                                     does or shall subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or any Loans made or Letters of Credit issued hereunder, or change the basis of taxation of payments to Agent or any Lender of principal, fees, interest or any other amount payable hereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment Fees or other Fees payable hereunder or changes in the rate of tax on the overall net income of Agent or such Lender); or

(ii)                                                  does or shall impose on Agent or any Lender any other condition or increased cost in connection with the transactions contemplated hereby or participations herein; and the result of any of the foregoing is to increase the cost to Agent or any such Lender of issuing or maintaining any Letter of Credit or making or continuing any Loan hereunder, as the case may be, or to reduce any amount receivable hereunder or under any other Loan Document, then, in any such case, Borrower shall promptly pay to Agent or such Lender, upon its demand, any additional amounts necessary to compensate Agent or such Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Agent or such Lender with respect to this Agreement or the other Loan Documents.  If Agent or such Lender becomes entitled to claim any additional amounts pursuant to this Section 1.9(b), it shall promptly notify Borrower of the event by reason of which Agent or such Lender has become so entitled within 90 days of such event.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or such Lender to Borrower (with a copy to Agent, if applicable) shall, absent manifest error, be final, conclusive and binding for all purposes.

(c)                            Foreign Lenders.  Prior to becoming a Lender under this Agreement on or prior to the date on which any such form or certification expires or becomes obsolete, after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause and within fifteen (15) days after a reasonable written request of Borrower or Agent (or in the case of an SPV or a participation, the relevant Lender) from time to time thereafter, each such Person or Lender that is not in each case a “United States person” (as such term is defined in IRC Section 7701(a)(30)) for U.S. federal income tax purposes (a “Foreign Lender”) shall provide to Borrower and Agent (and in the case of an SPV or a participation, the relevant Lender), if it is legally entitled to, two completed originals of each of the following, as applicable:  (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY or any successor forms, (B) in the case of a Foreign Lender claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to Agent that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Foreign Lender to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Foreign Lender under the Loan Documents (such documents, and the documents described in the following sentence, “Certificates of Exemption”).  Without limiting the foregoing, if a payment made to a Foreign Lender would be subject to United States federal withholding tax imposed by FATCA if such Foreign Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Foreign Lender shall deliver to Borrower documentation, at the time or times prescribed by law and at such time or times reasonably requested by Borrower,  prescribed by the Internal Revenue Service (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC), including any certification, documentation, information or other reporting necessary to establish an exemption from withholding under FATCA, and such Foreign Lender shall provide any other documentation reasonably requested by Borrower sufficient for Borrower (i) to comply with its obligations under FATCA, (ii) to determine that such Foreign Lender has complied with such applicable reporting requirements, and (iii) if necessary, to determine the amount to deduct and withhold from such payment.  If a Foreign Lender is entitled to an exemption with respect to payments to be made to such Foreign Lender under this Agreement and does not provide a Certificate of Exemption to Borrower and Agent within the time periods set forth in the preceding sentences, Borrower shall withhold taxes from payments to such Foreign Lender at the applicable statutory rates and Borrower shall not be required to pay any additional amounts as a result of such withholding, provided that all such withholding shall cease upon delivery by such Foreign Lender of a valid Certificate of Exemption to Borrower and Agent to the extent that such Certificate of Exemption demonstrates such Foreign Lender’s exemption from or reduced rate of United States withholding tax.

(d)                           U.S. Lenders.  Each Lender other than a Foreign Lender shall (A) on or prior to the date such Person becomes a Lender hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (d) and (D) from time to time if requested by Borrower or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and Borrower (and, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such Lender is entitled to an exemption from U.S. backup withholding tax) or any successor form.  Each Lender having sold a participation in any of its Obligations or identified an SPV as such to Agent shall collect from such participant or SPV the documents described in this clause (d) and provide them to Agent.

(e)                            Treatment of Certain Refunds.  If any Lender determines, in its sole discretion, that it has received a refund of a tax for which an additional payment has been made by Borrower pursuant to this Section 1.9, then such Lender shall reimburse Borrower for such amount (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 1.9 with respect to the tax giving rise to such refund), net of all out-of-pocket expenses by such Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided, that Borrower, upon the request of such Lender, shall repay to such Lender the amount paid over to Borrower pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event such Lender is required to repay such refund to such governmental authority.  This paragraph (e) shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person or to alter its ordinary and customary practices with respect to the administration of taxes.

1.10.                        Bank Products.  The Borrower or any Guarantor may obtain Bank Products from any Lender or any of their respective Affiliates, although neither the Borrower nor any Guarantor is required to do so.  Holdings acknowledges and agrees for itself, and the Borrower acknowledges and agrees for itself and the other Guarantors that the obtaining of Bank Products from any Lender or such Lender’s Affiliates (a) is in the sole and absolute discretion of such Lender or such Lender’s Affiliates, and (b) is subject to all rules and regulations of such Lender or such Lender’s Affiliates.

SECTION 2.
AFFIRMATIVE COVENANTS

Each of Borrower and Holdings jointly and severally agrees that from and after the date hereof and until the Termination Date:

2.1.                              Compliance With Laws and Contractual Obligations.  Holdings and Borrower will, and will cause each of Borrower’s Subsidiaries to, (a) comply with (i) the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, laws, rules, regulations and orders relating to taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters and employee health and safety) as now in effect and which may be imposed in the future in all jurisdictions in which Holdings, Borrower or any of Borrower’s Subsidiaries is now doing business or may hereafter be doing business and (ii) the obligations, covenants and conditions contained in all Contractual Obligations of Holdings, Borrower or any of Borrower’s Subsidiaries other than in the case of (i) or (ii) where such noncompliance could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (b) maintain or obtain all licenses, qualifications and permits now held or hereafter required to be held by Holdings, Borrower or any of Borrower’s Subsidiaries, for which the loss, suspension, revocation or failure to obtain or renew, could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  This Section 2.1 shall not preclude Holdings, Borrower or any of Borrower’s Subsidiaries from contesting any taxes or other payments so long as (x) they are being diligently contested in good faith in a manner which stays enforcement thereof, (y) if appropriate, expense provisions for such taxes or other payments have been recorded in conformity with GAAP, and (z) no Lien (other than a Permitted Encumbrance) in respect thereof has been created.

2.2.                              Insurance.  Holdings and Borrower will, and will cause each of Borrower’s Subsidiaries to, maintain or cause to be maintained, with financially sound and reputable insurers, public liability and property damage insurance with respect to its business and properties and the business and properties of its Subsidiaries against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and in amounts reasonably acceptable to Agent and will deliver evidence thereof to Agent.  Holdings and Borrower shall cause Agent, pursuant to endorsements and/or collateral assignments in form and substance reasonably satisfactory to Agent, to be named as lender’s loss payee in the case of casualty insurance, additional insured in the case of all liability insurance and collateral assignee in the case of all business interruption insurance, if any, in each case for the benefit of Agent and Lenders; provided, that Holdings and Borrower shall not be required to cause Agent to be listed as loss payee, additional insured or collateral assignee with respect to insurance coverage for a Foreign Subsidiary if such listings are prohibited by documentation governing financing arrangements entered into buy such Foreign Subsidiary which financing arrangements are permitted pursuant to this Agreement or to the extent such listings are prohibited by law.  In the event Holdings or any of its Subsidiaries fails to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Holdings’ or Borrower’s expense to protect Agent’s interests in the Collateral.  This insurance may, but need not, protect the interests of Holdings or any of its Subsidiaries.  The coverage purchased by Agent may not pay any claim made by Holdings or any of its Subsidiaries or any claim that is made against Holdings or any of its Subsidiaries in connection with the Collateral.  Holdings or Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Holdings or Borrower has obtained insurance as required by this Agreement.  If Agent purchases insurance for the Collateral, Holdings and Borrower will be responsible for the costs of that insurance, including interest and other Charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance.  The costs of the insurance may be added to the Obligations.  The costs of the insurance may be more than the cost of insurance Holdings or Borrower is able to obtain on its own.

2.3.                              Inspection; Lender Meeting; Books and Records.

(a)                            Each of Holdings and Borrower will, and will cause each of their Subsidiaries to, permit any authorized representatives of Agent to visit, audit and inspect any of the properties of Holdings, Borrower or any of their Subsidiaries, including such parties’ financial and accounting records, and to make copies and take extracts therefrom, and to discuss such parties’ affairs, finances and business with such parties’ officers and certified public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested (collectively, a “Field Review”); provided that, unless a Default or Event of Default has occurred and is continuing, (i) Agent shall be limited to two (2) Field Reviews per Fiscal Year and (ii) Borrower shall not be responsible for reimbursement of Agent for the costs thereof for any Field Review of any person that is not a Credit Party or for more than one (1) Field Review per Fiscal Year of any Credit Party made by Agent.  Representatives of each Lender will be permitted to accompany representatives of Agent during each visit, inspection and discussion referred to in the immediately preceding sentence.  Without in any way limiting the foregoing, Holdings and Borrower will, and will cause each other Credit Party to, participate and will cause key management personnel of each Credit Party to participate in a meeting with Agent and Lenders at least once during each year, which meeting shall be held at such time and such place as may be reasonably requested by Agent.

(b)                           Each of Holdings and Borrower will, and will cause each of their Subsidiaries to, keep proper books of record and account in which entries shall be made of all material dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Holdings and its Subsidiaries in conformity with GAAP.  Such entries shall be complete, true and correct in all material respects.

2.4.                              Organizational Existence.  Borrower will at all times preserve and keep in full force and effect its organizational existence and all rights and franchises material to its business.  Except as otherwise permitted by Section 3.6 or except as could not reasonably be expected to have a Material Adverse Effect, Holdings will, and Borrower will cause each of Borrower’s Subsidiaries to, at all times preserve and keep in full force and effect its organizational existence and all rights and franchises material to its business.

2.5.                              Environmental Matters.  Each of Holdings and Borrower will, and will cause each of Borrower’s Subsidiaries and each other Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply in all material respects with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify Agent promptly after such Person becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities to Holdings, Borrower or any of Borrower’s Subsidiaries in excess of $5,000,000; and (d) promptly forward to Agent a copy of any order, notice of actual or alleged violation or liability, request for information or any communication or report received by such Person in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities to Holdings, Borrower or any of Borrower’s Subsidiaries in excess of $5,000,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority

has taken or threatened any action in connection with any such violation, Release or other matter.  If Agent at any time have a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by Holdings, Borrower, any Subsidiary of Borrower or any Person under Borrower’s control or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then Holdings and Borrower shall, and shall cause each Subsidiary of Borrower to, upon Agent’s written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrower’s expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, (ii) if the Credit Parties fail to perform (or cause to be performed) any environmental audit under clause (i) of this sentence within a reasonable time after receiving a written request from Agent, Credit Parties shall permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent deems appropriate, including subsurface sampling of soil and groundwater.  Borrower shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

2.6.                              Payment of Taxes.  Each Credit Party shall timely pay and discharge (or cause to be paid and discharged) all material taxes, assessments and governmental and other charges or levies imposed upon it or upon its income or profits, or upon property belonging to it; provided that such Credit Party shall not be required to pay any such tax, assessment, charge or levy that is being contested in good faith by appropriate proceedings and for which the affected Credit Party shall have set aside on its books adequate reserves with respect thereto in conformance with GAAP.

2.7.                              Further Assurances.

(a)                            Subject to Section 2.7(d), Holdings and Borrower shall, shall cause each Domestic Subsidiary to and, to the extent required under Section 2.7(c), shall cause each Foreign Subsidiary to, from time to time, execute such guaranties, financing statements, documents, security agreements and reports as Agent or Requisite Lenders at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations contemplated by the Loan Documents.

(b)                           In the event Holdings or any of the Domestic Subsidiaries acquires a fee interest in real property after the Closing Date (other than any real property subject to a Lien permitted pursuant to clause (t) of the definition of Permitted Encumbrances (the “New Headquarters”)), Holdings or Borrower shall, or shall cause the respective Domestic Subsidiary to, deliver to Agent a fully executed Mortgage over such real property in form and substance reasonably satisfactory to Agent, together with such title insurance policies, surveys, appraisals, evidence of insurance, legal opinions, environmental assessments and other documents and certificates as shall be reasonably required by Agent; provided, that, if the owned real property interest in the New Headquarters shall cease for any reason to be subject to a Lien, the applicable Credit Party owning the New Headquarters shall promptly deliver a fully executed Mortgage covering the New Headquarters to the Agent and promptly comply with the other requirements of this clause (b) related to the New Headquarters.

(c)                            Each of Holdings and Borrower shall (i) cause each Domestic Subsidiary, and each Person, upon its becoming a Domestic Subsidiary of Holdings or Borrower (provided that this shall not be construed to constitute consent by any of the Lenders to any transaction not expressly permitted by the terms of this Agreement), to guaranty the Obligations and to grant to Agent, for the benefit of Agent and Lenders, a security interest in the real, personal and mixed property of each such Domestic Subsidiary to secure the Obligations and (ii) pledge, or cause to be pledged, to Agent, for its benefit and the benefit of Lenders, all of the Stock of each Domestic Subsidiary and the Stock of any Foreign Subsidiary, to secure the Obligations; provided that the pledge of Stock of (x) any Foreign Subsidiary of Borrower or any Domestic Subsidiary and (y) any Foreign Holdco shall be limited to sixty-five percent (65%) of all classes of voting Stock of such Foreign Subsidiary and such Foreign Holdco and one hundred percent (100%) of all other classes of Stock in the case of any Foreign Holdco and First-Tier Foreign Subsidiaries and shall not be required for other Foreign Subsidiaries; provided, further, that no Foreign Subsidiary of Borrower shall be required to pledge any Stock or other property pursuant to this Section 2.7, and; provided, even further, that the certificates representing the Stock of any Foreign Subsidiary that is not a Credit Party shall not be required to be delivered to Agent unless an Event of Default has occurred and is continuing.  The documentation for such guaranty, security and pledge shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by Agent and shall be executed and delivered to Agent (together with the delivery of Stock certificates and stock powers, as applicable) within 30 days of any such Person becoming a Domestic Subsidiary (or such longer period as may be agreed by Agent in its reasonable discretion).

(d)                           Notwithstanding anything to the contrary in this Section 2.7, no Foreign Holdco shall be required to guaranty the Obligations or to grant to Agent, for the benefit of Agent and Lenders, a security interest in the real, personal and mixed property of any such Foreign Holdco to secure the Obligations (other than the pledge to Agent of the Stock of the First Tier Foreign Subsidiaries owned by such Foreign Holdco to secure the Obligations as and to the extent required under Section 2.7(c)).

2.8.                              Ratings.  Borrower shall at all times maintain a corporate credit rating from S&P or a corporate family rating from Moody’s.

2.9.                              Post-Closing Matters Agreement.  Holdings and the Borrower shall deliver such certificates, endorsements, agreements and other documents and instruments required by the Post-Closing Matters Agreement within the time periods provided for therein.

SECTION 3.
NEGATIVE COVENANTS

Each of Holdings and Borrower jointly and severally agrees that from and after the date hereof and until the Termination Date:

3.1.                              Indebtedness.  Holdings and Borrower shall not and shall not cause or permit Borrower’s Subsidiaries directly or indirectly to create, incur, assume, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except:

(a)                            the Obligations;

(b)                           (i) intercompany Indebtedness arising from loans made by Borrower to any Domestic Subsidiary that is a Guarantor or made by any Domestic Subsidiary to Borrower or any other Domestic Subsidiary that is a Guarantor and (ii) intercompany Indebtedness arising from loans made by any Foreign Subsidiary to Borrower or any of Borrower’s Subsidiaries and (iii) intercompany Indebtedness arising from loans made by Borrower or any Domestic Subsidiary to any Foreign Subsidiary provided that, in the case of clause (iii), (A) the sum of (1) the aggregate principal amount of such loans described in such clause (iii) made (and not yet repaid) in the then current Fiscal Year plus (2) the aggregate amount of other Investments pursuant to Section 3.3(l) in such Fiscal Year made by Borrower or any Domestic Subsidiary in any Foreign Subsidiary plus (3) the aggregate amount of Contingent Obligations incurred by Borrower or any Domestic Subsidiary for the benefit of any Foreign Subsidiary in such Fiscal Year pursuant to Sections 3.4(g) and (h) which remain outstanding at such time does not exceed the Foreign Investment Basket for such Fiscal Year and (B) no Event of Default exists at the time of the making of any such intercompany loan or would result therefrom;

(c)                            Indebtedness of Borrower and its Subsidiaries outstanding on the Closing Date and listed on Schedule 3.1(c) hereto and any Indebtedness resulting from the refinancing of any such Indebtedness; provided, however, that (i) the principal amount of any such refinancing Indebtedness (as determined as of the date of the incurrence of such refinancing Indebtedness in accordance with GAAP) does not exceed the principal amount of the Indebtedness refinanced thereby on such date plus the amount of (A) any contractually stated call and/or redemption premium, if any, and (B) any transaction fees, in each case, paid in connection with the refinancing of such outstanding Indebtedness, (ii) the weighted average life to maturity of such Indebtedness is not decreased, (iii) the obligor(s) with respect to such refinancing Indebtedness are the same Persons which are obligors with respect to the Indebtedness refinanced thereby, and (iv) in the case of any such refinancing Indebtedness, (A) the covenants, defaults and similar provisions applicable to such refinancing Indebtedness or obligations are no more restrictive in any material respect than the provisions contained in this Agreement and do not conflict with, or cause a breach of, any provision of this Agreement or any other Loan Document and (B) such refinancing Indebtedness is otherwise upon terms and subject to definitive documentation which is customary for Indebtedness of this type incurred by a similarly situated borrower;

(d)                           Indebtedness of Borrower or any of its Subsidiaries under (i) Interest Rate Agreements entered into to protect Borrower or any of its Subsidiaries against fluctuations in interest rates in respect of Indebtedness otherwise permitted under this Agreement or (ii) Other Hedging Agreements providing protection against fluctuations in currency values or in the price of commodities and raw materials in connection with Borrower’s or any of its Subsidiaries’ operations so long as such Other Hedging Agreements are used for business purposes and not for speculative purposes;

(e)                            Indebtedness of Borrower or any of its Subsidiaries consisting of (i) Capital Lease Obligations, (ii) debt incurred to finance the cost (including the cost of construction) of acquisition of property and/or (iii) Indebtedness of a Subsidiary of Borrower outstanding on the date such Person becomes a Subsidiary pursuant to a Permitted Acquisition (other than Indebtedness issued as consideration in, or to provide any portion of the funds utilized to consummate, such Permitted Acquisition) (collectively, “Purchase Money Indebtedness”), provided the aggregate principal amount of all Indebtedness described in clauses (i), (ii) and (iii) shall not exceed $15,000,000 at any time outstanding (the “Purchase Money Basket”);

(f)                              Contingent Obligations permitted under Section 3.4;

(g)                           unsecured, Subordinated Debt of Holdings evidenced by promissory notes in form and substance reasonably satisfactory to Agent in an aggregate principal amount not exceeding $5,000,000 at any time outstanding and issued solely as consideration for the repurchase or redemption of any Stock of Holdings held by any officers or managers of Holdings or any of its Subsidiaries;

(h)                           unsecured Indebtedness of Holdings owing to Borrower to evidence any advances made by Borrower to Holdings solely for the purposes set forth in Sections 3.5(a), and 3.5(c);

(i)                               customary earn-out obligations (to the extent such earn-out obligations constitute Indebtedness) owing by Holdings or any Subsidiary in connection with any Permitted Acquisition, provided that such obligations satisfy the conditions set forth in Section 3.6(iv)(C);

(j)                               unsecured Indebtedness of Holdings or any Subsidiary issued as consideration for any Permitted Acquisition (other than earn-out obligations or other obligations owing to the sellers or their Affiliates with respect to any Permitted Acquisition), provided that (i) after such Permitted Acquisition and after giving effect thereto on a pro forma basis, no Default or Event of Default shall then exist, (ii) such Indebtedness is on terms and conditions customary for high yield debt offerings currently in the market or is on terms otherwise reasonably satisfactory to the Agent, and (iii) such Indebtedness shall not have any principal payments due prior to the date which is one year following the Term Loan Maturity Date or, if later, the maturity date of any Series of New Term Loans;

(k)                            Indebtedness of any Foreign Subsidiaries to Persons other than Borrower or any Subsidiary in support of the working capital needs of such Foreign Subsidiary not to exceed $75,000,000 in the aggregate at any time outstanding;

(l)                               Indebtedness of Holdings or any Subsidiary in a principal amount not to exceed $75,000,000 in the aggregate incurred to finance the acquisition of a fee ownership interest in real property and capital improvements thereon in connection with a new headquarters location; and

(m)                         any other unsecured Indebtedness not otherwise described in the foregoing clauses (a) through (l) in an aggregate amount not to exceed $250,000,000 at any time outstanding; provided, that, notwithstanding the foregoing, Indebtedness arising from loans made by Borrower or any Domestic Subsidiary to any Foreign Subsidiary shall be limited to the extent provided under clause (b) of this Section 3.1; provided, further, that (i) after the incurrence of such Indebtedness under this clause (m) and after giving effect thereto on a pro forma basis, no Default or Event of Default shall then exist and (ii) such Indebtedness shall not have any principal payments due prior to the date which is one year following the Term Loan Maturity Date.

3.2.                              Liens and Related Matters.

(a)                            No Liens.  Holdings and Borrower shall not and shall not cause or permit Borrower’s Subsidiaries to directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any property or asset of Holdings, Borrower, or any such Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances (including, without limitation, those Liens constituting Permitted Encumbrances existing on the Closing Date and renewals and extensions thereof, as set forth on Schedule 3.2).

(b)                           No Negative Pledges.  Holdings and Borrower shall not and shall not cause or permit Borrower’s Subsidiaries to directly or indirectly enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, other than (i) agreements governing Purchase Money Indebtedness or Indebtedness incurred under Section 3.1(k) otherwise permitted hereby so long as such prohibition or limitation shall apply only against the assets financed thereby and to proceeds thereof; (ii) provisions restricting subletting or assignment under any lease governing a leasehold interest or lease of personal property; (iii) restrictions with respect to a Subsidiary imposed pursuant to any agreement which has been entered into for the sale or disposition of all or substantially all of the equity interests or assets of such Subsidiary, so long as such sale or disposition of all or substantially all of the equity interests or assets of such Subsidiary is permitted under this Agreement; (iv) restrictions on assignments or sublicensing of licensed Intellectual Property; and (v) agreements evidencing Indebtedness incurred under Section 3.1(j) or Section 3.1(l) so long as such agreements expressly permit the Liens created pursuant to the Loan Documents and the provisions in such agreements prohibiting the creation or assumption of Liens are not in any way more restrictive than such provisions contained in this Agreement prohibiting the creation or assumption of Liens.

(c)                            No Restrictions on Subsidiary Distributions to Borrower.  Except as provided herein or except pursuant to agreements relating to Indebtedness incurred under Section 3.1(j), Section 3.1(k) or Section 3.1(l), Holdings and Borrower shall not and shall not cause or permit Borrower’s Subsidiaries to directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Person’s Stock owned by Borrower or any other Subsidiary; (2) pay any Indebtedness owed to Borrower or any other Subsidiary; (3) make loans or advances to Borrower or any other Subsidiary; or (4) except in respect of transfers of property or assets financed or licensed pursuant to agreements governing Purchase Money Indebtedness or Licenses permitted hereby, transfer any of its property or assets to Borrower or any other Subsidiary; provided, however, that agreements relating to Indebtedness incurred under Section 3.1(j) or Section 3.1(l) must, to the extent applicable, expressly permit the execution, delivery and performance of the Loan Documents and such consensual encumbrance or restriction contained therein shall not in any way be more restrictive than such provisions contained in this Agreement.

(d)                           Purchase Money Indebtedness.  If requested by a lender of Purchase Money Indebtedness in connection with an extension of credit to Borrower or any Subsidiary which is otherwise permitted by this Agreement, any Lien or security interest of Agent for the benefit of the Lenders in or upon the asset(s) being acquired by Borrower or any Subsidiary and financed by such lender of Purchase Money Indebtedness may be released or expressly subordinated to the Lien or security interest therein of such lender of Purchase Money Indebtedness on terms and conditions reasonably acceptable to Agent and such lender of Purchase Money Indebtedness, which terms may include an agreement by Agent not to foreclose upon the asset(s) being financed by the lender of Purchase Money Indebtedness without the prior written consent of such lender of Purchase Money Indebtedness, and the Lenders hereby severally authorize Agent to enter into such an agreement.

3.3.                              Investments.  Holdings and Borrower shall not and shall not cause or permit Borrower’s Subsidiaries to directly or indirectly make or own any Investment in any Person except:

(a)                            Borrower and its Subsidiaries may make and own Investments in Cash Equivalents and hold cash in deposit accounts or securities accounts in the ordinary course of business so long as the Borrower and its Subsidiaries have complied with the requirements set forth in the Security Agreement with respect to such accounts to the extent applicable;

(b)                           Holdings and its Subsidiaries may make intercompany loans to each other to the extent permitted under Section 3.1(b) or (h);

(c)                            Borrower and its Subsidiaries may hold the Investments existing on the Closing Date and identified on Schedule 3.3, plus any additions thereto otherwise permitted by this Section 3.3;

(d)                           Borrower and its Subsidiaries may acquire and hold Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(e)                            Borrower and its Subsidiaries may enter into Interest Rate Agreements and Other Hedging Agreements as permitted under Section 3.1;

(f)                              Borrower and its Subsidiaries may make deposits made in the ordinary course of business consistent with past practices to suppliers or servicers and to secure the performance of leases;

(g)                           Borrower and its Subsidiaries may incur guarantees permitted by Section 3.4;

(h)                           Borrower and its Subsidiaries may make loans and advances to employees for moving, entertainment, travel and other similar expenses of Borrower and its Subsidiaries in the ordinary course of business not to exceed $2,000,000 in the aggregate at any time outstanding;

(i)                               (1) Holdings may make Investments in Borrower, (2) Borrower may make Investments in any Subsidiary that is a Guarantor and any Subsidiary that is a Guarantor may make Investments in any other Subsidiary that is a Guarantor, and (3) any Subsidiary that is not a Guarantor may make Investments in any other Subsidiary that is not a Guarantor.

(j)                               Borrower and its Subsidiaries may hold Investments consisting of non-cash consideration received in connection with Asset Dispositions permitted under Section 3.7(b)(iii);

(k)                            Borrower and its Subsidiaries may effect Permitted Acquisitions in accordance with the requirements of Section 3.6;

(l)                               Borrower and its Domestic Subsidiaries may make Investments in any Foreign Subsidiary so long as (i) the sum of (A) the aggregate amount of such Investments made in the then current Fiscal Year plus (B) the aggregate amount of intercompany Indebtedness pursuant to Section 3.1(b)(iii) incurred in such Fiscal Year by Foreign Subsidiaries and not yet repaid plus (C) the aggregate amount of Contingent Obligations incurred by Borrower or any Domestic Subsidiary for the benefit of any Foreign Subsidiary in such Fiscal Year pursuant to Sections 3.4(g) and (h) which remain outstanding at such time does not exceed the Foreign Investment Basket for such Fiscal Year and (ii) no Event of Default exists at the time of the making of any such Investment or would result therefrom;

(m)                         Holdings may hold promissory notes issued by any officer or employee of Holdings or any of its Subsidiaries solely as consideration for the purchase of Holdings Common Stock;

(n)                           Borrower may create new Subsidiaries in accordance with Section 3.14 so long as any Investment made in any new Foreign Subsidiary is otherwise permitted by this Section 3.3;

(o)                           Borrower and its Subsidiaries may make Investments constituting endorsements for collection or deposit in the ordinary course of business; and

(p)                           Borrower and its Subsidiaries may make other Investments not expressly permitted by clauses (a) through (o) above so long as (i) both before and after giving effect to any such Investment on a Pro Forma Basis, Borrower is in pro forma compliance with the covenants set forth in Section 4.2 and 4.3, (ii) such Investments do not exceed (A) if, both before and after giving effect to any such Investment on a Pro Forma Basis, Borrower has a pro forma Leverage Ratio of not more than 2.0 to 1.0, then (I) $35,000,000 in the aggregate in any Fiscal Year or (II) $75,000,000 in the aggregate at any time outstanding or (B) if, either before or after giving effect to any such Investment on a Pro Forma Basis, Borrower has a pro forma Leverage Ratio of more than 2.0 to 1.0, (I) $25,000,000 in the aggregate in any Fiscal Year or (II) $50,000,000 in the aggregate at any time outstanding, (iii) no Event of Default exists at the time of the making of any such Investment or would result therefrom and (iv) after giving effect to any such Investment (and any Advances funded or other amounts expended in connection therewith) the Borrower will have Required Availability of not less than $15,000,000.

3.4.                              Contingent Obligations.  Holdings and Borrower shall not and shall not cause or permit Borrower’s Subsidiaries to directly or indirectly create or become or be liable with respect to any Contingent Obligation except:

(a)                            Letter of Credit Obligations;

(b)                           those resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

(c)                            those existing on the Closing Date and described in Schedule 3.4;

(d)                           those arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;

(e)                            those arising with respect to customary indemnification obligations or purchase price (including purchase price adjustments as a result of working capital tests) adjustments incurred in connection with Asset Dispositions permitted hereunder or in connection with Permitted Acquisitions;

(f)                              those incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations;

(g)                           those incurred with respect to Indebtedness permitted by Section 3.1, provided that (i) any such Contingent Obligation is subordinated to the Obligations to the same extent as the Indebtedness to which it relates is subordinated to the Obligations, (ii) the sum of (A) the aggregate amount of such Contingent Obligations incurred in such Fiscal Year by Borrower or the Domestic Subsidiaries for the benefit of any Foreign Subsidiary which remain outstanding at such time plus (B) the aggregate amount of Contingent Obligations incurred by Borrower or any Domestic Subsidiary for the benefit of any Foreign Subsidiary in such Fiscal Year pursuant to Section 3.4(h) which remain outstanding, plus (C) the aggregate amount of intercompany Indebtedness pursuant to Section 3.1(b)(iii) incurred in such Fiscal Year by Foreign Subsidiaries and not yet repaid plus (D) the aggregate amount of Investments pursuant to Section 3.3(l) in such Fiscal Year by Borrower or any Domestic Subsidiary in any Foreign Subsidiary does not exceed the Foreign Investment Basket for such Fiscal Year, (iii) except as provided in clause (ii) above, neither Borrower nor any Guarantor may incur Contingent Obligations under this clause (g) in respect of Indebtedness of any Person that is not the Borrower or a Guarantor and no other Subsidiary of Borrower may incur Contingent Obligations under this clause (g) in respect of Indebtedness of any Person that is not a Subsidiary of Borrower and (iv) no Event of Default may exist at the time of the incurrence of such Contingent Obligation or would result therefrom;

(h)                           those incurred for the benefit of any Subsidiary of Borrower (other than those incurred with respect to Indebtedness permitted by Section 3.1) if the primary obligation is not prohibited by this Agreement, provided that (i) any such Contingent Obligation is subordinated to the Obligations to the same extent as the primary obligation to which it relates is subordinated to the Obligations, (ii) the sum of (A) the aggregate amount of such Contingent Obligations incurred in such Fiscal Year by Borrower or any Domestic Subsidiary for the benefit of any Foreign Subsidiary which remain outstanding at such time plus (B) the aggregate amount of Contingent Obligations incurred by Borrower or any Domestic Subsidiary for the benefit of any Foreign Subsidiary in such Fiscal Year pursuant to Section 3.4(g) which remain outstanding, plus (C) the aggregate amount of intercompany Indebtedness pursuant to Section 3.1(b)(iii) incurred in such Fiscal Year by Foreign Subsidiaries and not yet repaid plus (D) the aggregate amount of Investments pursuant to Section 3.3(l) in such Fiscal Year by Borrower or any Domestic Subsidiary in any Foreign Subsidiary does not exceed the Foreign Investment Basket for such Fiscal Year and (iii) no Event of Default exists at the time of the incurrence of such Contingent Obligation or would result therefrom; and

(i)                               any other Contingent Obligations not expressly permitted by clauses (a) through (h) above, so long as any such other Contingent Obligations, in the aggregate at any time outstanding, do not exceed $4,000,000.

3.5.                              Restricted Payments.  Holdings and Borrower shall not and shall not cause or permit Borrower’s Subsidiaries to directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment, except that:

(a)                            Borrower may make payments and distributions to Holdings that are used by Holdings to pay federal, state and local income taxes then due and owing and interest and penalties with respect thereto, franchise taxes and other similar licensing expenses, Inside Directors’ fees not to exceed $100,000 per director in any Fiscal Year of Borrower, directors’ fees to directors other than Inside Directors consistent with fees paid by other similarly situated public companies, directors’ and officers’ insurance premiums, claims for indemnification made by an officer or director in accordance with applicable law and pursuant to the organizational documents of the relevant Credit Party, accounting expenses, de minimis corporate expenses, expenses related to filings with the SEC and other Governmental Authorities, in each case incurred in the ordinary course of business; provided that Borrower’s aggregate contribution to taxes as a result of the filing of a consolidated or combined return by Holdings shall not be greater, nor the aggregate receipt of tax benefits less, than they would have been had Borrower not filed a consolidated or combined return with Holdings; provided further that any material refund not applied to future tax liabilities shall be promptly returned by Holdings to Borrower;

(b)                           Wholly-owned Subsidiaries of Borrower or another Credit Party may make Restricted Payments to their direct parents and non wholly-owned Subsidiaries of Borrower or another Credit Party may make Restricted Payments pro rata to the holders of their Stock; provided that, Borrower may not make Restricted Payments to Holdings under this clause (b);

(c)                            Borrower may pay dividends to Holdings to permit Holdings to repurchase Stock owned by employees of Borrower whose employment with Borrower and its Affiliates has been terminated and to repurchase Stock remitted back to Holdings by employees of Borrower with respect to restricted stock units of such employees, provided that such dividend payments shall not exceed $7,500,000 in any Fiscal Year and provided that no Event of Default exists at the time of any such Restricted Payment or would occur as a result thereof (provided that (i) the foregoing proviso shall not apply to amounts expended by Holdings pursuant to this clause (c) solely from (x) cash proceeds received from new issuances of Holdings Common Stock if received substantially contemporaneously with and used solely to effect a redemption of an executive’s Stock and (y) the proceeds of key man life insurance if the proceeds are used to repurchase the Stock described above from a deceased or incapacitated employee or manager, and (ii) Holdings may repurchase Holdings Common Stock from management of Borrower or any Subsidiary through the cancellation of Indebtedness owing by such officer or manager);

(d)                           So long as no Event of Default exists, Holdings may repurchase Holdings Common Stock in an amount not to exceed the aggregate amount of cash proceeds received by Holdings after the Closing Date from the exercise of stock options in Holdings pursuant to any of its equity incentive plans (it being agreed that Holdings may contribute the cash proceeds it has received to the Borrower and the Borrower may thereafter pay a dividend to Holdings in the same amount for the purpose of paying the purchase price of such Holdings Common Stock); and

(e)                            In addition to the Stock repurchases permitted by the foregoing clause (c), Borrower may make Restricted Payments to Holdings to permit Holdings to make dividends to its stockholders and repurchase its Stock, so long as (A) both at the time of making any such Restricted Payment and immediately after giving effect thereto, no Default or Event of Default exists, (B) both immediately before and after giving effect to any such Restricted Payment on a Pro Forma Basis, Borrower is in compliance with the covenants set forth in Sections 4.2 and 4.3, (C) immediately after giving effect to any such Restricted Payment (and any Advances funded or other amounts expended in connection therewith) Borrower will have Required Availability of not less than $40,000,000 and (D) such Restricted Payments, when aggregated with all Restricted Payments made pursuant to this Section 3.5(e) after the Closing Date, do not exceed in an aggregate amount (I) 50% of the cumulative Excess Cash Flow for Holdings and its Subsidiaries (commencing with the Excess Cash Flow for the Fiscal Year ending December 31, 2011), if both immediately before and after giving effect to any such Restricted Payment on a Pro Forma Basis, Borrower has a pro forma Leverage Ratio of less than 2.5 to 1.0, (II) an amount equal to the lesser of (x) $30,000,000 and (y) 50% of the cumulative Excess Cash Flow for Holdings and its Subsidiaries (commencing with the Excess Cash Flow for the Fiscal Year ending December 31, 2011), if both immediately before and after giving effect to any such Restricted Payment on a Pro Forma Basis, Borrower has a pro forma Leverage Ratio of less than 3.0 to 1.0 but equal to or greater than 2.5 to 1.0 and (III) an amount equal to the lesser of (x) $20,000,000 and (y) 50% of the cumulative Excess Cash Flow for Holdings and its Subsidiaries (commencing with the Excess Cash Flow for the Fiscal Year ending December 31, 2011), if both immediately before and after giving effect to any such Restricted Payment on a Pro Forma Basis, Borrower has a pro forma Leverage Ratio equal to or greater than 3.0 to 1.0.

(f)                              Any payments or distributions made by Holdings or any of its Subsidiaries with respect to the “Earn-Out Consideration” as defined in the Cequint Purchase Agreement in accordance with the subordination terms set forth in Section 2.15(j) of the Cequint Purchase Agreement as in effect on October 1, 2010;

(g)                           Payments made with respect to customary earn-out obligations permitted pursuant to clause (i) of Section 3.1 so long as such payments are made in accordance with the subordination term relating thereto; and

(h)                           Any payments or distributions made by Holdings or any of its Subsidiaries to any other Subsidiary of Holdings or any of its employees in accordance with Section 2.16 of the Cequint Purchase Agreement (as in effect on October 1, 2010).

3.6.                              Restriction on Fundamental Changes.

Holdings and Borrower shall not and shall not cause or permit Borrower’s Subsidiaries to directly or indirectly:  (a) amend, modify or waive any term or provision of its organizational documents, including its articles of incorporation, certificates of designations pertaining to preferred stock, by-laws, partnership agreement or operating agreement unless required by law except if such amendment, modification, or waiver could not reasonably be expected to have an adverse effect on Agent or Lenders or affect in any respect any Liens in favor of Agent and Lenders; (b) enter into any transaction of merger or consolidation except (i) pursuant to a Permitted Acquisition, or (ii) upon not less than five (5) Business Days prior written notice to Agent, any Subsidiary of Borrower may be merged with or into any wholly-owned Subsidiary of Borrower so long as if either such Subsidiary was a Guarantor prior to such merger, the surviving Subsidiary is a Guarantor; (c) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); or (d) acquire by purchase or otherwise all or any substantial part of the business or assets of, or a business line, unit or division of, any other Person (as used herein, an “Acquisition” and such other Person, the “Target”) except pursuant to a Permitted Acquisition or any Investment permitted under Section 3.3(p).

Notwithstanding the foregoing, Borrower or its Subsidiaries may make an Acquisition (in each case, a “Permitted Acquisition”) subject to the satisfaction of each of the following conditions or waiver thereof by the Requisite Lenders:

(i)                                                     Agent shall receive at least 15 Business Days’ prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

(ii)                                                  such Permitted Acquisition shall only involve a business (a) of the type engaged in by Borrower and its Subsidiaries as of the Closing Date, (b) substantially similar to the business engaged in by Borrower and its Subsidiaries as of the Closing Date or (c) that transports on behalf of third parties data communications and which business would not subject Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to Borrower prior to such Permitted Acquisition;

(iii)                                               such Permitted Acquisition shall be consensual and shall have been approved by the Target’s board of directors;

(iv)                                              no additional Indebtedness, Guaranteed Indebtedness, Contingent Obligations or other liabilities other than Purchase Money Indebtedness permitted pursuant to Section 3.1(e)(iii) shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of Borrower and Target after giving effect to such Permitted Acquisition, except (A) Loans made hereunder, (B) ordinary course trade payables, accrued expenses and other Indebtedness of the Target to the extent permitted by Section 3.1 (other than Section 3.1(i)) or 3.4 and (C) customary earn-out obligations owing by Holdings or any Subsidiary of Holdings incurred in connection with such Acquisition provided that such obligations constitute Subordinated Debt and shall contain such other terms and conditions reasonably satisfactory to Agent;

(v)                                                 (A) both immediately before or after giving effect to the proposed Permitted Acquisition on a Pro Forma Basis, Borrower is in compliance with the financial covenants set forth in Sections 4.2 and 4.3, (B) after giving effect to such Permitted Acquisition (and any Advances funded or other amounts expended in connection therewith) the Borrower will have Required Availability of not less than $15,000,000, and (C) (1) if either before or after giving effect to the proposed Permitted Acquisition on a Pro Forma Basis, Borrower has a pro forma Leverage Ratio greater than 2.5 to 1.0, the aggregate consideration (excluding up to $150,000,000 per acquisition of consideration paid in the form of Holdings Common Stock and including all transaction costs and all Indebtedness, liabilities and Contingent Obligations incurred or assumed in connection therewith or otherwise reflected on a consolidated balance sheet of Borrower and Target) shall not exceed (I) in connection with any single Permitted Acquisition, $100,000,000 minus any Investments made pursuant to Section 3.3(p) in connection with the consummation of such Acquisition; and (II) in connection with all Permitted Acquisitions since the Closing Date, $200,000,000 minus any Investments made pursuant to Section 3.3(p) in connection with the consummation of Acquisitions since the Closing Date, or (2) if both before and after giving effect to the proposed Permitted Acquisition on a Pro Forma Basis, Borrower has a pro forma Leverage Ratio equal to or less than 2.5 to 1.0, the aggregate consideration (excluding up to $200,000,000 per acquisition of consideration paid in the form of Holdings Common Stock and including all transaction costs and all Indebtedness, liabilities and Contingent Obligations incurred or assumed in connection therewith or otherwise reflected on a consolidated balance sheet of Borrower and Target) shall not exceed (I) in connection with any single Permitted Acquisition, $200,000,000 minus any Investments made pursuant to Section 3.3(p) in connection with the consummation of such Acquisition; and (II) in connection with all Permitted Acquisitions since the Closing Date, $350,000,000 minus any Investments made pursuant to Section 3.3(p) in connection with the consummation of Acquisitions since the Closing Date.

(vi)                                              the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Permitted Encumbrances);

(vii)                                           at or prior to the closing of any Permitted Acquisition, Agent will be granted a first priority perfected Lien (to the extent required by the Collateral Documents and subject to Permitted Encumbrances) in all assets acquired pursuant thereto or in the assets and Stock of the Target as and to the extent required by Section 2.7(c), and Holdings and Borrower and the Target shall have executed such documents and taken such actions as may be required by Agent in connection therewith;

(viii)                                        concurrently with delivery of the notice referred to in clause (i) above, Borrower shall have delivered to Agent, in form and substance reasonably satisfactory to Agent:

(A)                              a pro forma consolidated balance sheet, income statement and cash flow statement of Holdings and its Subsidiaries (the “Acquisition Pro Forma”), based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Holdings and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and the funding of all Loans in connection therewith, and such Acquisition Pro Forma shall reflect that, on a pro forma basis, no Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition and Holdings and its Subsidiaries would have been in compliance with the financial covenants set forth in Section 4 for the four quarter period reflected in the Compliance Certificate most recently delivered to Agent pursuant to Section 4.4(l) prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period);

(B)                                solely in respect of any Permitted Acquisition where the total aggregate consideration exceeds $10,000,000, projections covering the 1 year period commencing on the date of such Permitted Acquisition setting forth in form and substance reasonably satisfactory to Agent the anticipated results of operations of the Target and Holdings and its Subsidiaries (the “Acquisition Projections”) based upon historical financial data for the Target of a recent date reasonably satisfactory to Agent; which Acquisition Projections shall evidence that on a pro forma basis, after giving effect to any add-backs approved by Agent, Holdings and its Subsidiaries shall continue to be in compliance with the financial covenants set forth in Section 4 for the 1 year period thereafter;

(C)                                a certificate of the chief financial officer (or another officer acceptable to Agent) of Borrower to the effect that:  (v) Holdings and its Subsidiaries when taken as a whole will be Solvent upon the consummation of the Permitted Acquisition; (w) the Acquisition Pro Forma fairly presents in all material respects the financial condition of Holdings and its Subsidiaries (on a consolidated basis) as of the date thereof after giving effect to the Permitted Acquisition; (y) the Acquisition Projections are a reasonable estimate of the future financial performance of Holdings and its Subsidiaries subsequent to the date thereof based upon the historical performance of Holdings and its Subsidiaries and Target and (z) Holdings and its Subsidiaries have completed their due diligence investigation with respect to the Target and such Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation were delivered to Agent;

(ix)                                                solely in respect of any Permitted Acquisition where the total aggregate consideration exceeds $50,000,000 ((A) excluding (I) if either before or after giving effect to the proposed Permitted Acquisition on a Pro Forma Basis, Borrower has a pro forma Leverage Ratio greater than 2.5 to 1.0, up to $150,000,000 of consideration paid in the form of Holdings Common Stock, and (II) if both before and after giving effect to the proposed

Permitted Acquisition on a Pro Forma Basis, Borrower has a pro forma Leverage Ratio equal to or less than 2.5 to 1.0, up to $200,000,000 of consideration paid in the form of Holdings Common Stock and (B) including all transaction costs and all Indebtedness, liabilities and Contingent Obligations incurred or assumed in connection therewith or otherwise reflected on a consolidated balance sheet of Borrower and Target), EBITDA (calculated with respect to the Target) of the Target for the four quarter period immediately preceding such Permitted Acquisition shall have been at least $1;

(x)                                                   at least five (5) Business Days prior to the date of such Permitted Acquisition, Agent shall have received, in form and substance reasonably satisfactory to Agent, copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results, copies of all environmental reports and memoranda related thereto to the extent prepared in connection with such Permitted Acquisition, and other documents reasonably requested by Agent, including those specified in Section 2.7; and

(xi)                                                at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing.

3.7.                              Disposal of Assets or Subsidiary Stock.  Holdings and Borrower shall not and shall not cause or permit any Credit Party to directly or indirectly convey, sell, lease, sublease, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of related transactions, any of its property, business or assets, whether now owned or hereafter acquired, except for (a) sales of inventory and equipment in good faith to customers for fair value in the ordinary course of business and dispositions of obsolete or worn out equipment not used or useful in the business; (b) Asset Dispositions by Borrower and Subsidiaries of Borrower that are Credit Parties (excluding sales of Accounts and Stock of any of Holdings’ Subsidiaries) if all of the following conditions are met:  (i) the market value of assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed $7,500,000 and the aggregate market value of all assets sold or otherwise disposed of in any Fiscal Year does not exceed $10,000,000; (ii) the consideration received is at least equal to the fair market value of such assets; (iii) at least 85% of the consideration received is cash; (iv) the Net Proceeds of such Asset Disposition are applied as required by Section 1.5(c); (v) after giving effect to the Asset Disposition and the repayment of Indebtedness with the proceeds thereof, Holdings and its Subsidiaries are in compliance on a pro forma basis with the covenants set forth in Section 4 recomputed for the most recently ended quarter for which information is available; and (vi) no Default or Event of Default then exists or would result from such Asset Disposition; (c) Investments made to the extent permitted by Section 3.3; (d) leases, licenses, subleases and sublicenses in the ordinary course of business and provided such lease, license, sublease or sublicense does not materially interfere with the conduct of the business of such Credit Party or any other Credit Party; (e) liquidations of Cash Equivalents in the ordinary course of business and consistent with past practices; and (f) sales or discounts, in each case without recourse and in the ordinary course of business, of Accounts arising in the ordinary course of business (i) which are overdue, or (ii) which Borrower may reasonably determine are difficult to collect, but in each case only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables).

3.8.                              Transactions with Affiliates.  Holdings and Borrower shall not and shall not cause or permit the other Credit Parties to directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any management, consulting, investment banking, advisory or other similar services) with any Affiliate or with any director, officer or employee of any Credit Party, except (a) as set forth on Schedule 3.8, (b) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of any such Credit Party or any of its Subsidiaries and upon fair and reasonable terms that are no less favorable to any such Credit Party or any of its Subsidiaries than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (c) payment of reasonable compensation to officers and employees for services actually rendered to any such Credit Party or any of its Subsidiaries (including the issuance of Holdings Common Stock to management employees of Borrower or its Subsidiaries), (d) payment of directors’ fees, (e) transactions expressly permitted by Sections 3.3(h) and 3.5, and (f) transactions among the Credit Parties expressly permitted by this Agreement.

3.9.                              Compliance with Laws.  Each Credit Party (i) is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and the Patriot Act) and the obligations, conditions and covenants contained in all Contractual Obligations other than those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (ii) maintains all licenses, qualifications and permits for which the loss, suspension, revocation or failure to obtain or maintain could reasonably be expected to have a Material Adverse Effect.

3.10.                        Conduct of Business.

(a)                            The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly engage in any business other than a business (i) of the type engaged in by Borrower and the other Credit Parties as of the Closing Date, (ii) substantially similar to the business engaged in by Borrower and the other Credit Parties as of the Closing Date, or (iii) that transports on behalf of third parties data communications.

(b)                           Holdings will engage in no business other than (i) its ownership of the Stock of Borrower, (ii) its declaration and payment of the Restricted Payments permitted under Section 3.5 and activities incidental thereto and (iii) the issuance of Stock to the extent not prohibited by Section 3.18.  Notwithstanding the foregoing, Holdings may engage in those activities that are incidental to (A) the maintenance of its corporate existence in compliance with applicable law, and its status as a publicly held company (B) legal, tax and accounting matters in connection with any of the foregoing activities, (C) entering into, and performing its obligations under, the Loan Documents to which it is a party and (D) entering into, and performing its obligations under transactions expressly permitted to be entered into by Holdings hereunder.

3.11.                        Changes Relating to Indebtedness and Material Documents.

(a)                            Holdings and Borrower shall not and shall not cause or permit Borrower’s Subsidiaries to directly or indirectly change or amend the terms of any of its Indebtedness permitted by Section 3.1(c), (i) or (j) or any earn-out obligations permitted by Section 3.6(iv)(C):  (A) having an outstanding principal balance in excess of $10,000,000 if the effect of such amendment is to: (i) increase the interest rate on such Indebtedness by more than 3.00% over the amount set forth in the original documentation governing such Indebtedness; (ii) accelerate the dates upon which payments of principal or interest are due on or increase the principal amount of or change the redemption or prepayment provisions of such Indebtedness or, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any such Indebtedness, other than Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 3.7(b); (iii) add or make more restrictive any event of default or any covenant with respect to such Indebtedness; or (iv) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to Holdings or any of its Subsidiaries or Lenders; or (B) which is Subordinated Debt if the effect of such amendment is to: (i) change the subordination provisions thereof (or the subordination terms of any guaranty thereof); or (ii) increase the portion of interest payable in cash with respect to any Indebtedness for which interest is payable by the issuance of payment-in-kind notes or is permitted to accrue.

(b)                           Holdings and Borrower shall not and shall not cause or permit Borrower’s Subsidiaries to, directly or indirectly, change, amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of any of the Purchase Documents without the prior written consent of Agent if such change could reasonably be expected to have a material adverse effect on Agent or Lenders or affect in any material respect any Liens or any Collateral in favor of Agent on behalf of the Lenders.

3.12.                        Fiscal Year.  Each of Holdings and Borrower shall not change its Fiscal Year or permit any of Borrower’s Subsidiaries to change its respective Fiscal Years.

3.13.                        Press Release; Public Offering Materials.

(a)                            Holdings and Borrower each agrees that neither it nor its Affiliates will issue any press releases or other public disclosure using the name of any Lender or its affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two (2) Business Days’ prior notice to such Lender and without the prior written consent of such Lender unless, except as set forth below, such Person is required to do so under law and then, in any event, such Person will consult (unless prohibited by law) with the applicable Lender before issuing such press release or other public disclosure; provided however, such Person need not obtain such written consent to use a Lender’s name (i) to refer to this Agreement to the extent such disclosure is in connection with a prospectus, proxy statement or other securities filing with the SEC or other Governmental Authority or (ii) to the extent such Lender is a customer of Holdings or its Subsidiaries and such disclosure is not related to this Agreement, the other Loan Documents or the Related Transactions Documents.

(b)                                 Each of Agent and each Lender agrees that neither it nor its Affiliates will issue any press releases or other public disclosure using the name of Holdings, the Borrower or any of their Subsidiaries or affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Borrower and without the prior written consent of the Borrower unless, except as set forth below, such Person is required to do so under law and then, in any event, such Person will consult (unless prohibited by law or not reasonably practicable) with the Borrower before issuing such press release or other public disclosure; provided however, such Person need not obtain such written consent to use the name of Holdings, the Borrower or any of their Subsidiaries or affiliates or to refer to this Agreement or the other Loan Documents to the extent (i) such disclosure is in connection with a prospectus, proxy statement or other securities filing with the SEC or other Governmental Authority or (ii) such disclosure is otherwise permitted pursuant to Section 9.14 hereof.

3.14.                        Limitation on Creation of Subsidiaries.  Holdings and Borrower shall not and shall not permit Borrower’s Subsidiaries to directly or indirectly establish, create or acquire any new Subsidiary, except that Borrower or any of its Subsidiaries may acquire, pursuant to a Permitted Acquisition, establish or create one or more wholly-owned Subsidiaries and transfer assets to such newly established or created Subsidiaries so long as the provisions of Section 2.7 are complied with and, in the case of an Investment in one or more Foreign Subsidiaries, the provisions of Section 3.3(1) have been complied with.

3.15.       Hazardous Materials.  Holdings and Borrower shall not and shall not cause or permit Borrower’s Subsidiaries to cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities by the Credit Parties or any of their Subsidiaries under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than in the case of (a) or (b), such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.

3.16.       ERISA; Foreign Pension Plans.

(a)         Holdings and Borrower shall not and shall not cause or permit any ERISA Affiliate to cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.

(b)         Holdings and Borrower shall not and shall not cause or permit their Subsidiaries to establish, maintain and operate any Foreign Pension Plan that is not in compliance with all the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority or the respective requirements of the governing documents for such Foreign Pension Plan, where the failure to comply could reasonably be expected to have a Material Adverse Effect.

3.17.       Sale-Leasebacks.  Holdings and Borrower shall not and shall not cause or permit any of their Subsidiaries to engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets; provided that Holdings, Borrower or any of their Subsidiaries shall be able to enter into any sale-leaseback transaction involving the Lacey Property so long as the proceeds of such transaction are applied in accordance with Section 1.5(c).

3.18.       Capital Stock.

(a)         Holdings will not issue (i) any preferred stock other than Permitted Holdings Preferred Stock or (ii) any redeemable common stock; and

(b)         Holdings will not permit any Subsidiary of Holdings to issue any Stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, Stock, except (i) for transfers and replacements of the then outstanding shares of Stock,  (ii) for stock splits, stock dividends and additional issuances which do not decrease the percentage ownership of Holdings or any of its Subsidiaries in any class of the Stock of Borrower or such Subsidiary, (iii) in the case of Foreign Subsidiaries of Borrower, to qualify directors to the extent required under applicable law, (iv) Subsidiaries of Borrower formed after the Closing Date pursuant to Section 3.14 may issue Stock to Borrower or the respective Subsidiary of Borrower which owns such Stock in accordance with the requirements of Section 3.14 and (v) any Foreign Subsidiary formed after the Closing Date pursuant to Section 3.14 may issue Stock to Borrower, any Subsidiary and any other investor if the Investment in such Foreign Subsidiary by Borrower and its Subsidiaries is made in accordance with Section 3.3.  All Stock issued in accordance with this Section 3.18(b) shall, to the extent required by a Pledge Agreement, be delivered to Agent and pledged pursuant to a Pledge

Agreement.

3.19.       OFAC.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to (i) become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001), (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise knowingly associated with any such person in any  manner violative of Section 2, (iii) be a person on the list of Specially Designated Nationals and Blocked Persons (an “SDN”) under the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) regulations, or (iv) conduct business with an SDN or in a country in violation of an economic sanctions program of the United States administered by OFAC or any successor agency (a “Sanctions Program”).

3.20.       Foreign Holdco.  Notwithstanding any of the terms or provisions of this Agreement or the other Loan Documents, neither Holdings nor the Borrower will permit any Foreign Holdco to (i) hold any assets or properties other than the Stock of First Tier Foreign Subsidiaries, (ii) create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, (iii) grant, create or assume any Lien on or with respect to any assets of any such Foreign Holdco other than Liens securing the Obligations or (iv) engage in any business other than its ownership of Stock of First Tier Foreign Subsidiaries and activities that are incidental to the maintenance of its existence in compliance with applicable law.  Neither Holdings nor the Borrower will, nor will they permit any of their Subsidiaries to (x) sell, lease, assign or otherwise transfer, directly or indirectly, any assets or properties to a Foreign Holdco (other than Stock of a First Tier Foreign Subsidiary of such Foreign Holdco) and (y) incur, create or otherwise become liable in respect of any Contingent Obligations to or for benefit of any Foreign Holdco.  It is understood and agreed that this Section 3.20 does not operate as a restriction on the activities of Foreign Subsidiaries, and that the assets and property of, and transactions entered into by (including but not limited to the incurrence of indebtedness), Foreign Subsidiaries shall not be considered assets or property of, or transactions entered into by, a Foreign Holdco.

SECTION 4.
FINANCIAL COVENANTS/REPORTING

Borrower covenants and agrees that from and after the date hereof until the Termination Date, Borrower shall perform and comply with, and shall cause each of the other Credit Parties to perform and comply with, all covenants in this Section 4 applicable to such Person.

4.1.         Capital Expenditure Limits.

(a)         Borrower and its Subsidiaries on a consolidated basis shall not make Capital Expenditures during any Fiscal Year that exceed the amount set forth in the table below opposite the applicable Fiscal Year (the “Capex Limit”); provided, however, that the Capex Limit for each subsequent Fiscal Year referenced below (commencing with the 2013 Fiscal Year) will be increased, if at all, by the positive amount equal to the lesser of (i) 50% of the Capex Limit then in effect for the immediately preceding Fiscal Year (after giving effect to any increase pursuant to this provision), and (ii) the amount (if any), equal to the difference obtained by taking the Capex Limit then in effect for the immediately preceding Fiscal Year (after giving effect to any increase pursuant to this provision) minus the actual amount of any Capital Expenditures expended during such preceding Fiscal Year (the “Carry Over Amount”); provided, further, the Carry Over Amount for purposes of measuring compliance herewith for the 2012 Fiscal Year shall be deemed to be $0.

Fiscal Year	Capex Limit
2012	$75,000,000
2013 and each Fiscal	$80,000,000
Year thereafter

(b)         Notwithstanding the foregoing, Borrower and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under the foregoing clause (a)) as follows: (i) Capital Expenditures with the Net Proceeds received by Borrower or any of its Subsidiaries from any Asset Disposition so long as such Capital Expenditures are to be made or contractually committed to be made within 180 days (or in the case of Net Proceeds received in respect of the loss, damage, destruction, casualty or condemnation of any assets of Borrower or its Subsidiary, 270 days) following the date of such Asset Disposition or to replace or restore any properties or assets in respect to which such Net Proceeds were paid to the extent such Net Proceeds are not required to be applied to repay the Term Loans pursuant to Section 1.5(c); (ii) Capital Expenditures constituting any Permitted Acquisition; and (iii) Capital Expenditures made in connection with the acquisition of a fee ownership in, and related improvements on, a new headquarters location of Borrower.

4.2.         Maximum Leverage Ratio.  Holdings, Borrower and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter set forth below, a Leverage Ratio as of the last day of such Fiscal Quarter and for the 12-month period then ended of not more than the following:

3.50 to 1.0 for the Fiscal Quarter ending December 31, 2011;

3.50 to 1.0 for the Fiscal Quarter ending March 31, 2012;

3.50 to 1.0 for the Fiscal Quarter ending June 30, 2012;

3.50 to 1.0 for the Fiscal Quarter ending September 30, 2012;

3.25 to 1.0 for the Fiscal Quarter ending December 31, 2012;

3.25 to 1.0 for the Fiscal Quarter ending March 31, 2013;

3.25 to 1.0 for the Fiscal Quarter ending June 30, 2013;

3.25 to 1.0 for the Fiscal Quarter ending September 30, 2013;

3.00 to 1.0 for the Fiscal Quarter ending December 31, 2013;

3.00 to 1.0 for the Fiscal Quarter ending March 31, 2014;

3.00 to 1.0 for the Fiscal Quarter ending June 30, 2014;

3.00 to 1.0 for the Fiscal Quarter ending September 30, 2014;

2.75 to 1.0 for the Fiscal Quarter ending December 31, 2014 and each Fiscal Quarter ending thereafter;

4.3.         Fixed Charge Coverage Ratio.Holdings, Borrower and its Subsidiaries on a consolidated basis shall have a Fixed Charge Coverage Ratio of not less than 1.20 to 1.00 as of the last day of each Fiscal Quarter and for the 12-month period then ended (commencing with the Fiscal Quarter ending December 31, 2011).

4.4.         Financial Statements and Other Reports.

Holdings and Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of Financial Statements in conformity with GAAP (it being understood that quarterly Financial Statements are not required to have footnote disclosures).  Borrower will deliver each of the Financial Statements and other reports described below in electronic form to Agent and Agent will deliver, or cause to be delivered, copies thereof to the Lenders:

(a)         Quarterly Financials.  Not later than the earlier of (i) 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Holdings (commencing with the Fiscal Quarter ended March 31, 2012), and (ii) the public filing with the SEC of Holdings’ Form 10-Q for each such Fiscal Quarter, Borrower will deliver to Agent a copy of such Form 10-Q for such Fiscal Quarter and, to the extent not included therein, (1) the consolidated balance sheets of Holdings and its Subsidiaries, as at the end of such Fiscal Quarter, and the related consolidated statements of income, stockholders’ equity and cash flow for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year of Holdings to the end of such Fiscal Quarter and (2) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year; provided that the filing with the SEC by Holdings of its quarterly report on Form 10-Q for the applicable Fiscal Quarter within the time period set forth in this Section 4.4(a) shall satisfy the requirements of this Section 4.4(a).

(b)         Year-End Financials.  Not later than the earlier of (A) 90 days after the end of each Fiscal Year of Holdings (commencing with the Fiscal Year ended December 31, 2011) and (B) the public filing with the SEC of Holdings’ Form 10-K for such Fiscal Year, Borrower will deliver to Agent a copy of such Form 10-K for such Fiscal Year and, to the extent not included therein, (1) the consolidated balance sheets of Holdings and its Subsidiaries, as at the end of such year, and the related consolidated statements of income, stockholders’ equity and cash flow for such Fiscal Year, and (2) a report with respect to the consolidated Financial statements from a firm of Certified Public Accountants selected by Borrower and reasonably acceptable to Agent, which report shall be prepared in accordance with Statement of Auditing Standards No. 58 (the “Statement”) “Reports on Audited Financial Statements” and

such report shall be “Unqualified” (as such term is defined in such Statement); provided that the filing with the SEC by Holdings of its annual report on Form 10-K for the applicable Fiscal Year within the time period set forth in this Section 4.4(b) shall satisfy the requirements of this Section 4.4(b).

(c)         Reserved.

(d)         Appraisals.  From time to time, if Agent or any Lender determines that obtaining appraisals is necessary in order for Agent or such Lender to comply with applicable laws or regulations, Agent will, at Borrower’s expense, obtain appraisal reports in form and substance and from appraisers satisfactory to Agent stating the then current fair market values of all or any portion of the Real Estate owned by Credit Parties.  In addition to the foregoing, at Borrower’s expense, at any time while and so long as an Event of Default shall have occurred and be continuing, and in the absence of an Event of Default not more than once during each calendar year, Agent may (or at the request of the Required Lenders, Agent shall) obtain appraisal reports in form and substance and from appraisers satisfactory to Agent stating the then current market values of all or any portion of the Real Estate and personal property owned by any of the Credit Parties.

(e)         Budget.  As soon as available and in any event no later than sixty (60) days after the last day of each of Holdings’ Fiscal Years, Borrower will deliver a Budget of Holdings and its Subsidiaries for the forthcoming Fiscal Year, prepared on a quarter by quarter basis.

(f)          Reserved.

(g)         Events of Default, Etc.  Promptly upon any Responsible Officer of Holdings or Borrower obtaining knowledge of any of the following events or conditions, Borrower shall deliver copies of all notices given or received by Borrower or Holdings or any of their respective Subsidiaries with respect to any such event or condition and a certificate of Borrower’s chief executive officer specifying the nature and period of existence of such event or condition and what action Holdings, Borrower or any of their respective Subsidiaries has taken, is taking and proposes to take with respect thereto (1) any condition or event that constitutes, or which could reasonably be expected to result in the occurrence of, an Event of Default or Default, (2) any notice that any Person has given to Borrower or any of its Subsidiaries or any other action taken with respect to a claimed default or event or condition of the type referred to in Section 6.1(b),  (3) any notice given or action taken in respect of a claimed material default or breach of the Purchase Documents and any claim for indemnification or reimbursement made with respect to the Purchase Documents by any party thereto, or (4) any event or condition that could reasonably be expected to result in any Material Adverse Effect.

(h)         Litigation.  Promptly upon any Responsible Officer of Holdings or Borrower obtaining knowledge of (1) the institution of any action, charge, claim, demand, suit, proceeding, petition, governmental investigation, tax audit or arbitration now pending or threatened against or affecting any Credit Party or any of its Subsidiaries or any property of any Credit Party or any of its Subsidiaries (“Litigation”) not previously disclosed by Borrower to

Agent or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Credit Party or any of its Subsidiaries or any property of any Credit Party or any of its Subsidiaries which, in each case, could reasonably be expected to have a Material Adverse Effect, Borrower will promptly give notice thereof to Agent and provide such other information as may be reasonably available to them to enable Agent and its counsel to evaluate such matter.

(i)          Notice of Corporate and other Changes.  Borrower shall provide prompt written notice of (1) any change after the Closing Date in the authorized and issued Stock of any Credit Party (other than Holdings) or any Subsidiary of any Credit Party (other than any change in the authorized and issued Stock of such Subsidiary held by Borrower or any of its Subsidiaries) or any amendment to the articles or certificate of incorporation, by-laws, partnership agreement or other organizational documents of any Credit Party, (2) any Subsidiary created or acquired by any Credit Party or any of its Subsidiaries after the Closing Date, such notice, in each case, to identify the applicable jurisdictions, capital structures or Subsidiaries, as applicable, (3) any changes to the list of Subsidiaries that are Credit Parties, (4) any amendment, supplement or other modification to any of the Purchase Documents, (5) the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Holdings and its Subsidiaries in an aggregate amount exceeding $2,000,000, and (6) any other event that occurs after the Closing Date which would cause any of the representations and warranties in Section 5 of this Agreement (except to the extent such representation or warranty is made only as of the Closing Date) or in any other Loan Document to be untrue or misleading in any material respect.  The foregoing notice requirement shall not be construed to constitute consent by any of the Lenders to any transaction referred to above which is not expressly permitted by the terms of this Agreement.

(j)          Customer Concentration.  Borrower shall provide prompt written notice if any customer which was one of Borrower’s and its Subsidiaries’ largest five (5) customers on a consolidated basis in terms of revenue in the prior Fiscal Year gives notice that it intends to cancel its contract or significantly reduce its usage of services (or Borrower has reason to believe that such usage will be so reduced) if as a result thereof such customer could reasonably be expected to cease to be one of Borrower’s and its Subsidiaries’ largest ten (10) customers on a consolidated basis in the then current Fiscal Year.

(k)         Other Information.  With reasonable promptness, Borrower will deliver such other information and data with respect to Holdings or any Subsidiary of Holdings as from time to time may be reasonably requested by Agent.

(l)          Compliance Certificate.  Together with each delivery of Financial Statements of Holdings and its Subsidiaries pursuant to Sections 4.4(a) and (b), Borrower will deliver a fully and properly completed Compliance, Pricing and Excess Cash Flow Certificate (in substantially the same form as Annex C) (the “Compliance Certificate”) signed by Borrower’s chief executive officer, chief financial officer or other officer acceptable to Agent; provided that the Excess Cash Flow portion of such certificate is only required to be delivered annually.

4.5.         Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.  For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP.  Financial statements and other information furnished to Agent pursuant to Section 4.4 or any other section (unless specifically indicated otherwise) shall be prepared in accordance with GAAP as in effect at the time of such preparation; provided that to the extent an Accounting Change results in a material change in the method of accounting in the financial statements required to be furnished to Agent hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of the Credit Parties will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, Borrower will furnish financial statements in accordance with such changes but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes; provided further that Borrower shall prepare footnotes to the Financial Statements required to be delivered hereunder that show the differences between the Financial Statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes).   All such adjustments described in clause (c) of the definition of the term Accounting Changes resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made. Notwithstanding anything to the contrary set forth herein, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

SECTION 5.
REPRESENTATIONS AND WARRANTIES

To induce Agent and Lenders to enter into the Loan Documents, to make Loans and to issue or cause to be issued Letters of Credit, Holdings and Borrower, jointly and severally, represent, warrant and covenant to Agent and each Lender that the following statements are and, after giving effect to the Related Transactions, will remain true, correct and complete until the Termination Date:

5.1.         Disclosure.

(a)         To the knowledge of any Responsible Officer of Holdings or Borrower, no representation or warranty of any Credit Party contained in this Agreement, the Financial Statements referred to in Section 5.5, the other Loan Documents or any other document, certificate or written statement furnished to Agent or any Lender by or on behalf of any such Person for use in connection with the Loan Documents when taken as a whole contains any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.

(b)         No Default or Event of Default (i) exists as of the Closing Date or would result from the incurrence of any Obligations by any Credit Party as of the Closing Date or (ii) will result from the grant or perfection of any Liens on the Collateral pursuant to the Loan Documents or the consummation of the Related Transactions, in each case on the Closing Date.

5.2.          No Material Adverse Effect.  Since December 31, 2010, there have been no events or changes in facts or circumstances affecting Holdings or any of its Subsidiaries which had or could reasonably be expected to have a Material Adverse Effect and that have not been disclosed herein or in the attached Disclosure Schedules.

5.3.          No Conflict; Governmental Approvals.  The consummation of the Related Transactions, and the execution, delivery and performance by Borrower or any Guarantor of any Bank Product Documents, does not and will not violate or conflict with any laws, rules, regulations or orders of any Governmental Authority or violate, conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both) under any Contractual Obligation or organizational documents of Holdings or any of its Subsidiaries except if such violations, conflicts, breaches or defaults have not had and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  The execution, delivery and performance by Holdings and Borrower of this Agreement, and by each Credit Party of the other Loan Documents or Bank Product Documents to which it is a party do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority or any other Person except those as have been obtained or made and are in full force and effect or where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.4.          Organization, Powers, Capitalization and Good Standing.

(a)         Organization and Powers.  Holdings and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and qualified to do business in all states where such qualification is required except where failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.  The (i) jurisdiction of organization of Holding and each of its Subsidiaries and (ii) jurisdictions in which Holdings and each of its Subsidiaries is as of the Closing Date qualified to do business are set forth on Schedule 5.4(a).  Holdings and each of its Subsidiaries has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Loan Document to which it is a party and to incur the Obligations, grant liens and security interests in the Collateral and carry out the Related Transactions.  As of the Closing Date, the Subsidiaries of Holdings that are Credit Parties are indicated as such on Schedule 5.4(a).

(b)         Capitalization.  As of the Closing Date:  (i) the authorized Stock of Holdings and each of its Subsidiaries is as set forth on Schedule 5.4(b); (ii) all issued and outstanding Stock of Holdings and each of its Subsidiaries is duly authorized and validly issued, fully paid and nonassessable, and such Stock was issued in compliance in all material respects with all applicable state, federal and foreign laws concerning the issuance of securities; (iii) all issued and outstanding Stock of Borrower and each of its Subsidiaries is free and clear of all Liens other than those in favor of Agent for the benefit of Agent and Lenders; (iv) the identity of the holders of the Stock of each of Borrower and its Subsidiaries and the percentage of their fully-diluted ownership of the Stock of each of Borrower and its Subsidiaries is set forth on Schedule 5.4(b); and (v) no Stock of Borrower or any of its Subsidiaries, other than those described above, are issued and outstanding.  Except as provided in Schedule 5.4(b), as of the Closing Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from Holdings or any of its Subsidiaries of any Stock of Borrower or any of its Subsidiaries.

(c)         Binding Obligation.  This Agreement is, and the other Loan Documents when executed and delivered will be, the legally valid and binding obligations of the applicable parties thereto, each enforceable against each of such parties, as applicable, in accordance with their respective terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and the effects of general principles of equity.

5.5.          Financial Statements and Budget.  All Financial Statements concerning Holdings, Borrower and their respective Subsidiaries which have been or will hereafter be furnished to Agent pursuant to this Agreement have been or will be prepared in accordance with GAAP consistently applied (except as disclosed therein) and do or will present fairly in all material respects the financial condition of the entities covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject to, in the case of unaudited Financial Statements, the absence of footnotes and normal year-end adjustments.

Each Budget delivered pursuant to Section 4.4(e) of this Agreement represents or will represent as of the date thereof the good faith estimate of Borrower and its senior management concerning the most probable course of its business it being understood that projections are subject to inherent uncertainties and that actual results may differ.

5.6.          Intellectual Property.  Each of Holdings and its Subsidiaries owns, is licensed to use or otherwise has the right to use, all Intellectual Property used in or necessary for the conduct of its business as currently conducted except where such failure could not be reasonably expected to have a Material Adverse Effect and all registered Intellectual Property is properly registered and is identified on Schedule 5.6.  Except as disclosed in Schedule 5.6, to the knowledge of any Responsible Officer of Holdings or Borrower, the use of such Intellectual Property by Holdings and its Subsidiaries and the conduct of their businesses does not and has not been alleged by any Person to infringe on the rights of any Person.

5.7.          Investigations, Audits, Etc.  As of the Closing Date, except as set forth on Schedule 5.7, neither Holdings nor any of its Subsidiaries has any knowledge or has received any formal notice that it is the subject of any review or audit by the IRS or any governmental investigation concerning the violation or possible violation of any law.

5.8.          Employee Matters.  Except as set forth on Schedule 5.8, (a) neither Holdings nor any Domestic Subsidiary nor any of their respective employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of Holdings or any Domestic Subsidiary and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of Holdings or any Domestic Subsidiary, (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the knowledge of any Responsible Officer of Holdings or Borrower after due inquiry, threatened between Holdings or any other Credit Party and its respective employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (d) hours worked by and payment made to employees of each of Holdings and its Domestic Subsidiaries comply in all material respects with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters.

5.9.          Solvency.  Holdings and its Subsidiaries when taken as a whole are Solvent.

5.10.        Litigation; Adverse Facts.  Except as set forth on Schedule 5.10, there are no judgments outstanding against Holdings or any of its Subsidiaries or affecting any property of Holdings or any of its Subsidiaries, nor is there any significant Litigation pending, or to the knowledge of any Responsible Officer of Holdings or Borrower threatened, against Holdings or any of its Subsidiaries.  None of such outstanding judgments or pending or threatened Litigation could reasonably be expected to result in a Material Adverse Effect.

5.11.        Use of Proceeds; Margin Regulations.

(a)         No part of the proceeds of any Loan will be used for “buying” or “carrying” “margin stock” which would result in any Loan being “directly or indirectly secured” by such margin stock within the respective meanings of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any other purpose that violates the provisions of the regulations of the Board of Governors of the Federal Reserve System.  If requested by Agent, Holdings and Borrower will, and will cause each of Borrower’s Subsidiaries to, furnish to Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

(b)         Borrower shall utilize the proceeds of (i) the Initial Term Loan (and, to the extent permitted herein, the Revolving Credit Advances made on the Closing Date) solely to refinance the Existing Credit Agreement (and to pay any related transaction fees, costs and expenses) and (ii) the Revolving Loans, the Swing Line Loans and New Term Loans to finance Borrower’s ordinary working capital and general corporate needs (including, without limitation, for Investments, Permitted Acquisitions, Restricted Payments and payments with respect to Indebtedness expressly permitted hereunder).

(c)         None of Holdings, Borrower or any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

5.12.        Ownership of Property; Liens.  As of the Closing Date, the real estate (“Real Estate”) listed in Schedule 5.12 constitutes all of the real property owned, leased, subleased, or used by any Credit Party.  Each of the Credit Parties owns good and marketable fee simple title to all of its owned Real Estate, and valid and marketable leasehold interests in all of its leased Real Estate, all as described on Schedule 5.12, and copies of each material lease or a summary of terms thereof reasonably satisfactory to Agent have been delivered to Agent.  Schedule 5.12 further describes any Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date.  Each of the Credit Parties and each of its Subsidiaries also has good and marketable title to, or valid leasehold interests in, all of its personal property and assets.  As of the Closing Date, none of the properties and assets of any Credit Party or any of its Subsidiaries are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Responsible Officer of Borrower that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances against the properties or assets of any Credit Party.  Each of the Credit Parties has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party’s right, title and interest in and to all such Real Estate and other properties and assets except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.  Schedule 5.12 also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate.  As of the Closing Date, no portion of any Credit Party’s Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied.  As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

5.13.        Environmental Matters.

(a)         Except as set forth in Schedule 5.13 as of the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that could not reasonably be expected to adversely impact the value or marketability of such Real Estate and that could not reasonably be expected to result in Environmental Liabilities of Holdings or its Subsidiaries in excess of $5,000,000 in the aggregate; (ii) neither Holdings nor any Subsidiary of Holdings has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of their Real Estate; (iii) Holdings and its Subsidiaries are and have been in compliance with all Environmental Laws, except for such noncompliance that could not reasonably be expected to result in Environmental Liabilities of Holdings or its Subsidiaries in excess of $5,000,000 in the aggregate; (iv) Holdings and its Subsidiaries have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits could not reasonably be expected to result in Environmental Liabilities of Holdings or its Subsidiaries in excess of $5,000,000 in the aggregate, and all such Environmental Permits are valid, uncontested and in good standing; (v) neither Holdings nor any Subsidiary of Holdings is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of Holdings or any Subsidiary of Holdings which could reasonably be expected to be in excess of $5,000,000 in the aggregate, and neither Holdings nor any Subsidiary of Holdings has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $5,000,000 in the aggregate or injunctive relief against, or that alleges criminal misconduct by, Holdings or any Subsidiary of Holdings; (vii) no notice has been received by Holdings or any Subsidiary of Holdings identifying any of them as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the knowledge of any Responsible Officer of any the Credit Parties, there are no facts, circumstances or conditions that could reasonably be expected to result in any of Holdings or its Subsidiaries being identified as a “potentially responsible party” under CERCLA or analogous state statutes; and (viii) Holdings and its Subsidiaries have provided to Agent copies of all environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to any of Holdings or its Subsidiaries to the extent the foregoing are in the possession, custody or control of Holdings or its Subsidiaries.

(b)         Holdings and Borrower each hereby acknowledges and agrees that Agent (i) is not now, and has not ever been, in control of any of the Real Estate or affairs of Holdings or its Subsidiaries and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence Holding’s or its Subsidiaries’ conduct with respect to the ownership, operation or management of any of their Real Estate or compliance with Environmental Laws or Environmental Permits.

5.14.        ERISA; Foreign Pension Plans.

(a)         Schedule 5.14 lists all material Plans and material Foreign Pension Plans that are sponsored or maintained by any Credit Party and all Title IV Plans, Multiemployer Plans that any Credit Party or ERISA Affiliate contributes to, sponsors or maintains.  Copies of all Title IV Plans, together with a copy of the latest Form 5500-series report for each such Title IV Plan have been made available to Agent.  Except with respect to Multiemployer Plans, each Qualified Plan has received a favorable determination from the IRS, is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the IRS with respect to such prototype plan, or is within the applicable remedial amendment period.  Except as would not be reasonably expected to have a Material Adverse Effect: (i) each Plan is in compliance with the applicable provisions of ERISA and the IRC, (ii) neither any Credit Party nor ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any Title IV Plan and (iii) neither any Credit Party nor ERISA Affiliate has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject any Credit Party to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

(b)         Except as set forth in Schedule 5.14: (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Responsible Officer of Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan that could reasonably be expected to have a Material Adverse Effect; (iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur a material liability as a result of a complete or partial withdrawal from a Multiemployer Plan; and (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 4041(b)(1) of ERISA.

(c)         (i)            Except as would not reasonably be expected to have a Material Adverse Effect, each Foreign Pension Plan is in compliance and in good standing (to the extent such concept exists in the relevant jurisdiction) in all material respects with all laws, regulations and rules applicable thereto, including all funding requirements, and the respective requirements of the governing documents for such Foreign Pension Plan; (ii) with respect to each Foreign Pension Plan maintained or contributed to by any Credit Party or any Subsidiary of a Credit Party, (A) that is required by applicable law to be funded in a trust or other funding vehicle, such Foreign Pension Plan is in compliance with applicable law regarding funding requirements except to the extent permitted under applicable law and (B) that is not required by applicable law to be funded in a trust or other funding vehicle, reasonable reserves have been established where required by ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained; and (iii) no actions or proceedings have been taken or instituted to terminate or wind-up a Foreign Pension Plan with respect to which the Credit Parties or any Subsidiary of a Credit Party could reasonably be expected to have any material liability.

5.15.        Brokers.  No broker or finder acting on behalf of any Credit Party or Affiliate thereof brought about the obtaining, making or closing of the Loans or the Related Transactions, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.16.        Taxes and Tax Returns.

(a)         As of the Closing Date, (i) all Tax Returns required to be filed by the Credit Parties have been timely and properly filed and (ii) all taxes that are due (other than taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been provided for in accordance with GAAP) have been paid, except where the failure to file Tax Returns or pay Taxes would not reasonably be expected to have a Material Adverse Effect.  No Governmental Authority has asserted any claim for taxes, or to any Credit Party’s knowledge, has threatened to assert any claim for taxes that would, if not paid by a Credit Party, have a Material Adverse Effect.  All taxes required by law to be withheld or collected and remitted (including, without limitation, income tax, unemployment insurance and workmen’s compensation premiums) with respect to the Credit Parties have been withheld or collected and paid to the appropriate Governmental Authorities (or are properly being held for such payment), except for amounts the nonpayment of which or the failure of which to collect, withhold or remit would not be reasonably likely to have a Material Adverse Effect.

(b)         None of the Credit Parties has been notified that either the IRS, or any other Governmental Authority, has raised or intends to raise, any adjustments with respect to Taxes of the Credit Parties, which adjustments would be reasonably likely to have a Material Adverse Effect.

5.17.        Maintenance of Properties; Insurance.  All material properties used in the business of Holdings and its Subsidiaries are maintained in good repair, working order and condition (ordinary wear and tear and casualty excepted) and all appropriate repairs, renewals and replacements thereof have been made or will be made in a timely manner.  All insurance described in Section 2.2 is maintained by Holdings and its Subsidiaries.  Schedule 5.17 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the key business terms of each such policy such as deductibles, coverage limits and term of policy.

5.18.        Foreign Assets Control Regulations and Anti-Money Laundering.

(a)         OFAC.  Neither any Credit Party nor any Subsidiary of any Credit Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise knowingly associated with any such person in any manner violative of Section 2, (iii) is an SDN, or (iv) conducts business with an SDN or in a country in violation of a Sanctions Program or is otherwise subject to the limitations or prohibitions under any other OFAC regulation or executive order.

(b)         Bank Secrecy Act.  Each of the Credit Parties and each of their respective Subsidiaries are in compliance, in all material respects, with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act.

(c)         Foreign Corrupt Practices Act.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 6.
DEFAULT, RIGHTS AND REMEDIES

6.1.          Events of Default.

“Event of Default” shall mean the occurrence or existence of any one or more of the following:

(a)         Payment.  (1) Failure to pay any installment or other payment of principal of any Loan when due, or to repay Revolving Loans to reduce their balance to the maximum amount of Revolving Loans then permitted to be outstanding or to reimburse any L/C Issuer for any payment made by such L/C Issuer under or in respect of any Letter of Credit when due or (2) failure to pay, within three (3) Business Days after the due date, any interest on any Loan or any other amount due under this Agreement or any of the other Loan Documents; or

(b)         Default in Other Agreements.  (1) Any Credit Party or any of its Subsidiaries fails to pay when due or within any applicable grace period any principal or interest on Indebtedness (other than the Loans) or any Contingent Obligations or (2) breach or default of any Credit Party or any of its Subsidiaries, or the occurrence of any condition or event, with respect to any Indebtedness (other than the Loans) or any Contingent Obligations, in each case, if the effect of such failure to pay, breach, default or occurrence is to cause or to permit the holder or holders then to cause, Indebtedness and/or Contingent Obligations having a principal amount in excess of $7,500,000 individually or in excess of $15,000,000 in the aggregate to become or be declared due prior to their stated maturity; or

(c)         Breach of Certain Provisions.  Failure of any Credit Party to perform or comply with any term or condition contained in that portion of Section 2.2 relating to the Credit Parties’ obligation to maintain insurance, Section 2.3, Section 2.4, Section 2.9, Section 3 or Section 4; or

(d)         Breach of Warranty.  Any representation, warranty, certification or other statement made by any Credit Party in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant to, or in connection with, any Loan Document is false in any material respect (without duplication of materiality qualifiers contained therein) on the date made; or

(e)         Other Defaults Under Loan Documents.  Any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents (other than occurrences described in other provisions of this Section 6.1 for which a different grace or cure period is specified, or for which no cure period is specified and which constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days after the earlier of (1) receipt by Borrower of notice from Agent or Requisite Lenders of such default or (2) actual knowledge of a Responsible Officer of Holdings or Borrower of such default; or

(f)          Involuntary Bankruptcy; Appointment of Receiver, Etc.  (1) A court enters a decree or order for relief with respect to any Credit Party in an involuntary case under the Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged:  (A) an involuntary case is commenced against any Credit Party, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (B) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party, or over all or a substantial part of its property, is entered; or (C) a receiver, trustee or other custodian is appointed without the consent of a Credit Party, for all or a substantial part of the property of the Credit Party; or (D) an order, judgment or decree is entered against any Credit Party decreeing the dissolution or split up of such Credit Party; or

(g)         Voluntary Bankruptcy; Appointment of Receiver, Etc.  (1) Any Credit Party commences a voluntary case under the Bankruptcy Code, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) any Credit Party makes any assignment for the benefit of creditors; or (3) the Board of Directors of any Credit

Party adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 6.1(g); or

(h)         Judgment and Attachments.  Any money judgment, writ or warrant of attachment, or similar process (other than those described elsewhere in this Section 6.1) involving an amount in excess of $7,500,000 (in any individual case or in the aggregate) in either case to the extent not adequately covered by insurance in Agent’s sole discretion as to which the insurance company has acknowledged coverage, is entered or filed against one or more of the Credit Parties or their Subsidiaries or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) Business Days prior to the date of any proposed sale thereunder; or

(i)          Solvency.  The Credit Parties when taken as a whole cease to be Solvent; or

(j)          Invalidity of Loan Documents / Purchase Documents.  (1) Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Credit Party denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or (2) the Purchase Documents shall cease to be valid and binding agreements against any party thereto other than in accordance with their express terms to the extent such cessation affects any indemnification provisions provided in the Purchase Documents or is otherwise adverse in any material respect to the Agent and the Lenders; or

(k)         Change of Control.  A Change of Control occurs; or

(l)          Subordinated Indebtedness.  The failure of Holdings or any of its Subsidiaries or any creditor of Holdings or any of its Subsidiaries to comply with the material terms of any subordination or intercreditor agreement or any subordination provisions of any note or other document, running to the benefit of Agent or Lenders in respect of any Indebtedness, or if any such document or provision becomes null and void or, with respect to Indebtedness having an outstanding principal amount of $7,500,000 individually or $15,000,000 in the aggregate, any party denies further liability under any such document or provision or provides notice to that effect.

6.2.          Suspension or Termination of Commitments.  Subject to Section 6.3, upon the occurrence of any Event of Default, Agent, at the request of Requisite Revolving Lenders, shall, without notice or demand, immediately suspend or terminate all or any portion of Lenders’ obligations to make additional Loans or issue or cause to be issued Letters of Credit under the Revolving Loan Commitment; provided that, if the Event of Default is waived by Requisite Revolving Lenders, the Commitments shall be reinstated.

6.3.          Acceleration and other Remedies.  Upon the occurrence of any Event of Default described in Sections 6.1(f) or 6.1(g), the Commitments shall be immediately terminated and all of the Obligations, including the Revolving Loans (but excluding any Obligations existing from time to time of Borrower or a Guarantor to a Lender (or an Affiliate of a Lender) arising in connection with any Bank Product Documents), shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the Commitment shall thereupon terminate.  Upon the occurrence and during the continuance of any other Event of Default, Agent, at the request of the Requisite Lenders, shall, by written notice to Borrower (a) reduce the aggregate amount of the Commitments from time to time, (b) declare all or any portion of the Loans and all or any portion of the other Obligations (excluding any Obligations existing from time to time of Borrower or a Guarantor to a Lender (or an Affiliate of a Lender) arising in connection with any Bank Product Documents) to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon, (c) terminate all or any portion of the obligations of Agent, L/C Issuers and Lenders to make Revolving Credit Advances and issue Letters of Credit, (d) demand that Borrower immediately deliver cash to Agent for the benefit of L/C Issuers (and Borrower shall then immediately so deliver) in an amount equal to the Minimum Collateral Amount and (e) exercise any other remedies which may be available under the Loan Documents or applicable law.  Borrower hereby grants to Agent, for the benefit of L/C Issuers and each Lender with a participation in any Letters of Credit then outstanding, a security interest in such cash collateral to secure all of the Letter of Credit Obligations.  Any such cash collateral shall be made available by Agent to L/C Issuers to reimburse L/C Issuers for payments of drafts drawn under such Letters of Credit and any fees, Charges and reasonable expenses of L/C Issuers with respect to such Letters of Credit and the unused portion thereof, after all such Letters of Credit shall have expired or been fully drawn upon, shall be applied to repay any other Obligations.  After all such Letters of Credit shall have expired or been fully drawn upon and all Obligations shall have been satisfied and paid in full, the balance, if any, of such cash collateral shall be (subject to any rights of third parties and except as otherwise directed by a court of competent jurisdiction) returned to Borrower.  Borrower shall from time to time execute and deliver to Agent such further documents and instruments as Agent may request with respect to such cash collateral.

6.4.          Performance by Agent.  If any Credit Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents and as a result thereof an Event of Default shall have occurred and be continuing, Agent may perform or attempt to perform such covenant, duty or agreement on behalf of such Credit Party.  In such event, Holdings or Borrower shall, at the request of Agent, promptly pay any amount reasonably expended by Agent in such performance or attempted performance to Agent, together with interest thereon at the applicable rate of interest in effect upon the occurrence of an Event of Default as specified in Section 1.2(d) from the date of such expenditure until paid.  Notwithstanding the foregoing, it is expressly agreed that Agent shall not have any liability or responsibility for the performance of any obligation of any Credit Party under this Agreement or any other Loan Document.

6.5.          Application of Proceeds.  Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower, and Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default.  Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Section 1.1 and 1.5 hereof), all payments (including the proceeds of any Asset Disposition or other sale of, or other realization upon, all or any part of the Collateral) received after acceleration of the Obligations shall be applied:  first, to all Fees, costs and expenses incurred by or owing to Agent and any Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, to accrued and unpaid interest on the Obligations (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding (other than Obligations owed under any Bank Product Document) and to cash collateralize outstanding Letters of Credit (pro rata among all such Obligations based upon the principal amount thereof or the outstanding face amount of such Letters of Credit, as applicable, and with respect to amounts applied to Term Loans, pro rata among all remaining Scheduled Installments thereof); and fourth to any other Obligations of Borrower or a Guarantor owing to Agent, any Lender (or any Affiliate of a Lender) or any L/C Issuer under the Loan Documents or any Bank Product Document.  Any balance remaining shall be delivered to Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

SECTION 7.
CONDITIONS TO LOANS

The obligations of Lenders and L/C Issuers to make Loans and to issue or cause to be issued Letters of Credit are subject to satisfaction of all of the applicable conditions set forth below.

7.1.          Conditions to Initial Loans.  The obligations of Lenders and L/C Issuers to make Loans and issue Letters of Credit on the Closing Date are, in addition to the conditions precedent specified in Section 7.2, subject to the delivery of all documents listed on, the taking of all actions set forth on and the satisfaction of all other conditions precedent listed in Annex B or in the closing checklist, all in form and substance, or in a manner, reasonably satisfactory to Agent and Lenders.

7.2.          Conditions to All Loans.  Except as otherwise expressly provided herein, the obligations of each Lender to fund any Term Loan or Advance and the obligations of each L/C Issuer to incur any Letter of Credit Obligation, are subject to satisfaction the following conditions as of the date thereof (the “Funding Date”):

(a)         each representation or warranty by any Credit Party contained herein and in any other Loan Document shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date in which case such representation or warranty shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date, unless, with respect to an Advance or Letter of Credit Obligation, Agent and the Requisite Revolving Lenders have determined to make such Advance or incur such Letter of Credit Obligation notwithstanding the fact that such warranty or representation is not true and correct in all material respects;

(b)         no Default or Event of Default shall have occurred and be continuing or shall result immediately after giving effect to any Term Loan or Advance (or the incurrence of any Letter of Credit Obligation), unless, with respect to an Advance or a Letter of Credit Obligation, Agent and the Requisite Revolving Lenders shall have determined to make any

Advance or incur any Letter of Credit Obligation notwithstanding the occurrence and continuance of such Default or Event of Default; or

(c)         the amount of such Advance (or the Letter of Credit Obligations incurred) does not exceed remaining Borrowing Availability.

The request and acceptance by Borrower of the proceeds of any Term Loan or Advance, the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Loan into, or as, a LIBOR Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrower that the conditions in this Section 7.2  have been satisfied and (ii) a reaffirmation by Borrower of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

SECTION 8.
ASSIGNMENT AND PARTICIPATION

8.1.          Assignment and Participations.

(a)         Subject to the terms of this Section 8.1, any Lender may make assignments to a Person (other than a natural Person) of, or sell participations in, at any time or times, the Loan Documents, Loans, Letter of Credit Obligations and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder.  Any assignment by a Lender (a “Sale”) shall be for a fixed and not a varying percentage of the assigning Lender’s respective Loans, Commitments and Letter of Credit Obligations (but do not have to be ratable between the Revolving Loans and Term Loans) and:  (i) shall require the consent of Agent (which consent shall not be unreasonably withheld or delayed) if (A) in the case of an assignment of any Revolving Loan, Revolving Loan Commitment or unfunded Term Loan Commitment, such assignment is to any Person that is not a Lender with an existing Commitment in respect of the same facility as the assigned Loans or Commitment, an Affiliate of such assigning Lender or an investment fund managed by the same investment advisor as the assigning Lender, or (B) in the case of an assignment of any Loan, such assignment is not a Lender Group Assignment; (ii) except with respect to any Lender Group Assignment or as approved in writing by the Agent and Borrower, after giving effect to any such partial assignment, the assignee Lender shall have Loans and Commitments in an amount at least equal to $1,000,000 and the assigning Lender shall have retained Loans and Commitments in an amount at least equal to $1,000,000 (unless all of the Loans and Commitments of such assigning Lender have been assigned); (iii) shall require the consent of Borrower (which consent shall not be unreasonably withheld or delayed) if (A) no Event of Default has occurred and is continuing, and (B) such assignment is not a Lender Group Assignment; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within ten (10) Business Days after having received notice thereof; (iv) if such assignment is an assignment of Revolving Loans or a Revolving Loan Commitment, shall require the consent of the Swing Line Lender and L/C Issuer (which consent shall not be unreasonably withheld or delayed), (v) if such assignment is an assignment of a Revolving Loan or a Commitment, such assignment shall not be to any Credit Party or Affiliate thereof and (vi) if such assignment is an assignment of a Term Loan to a Credit Party or Affiliate thereof, such assignment shall be subject to the additional conditions set forth in Section 8.1(i).  The parties to each Sale (other than those described in clause (g) or (h) below) shall execute and deliver to Agent an Assignment via an electronic settlement system designated by Agent (or, if previously agreed with Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to Agent), any tax forms required to be delivered pursuant to Section 1.9 and payment of an assignment fee in the amount of $3,500 (which assignment fee may be waived by Agent in its sole discretion), provided that (1) if a Sale is a Lender Group Assignment under clause (ii) or (iii) of the definition thereof then no assignment fee shall be due in connection with such Sale, and (2) if a Sale by a Lender is not a Lender Group Assignment under Clause (ii) or (iii) of the definition thereof, and concurrently such Lender makes a Lender Group Assignment under Clause (ii) or (iii) of the definition thereof, then only one assignment fee of $3,500 shall be due in connection with such Sale.  Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is not a Lender Group Assignment, upon Agent (and Borrower, if applicable) consenting to such Assignment (if required), from and after the effective date specified in such Assignment, Agent shall record or cause to be recorded in the Register the information contained in such Assignment.  Subject to the recording of an Assignment by Agent in the Register pursuant to Section 1.7(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).  Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender.”  In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment.  In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrower and Borrower shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned.

(b)         Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral or release any one or more Guarantors if the effect of such release would be to diminish all or substantially all of the collective value of the credit support provided by the Guaranties (other than in accordance with the terms of this Agreement, the Collateral

Documents or the other Loan Documents).  Solely for purposes of Sections 1.8, 1.9, 8.3 and 9.1, Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrower to the participant and the participant shall be considered to be a “Lender.”  Except as set forth in the preceding sentence neither Borrower nor any other Credit Party shall have any obligation or duty to any participant.  Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts of each participant’s interest with respect to the subject Loan or Commitment (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any of the other Loan Documents) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(c)         Except as expressly provided in this Section 8.1, no Lender shall, as between Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

(d)         Holdings and Borrower shall assist each Lender permitted to sell assignments or participations under this Section 8.1 as required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the prompt preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants, all on a timetable established by Agent in its sole discretion.  Holdings and Borrower shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their respective affairs contained in any selling materials provided by it and all other information provided by it and included in such materials, except that any Budget delivered by Borrower shall only be certified by Borrower as having been prepared by Borrower in compliance with the representations contained in Section 5.5.

(e)         A Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 9.14.

(f)          Unless an Event of Default has occurred and is continuing, no Lender shall assign or sell participations in any portion of its Loans or Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 1.8(a), increased costs or an inability to fund LIBOR Loans under Section 1.8(b), or withholding taxes in accordance with Section 1.9.  Notwithstanding the other provisions of this Section 8.1, no assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this sentence.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans and Advances previously requested from but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, each L/C Issuer, each Swing Line Lender and each other Lender hereunder (and interest accrued thereon) with respect to such assigned portion of rights and obligations, and (y) acquire (and fund as appropriate) an applicable pro rata share of Loans, Advances and participations in Letters of Credit and Swing Line Loans then being assigned from such Defaulting Lender.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.  Except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender

(g)         In addition to the other rights provided in this Section 8.1, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (a) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(h)         In addition to the other rights provided in this Section 8.1, each Lender may, (x) with notice to Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from

Agent or Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans, Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Section 1.9, but, with respect to Section 1.9(c), only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to Section 1.9 and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of Section 9.2(c) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (v) of Section 9.2(c).  No party hereto shall institute (and each of Borrower and Holdings shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (h) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Credit Party against any Liability that may be incurred by, or asserted against, such Credit Party as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability).  The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations.

(i)          Notwithstanding anything to the contrary contained in this Agreement, so long as (w) the conditions set forth in Section 8.1(a) with respect to any assignments are satisfied with respect to such repurchase, (x) both before and after giving effect to such assignment, no Advances are, or will be, outstanding, (y) no Default or Event of Default has occurred and is continuing or would result from such assignment and (z) the Borrower has delivered a certificate to the Agent in form and substance reasonably satisfactory to the Agent and signed by the Chief Executive Officer or Chief Financial Officer of the Borrower certifying that each of the conditions set forth in this Section 8.1(i) have been satisfied and that the terms of such repurchase conform to the requirements set forth herein, then a Credit Party or an Affiliate of a Credit Party may repurchase outstanding Term Loans on the following basis:

(i)                  such Term Loans shall be purchased from Lenders holding such Term Loans through an auction process the terms and conditions of which auction shall be determined by the Agent acting in consultation with the Borrower; provided that, in any event, (A) any offer by any Credit Party or Affiliate thereof to repurchase any Term Loans pursuant to this Section 8.1(i) shall be made to all Lenders holding the type or Series of Term Loans to be repurchased on the same terms and conditions for each such offer and (B) each Lender accepting such an offer shall be, subject to the terms and conditions of the auction, entitled to sell and receive payment for repurchase of such Lender’s Term Loans of that type or Series ratably based on the aggregate principal amount of such Term Loans owing to all Lenders who have accepted such offer for repurchase;

(ii)                              (A) the Borrower shall have paid all accrued and unpaid interest, if any, on the repurchased Term Loans to the date of repurchase of such Term Loans, (B) such repurchases and cancellations shall not be deemed to be voluntary or optional prepayments pursuant to Section 1.5(a) and (C) no such repurchases and cancellations shall change the Scheduled Installments (other than to reduce the amount due and payable on the maturity date of such Term Loan);

(iii)                             immediately upon such assignment becoming effective, and without further action by any Person, any Term Loans so repurchased shall be extinguished, cancelled and retired by the Credit Party or such Affiliate and shall no longer be outstanding (and shall not be resold or further assigned by any Credit Party or Affiliate), and all such Term Loans repurchased shall be deemed to be extinguished, cancelled and retired and no longer outstanding for all purposes of this Agreement and the other Loan Documents and the Credit Party or Affiliate acting in its capacity as assignee, shall thereafter have no rights as a Lender under the Loan Documents with respect to such Term Loans including, but not limited to (A) the right to receive any payments with respect to such Term Loans or any other amounts under the Loan Documents, (B) any right to make or receive any request, demand, authorization, direction, notice, consent or waiver under the Loan Documents, and (C) the right to vote with respect to such Term Loans or to be included in the determination of Requisite Lenders or for any similar or related purpose under this Agreement; and

(iv)               any repurchase of Loans by any Credit Party or its Affiliate pursuant to this Section 8.1(i) shall be permitted notwithstanding anything contained herein requiring payments to be made pro rata to all Lenders.

8.2.          Agency Provisions.

(a)         Appointment.  Each Lender and each L/C Issuer hereby designates and appoints SunTrust as its Agent under this Agreement and the other Loan Documents.  Each Lender hereby irrevocably authorizes Agent to execute and deliver the Collateral Documents and to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto.  Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders subject to the requirement that certain of Lenders’ consent be obtained in certain instances as provided in this Section 8.2 and Section 9.2.  The provisions of this Section 8.2 are solely for the benefit of Agent and Lenders and neither Holdings nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Holdings or any of its Subsidiaries.  Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.  Each Lender and Agent acknowledges that Agent’s legal counsel in connection with the transactions contemplated by this Agreement is acting as counsel to Agent and is not acting as counsel to such Lender.  The rights and duties of Agent under this Agreement or any other Loan Document may not be amended, modified, terminated or waived without the written consent of Agent in addition to any other consent required hereunder.

(b)         Duties as Collateral and Disbursing Agent.  Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of Lenders and L/C Issuers), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 6.1(f) or (g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 6.1(f) or (g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, and (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable requirements of law or otherwise; provided, however, that Agent hereby appoints, authorizes and directs each Lender and each L/C Issuer to act as collateral sub-agent for Agent, the Lenders and the L/C Issuers for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by Holdings, Borrower or any Domestic Subsidiary with, and cash and Cash Equivalents held by, such Lender or such L/C Issuer, and may further authorize and direct the Lenders and the L/C Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender and each L/C Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)         Limited Duties.  Under the Loan Documents, Agent (i) is acting solely on behalf of the Lenders and the L/C Issuers (except to the limited extent provided in Section 1.7(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender and L/C Issuer hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

(d)         Binding Effect.  Each Lender and each L/C Issuer agrees that (i) any action taken by Agent or the Requisite Lenders (or, if expressly required hereby, such other proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Agent in reliance upon the instructions of Requisite Lenders (or, where so required, such other proportion) and (iii) the exercise by Agent or the Requisite Lenders (or, where so required, such other proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

(e)         Use of Discretion; No Action without Instructions.  Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Requisite Lenders (or, where expressly required by the terms of this Agreement, such other proportion of the Lenders).

(f)          Right Not to Follow Certain Instructions.  Notwithstanding clause (e) above, Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to Agent, any other Person) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Agent or any of its officers, directors, employees or agents thereof or (ii) that is, in the opinion of Agent or its counsel, contrary to any Loan Document or applicable requirement of law; including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.

(g)         Delegation of Rights and Duties.  Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party).  Any such Person shall benefit from this Article VIII to the extent provided by Agent.

(h)         Rights, Exculpation, Etc.  Neither Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by it hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent shall be liable to the extent of its own gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction.  Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).  In no event shall Agent be liable for punitive, special, consequential, incidental, exemplary or other similar damages.  Neither Agent nor any of its agents or representatives shall be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectability, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Credit Party.  Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Credit Party, or the existence or possible existence of any Default or Event of Default.  Agent may at any time request instructions from Requisite Lenders, Requisite Revolving Lenders or all affected Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or required to take or to grant.  If such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Requisite Lenders, Requisite Revolving Lenders or such other portion of the Lenders as shall be prescribed by this Agreement.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders, Requisite Revolving Lenders or all affected Lenders, as applicable; and, notwithstanding the instructions of Requisite Lenders, Requisite Revolving Lenders or all affected Lenders, as applicable, Agent shall not have any obligation to take any action if it believes, in good faith, that such action is deemed to be illegal by Agent or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with Section 8.2(j).

(i)          Reliance.  Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 8.1, (ii) consult with any of its officers, directors, employees or agents and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iii) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.  Agent may, without incurring any liability hereunder, rely on the Register to the extent set forth herein.  Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

(j)          Expenses; Indemnification.  (i) Each Lender agrees to reimburse Agent and each of its officers, directors, and agents (to the extent not reimbursed by any Credit Party) promptly upon demand, severably and ratably, of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by Agent or any of its officers, directors, and agents in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document, and  (ii) each Lender agrees to reimburse and indemnify Agent and each of its officers, directors and agents for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys’ fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Agent under this Agreement or any of the Loan Documents, in proportion to each Lender’s Pro Rata Share, but only to the extent that any of the foregoing is not reimbursed by Borrower; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of Agent to the extent resulting from Agent’s gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction.  If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by the Requisite Lenders, Requisite Revolving Lenders or such other portion of the Lenders as shall be prescribed by this Agreement until such additional indemnity is furnished.  The obligations of Lenders under this Section 8.2(j) shall survive the payment in full of the Obligations and the termination of this Agreement.

(k)         Agent Individually.  With respect to its Commitments hereunder, SunTrust (or any successor Agent) shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender.  The terms “Lenders,” “Requisite Lenders,” “Requisite Revolving Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include SunTrust (or any successor Agent) in its individual capacity as a Lender or one of the Requisite Lenders or Requisite Revolving Lenders.  SunTrust (or any successor Agent), either directly or through strategic affiliations, may lend money to, acquire equity or other ownership interests in, provide advisory services to and generally engage in any kind of banking, trust or other business with any Credit Party and any Subsidiary of any Credit Party as if it were not acting as Agent pursuant hereto and without any duty to account therefor to Lenders.  SunTrust (or any successor Agent), either directly or through strategic affiliations, may accept fees and other consideration from any Credit Party and any Subsidiary of any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

(l)          Successor Agent.

(i)                  The Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower.  Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right to appoint a successor; provided, that, so long as no Event of Default has occurred and is continuing, the Borrower shall have the right to approve such successor (such approval not to be unreasonably withheld or delayed).  If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Requisite Lenders) (the “Resignation Effective Date”) or the Borrower shall not have approved such successor appointed by the Requisite Lenders as provided above, then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders and the L/C Issuers, appoint a successor Agent who shall serve as Agent until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above; provided, that, so long as no Event of Default has occurred and is continuing, the Borrower shall have the right to approve such successor appointed by the Agent (such approval not to be unreasonably withheld or delayed); provided, further, that the approval of the Borrower shall not be required if the successor appointed by the retiring Agent is a Lender at the time of such appointment.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(ii)                 If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Requisite Lenders or the Borrower may, to the extent permitted by applicable law, by notice in writing to such Person, the Lenders and the Borrower (as applicable) remove such Person as Agent and the Requisite Lenders may appoint a successor Agent; provided, that, so long as no Event of Default has occurred and is continuing, the Borrower shall have the right to approve such successor (such approval not to be unreasonably withheld or delayed); provided, further, that the approval of the Borrower shall not be required if the successor appointed by the Requisite Lenders is a Lender at the time of such appointment.  If no such successor shall have been so appointed by the Requisite Lenders and accepted such appointment within 30 days (or such earlier day as shall be agreed by the Requisite Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(iii)                With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time, if any, as the Requisite Lenders appoint a successor Agent as provided for above.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 8.2 and Sections 1.3(e) and 9.1 shall continue in effect for the benefit of such retiring or removed Agent, its sub agents and their respective related parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

(m)        Collateral Matters.

(i)                  Release of Collateral and Related Guaranties.  Secured Parties hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (w) upon termination of the Commitments and payment and satisfaction of all Obligations (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted), (x) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Agent may rely in good faith conclusively on any such certificate, without further inquiry), (y) in accordance with Section 3.2(d) or (z) in accordance with the provisions of the next sentence.  In addition, with the consent of Requisite Lenders (or all Lenders to the extent required by Section 9.2), Agent may release any Lien granted to or held by agent upon any Collateral.  Secured Parties hereby irrevocably authorize Agent, at its option and in its discretion, to release any Subsidiary from the Subsidiary Guaranty upon the sale of all Stock of such Subsidiary to a Person that is not an Affiliate of Holdings in a disposition permitted hereunder or otherwise approved by the Requisite Lenders.

(ii)                 Confirmation of Authority; Execution of Releases.  Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by Lenders (as set forth in Section 8.2(m)(i)), each Lender agrees to confirm in writing, upon request by Agent or Borrower, the authority to release any Collateral conferred upon Agent under clauses (x) and (y) of Section 8.2(m)(i).  Upon receipt by Agent of any requested confirmation from the Requisite Lenders of its authority to release any particular item or types of Collateral, and upon at least ten (10) Business Days’ prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent upon such Collateral; provided, however, that (x) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (y) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Credit Party, in respect of), all interests retained by any Credit Party, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(iii)                Absence of Duty.  Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by the Collateral Documents exists or is owned by Borrower or any other Credit Party or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 8.2(m) or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by the Collateral Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in property covered by the Collateral Documents as one of the Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders, provided that Agent shall exercise the same care which it would in dealing with loans for its own account.

(n)         Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and Fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  Agent will use reasonable efforts to notify each Lender of its receipt of any such notice unless such notice is with respect to defaults in the payment of principal, interest and fees, in which case Agent will notify each Lender of its receipt of such notice.  Agent shall take such action with respect to such Default or Event of Default as may be requested by Requisite Lenders in accordance with Section 6.  Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

(o)         Additional Secured Parties.  The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer party hereto as long as, by accepting such benefits, such Secured Party agrees, as among Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Agent, shall confirm such agreement in a writing in form and substance acceptable to Agent) this Article VIII, Section 9.6, Section 9.12, Section 9.14, Section 9.15, Section 9.16, Section 9.21, and Section 1.9 and the decisions and actions of Agent and the Requisite Lenders (or, where expressly required by the terms of this Agreement, such other proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 8.2(j) only to the extent of liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of Agent, Lenders and the L/C Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

(p)         Agent Reports.  Each Lender may from time to time receive one or more reports or other information (each, a “Report”) prepared by or on behalf of Agent (or one or more of Agent’s Affiliates).  With respect to each Report, each Lender hereby agrees that:

(i)                  Agent (and its Affiliates) shall have no duties or obligations in connection with or as a result of a Lender receiving a copy of a Report, which will be provided solely as a courtesy, without consideration.  Each Lender will perform its own diligence and will make its own independent investigation of the operations, financial conditions and affairs of the Credit Parties and will not rely on any Report or make any claim that it has done so.  In addition, each Lender releases, and agrees that it will not assert, any claim against Agent (or one or more of Agent’s Affiliates) that in any way relates to any Report or arises out of a Lender having access to any Report or any discussion of its contents, and each Lender agrees to indemnify and hold harmless Agent (and Agent’s Affiliates) and its officers, directors, employees, agents and attorneys from all claims, liabilities and expenses relating to a breach by a Lender or any of its personnel of this Section or otherwise arising out of a Lender’s access to any Report or any discussion of its contents;

(ii)                 Each Report may not be complete and certain information and findings obtained by Agent (or one or more of Agent’s Affiliates) regarding the operations and condition of the Credit Parties may not be reflected in each Report.  Agent (and its Affiliates) make no representations or warranties of any kind with respect to (i) any existing or proposed financing; (ii) the accuracy or completeness of the information contained in any Report or in any other related documentation; (iii) the scope or adequacy of Agent’s (and Agent’s Affiliates’) due diligence, or the presence or absence of any errors or omissions contained in any Report or in any other related documentation; and (iv) any work performed by Agent (or one or more of Agent’s Affiliates) in connection with or using any report or any related documentation; and

(iii)                Each Lender agrees to safeguard each Report and any related documentation with the same care which it uses with respect to information of its own which it does not desire to disseminate or publish, and agrees not to reproduce or distribute or provide copies of or disclose any Report or any other related documentation or any related discussions to anyone except to the extent such distribution or disclosure would be permitted if the Report were confidential information subject to Section 9.14.

(q)         Lender Actions Against Collateral.  Each Lender agrees that it will not take any enforcement action, nor institute any actions or proceedings, with respect to the Loans, against Borrower or any Credit Party hereunder or under the other Loan Documents or against any of the Collateral (including any exercise of any right of set-off) without the consent of Agent (such consent not to be unreasonably withheld) or Requisite Lenders.  All such enforcement actions and proceedings shall be (i) taken in concert and (ii) at the direction of or with the consent of Agent (such consent not to be unreasonably withheld) or Requisite Lenders.  Agent is authorized to issue all notices to be issued by or on behalf of Lenders with respect to any Subordinated Debt.  With respect to any action by Agent to enforce the rights and remedies of Agent and the Lenders under this Agreement and the other Loan Documents, each Lender hereby consents to the jurisdiction of the court in which such action is maintained, and agrees to deliver its Notes to Agent to the extent necessary to enforce the rights and remedies of Agent for the benefit of the Lenders under the Collateral Documents in accordance with the provisions hereof.

8.3.          Set Off and Sharing of Payments.  Subject to Section 8.2(q), in addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Lender at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (B) other property at any time held or owing by such Lender to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent (such consent not to be unreasonably withheld).  Notwithstanding anything herein to the contrary, the failure to give notice of any set off and application made by such Lender to Borrower shall not affect the validity of such set off and application.  Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender entitled to share in the amount so set off in accordance with their respective Pro Rata Shares; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 8.5(e) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, the L/C Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and upon doing so shall deliver such amount so set off to Agent for the benefit of all Lenders entitled to share in the amount so set off in accordance with their Pro Rata Shares.

8.4.          Disbursement of Funds.  Agent may, on behalf of Lenders, disburse funds to Borrower for Loans requested.  Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Loan before Agent disburses same to Borrower.  If Agent elects to require that each Lender make funds available to Agent prior to a disbursement by Agent to Borrower, Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Pro Rata Share of the Loan requested by Borrower no later than 1:00 p.m. (New York time) on the Funding Date applicable thereto, and each such Lender shall pay Agent such Lender’s Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Agent’s account on such Funding Date.  If any Lender fails to pay the amount of its Pro Rata Share within one (1) Business Day after Agent’s demand, Agent shall promptly notify Borrower, and Borrower shall immediately repay such amount to Agent.  Any repayment required pursuant to this Section 8.4 shall be without premium or penalty.  Nothing in this Section 8.4 or elsewhere in this Agreement or the other Loan Documents, including the provisions of Section 8.5, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

8.5.          Disbursements of Advances; Payment; Cash Collateral; Defaulting Lenders.

(a)         Advances; Payments.

(i)                  Revolving Lenders shall refund or participate in the Swing Line Loan in accordance with clauses (iii) and (iv) of Section 1.1(c).  Agent shall notify Revolving Lenders, promptly after receipt of a Notice of Revolving Credit Advance and in any event prior to 1:00 p.m. (New York time) on the date such Notice of a Revolving Credit Advance is received, by fax, telephone or other similar form of transmission.  Each Revolving Lender shall make the amount of such Lender’s Pro Rata Share of such Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent’s account as set forth in Section 1.1(f) not later than 3:00 p.m. (New York time) on the requested Funding Date in the case of an Index Rate Loans and not later than 11:00 a.m. (New York time) on the requested Funding Date in the case of a LIBOR Loan.  After receipt of such wire transfers (or, in Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Revolving Credit Advance to Borrower as designated by Borrower in the Notice of Revolving Credit Advance.  All payments by each Revolving Lender shall be made without setoff, counterclaim or deduction of any kind.

(ii)                 At least once each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), if the Agent has received any payments by Borrower hereunder, Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan.  Provided that each Lender has funded all payments and Advances required to be made by it and funded all purchases of participations required to be funded by it under this Agreement and the other Loan Documents as of such Settlement Date and subject to Section 8.5(d), Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and Fees paid by Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender’s account (as on record with the Agent) not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date.

(b)         Availability of Lender’s Pro Rata Share.  Agent may assume that each Revolving Lender will make its Pro Rata Share of each Revolving Credit Advance available to Agent on each Funding Date.  If such Pro Rata Share is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind.  If any Revolving Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower and Borrower shall immediately repay such amount to Agent.  Nothing in this Section 8.5(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder.  To the extent that Agent advances funds to Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Revolving Lender.

(c)         Return of Payments.

(i)                  If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)                 If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d)         Cash Collateral.  At any time that there shall exist a Defaulting Lender, within two Business Days following the written request of the Agent or any L/C Issuer (with a copy to the Agent) the Borrower shall Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 8.5(e)(i)(D) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i)                  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Agent, for the benefit of the L/C Issuers, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (ii) below.  If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent and the L/C Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii)                 Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 8.5(d) or Section 8.5(e) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii)                Cash Collateral (or the appropriate portion thereof) provided to reduce any L/C Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 8.5(d) following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Agent and each L/C Issuer that there exists excess Cash Collateral; provided that, subject to Section 8.5(e), the Person providing Cash Collateral and each L/C Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(e)         Defaulting Lenders.

(i)                  Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(A)          Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders.

(B)           Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 6 or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 8.3 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 8.5(d); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and Advances under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 8.5(d); sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuers or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans, Advances or Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans or Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7.2 were satisfied or waived, such payment shall be applied solely to pay the Loans and Advances of, and Letter of Credit Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans or Advances of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Loans, Advances and funded and unfunded LC Exposure and Swing Line

Exposure are held by the Lenders pro rata in accordance with the Commitments under the applicable facility without giving effect to Section 8.5(e)(i)(D). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 8.5(e)(B) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(C)           (1)           No Defaulting Lender shall be entitled to receive any Applicable Unused Line Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(2)           Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its LC Exposure for which it has provided Cash Collateral pursuant to Section 8.5(d); provided, that any such fees to which such Defaulting Lender is entitled to pursuant to this clause (2) shall be paid as provided in Section 8.5(e)(i)(B).

(3)           With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (2) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s LC Exposure of Swing Line Exposure that has been reallocated to such Non-Defaulting Lender pursuant to clause (D) below, (y) pay to each L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(D)          All or any part of such Defaulting Lender’s LC Exposure and Swing Line Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Share (with respect to Revolving Loans calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 7.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Loan of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Loan Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(E)           If the reallocation described in clause (D) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 8.5(d).

(F)           With the written approval of the Agent, Borrower may terminate (on a non-ratable basis) the unused amount of the Revolving Loan Commitment of a Defaulting Lender, provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Agent, any L/C Issuer or any Lender may have against such Defaulting Lender.

(ii)                 Defaulting Lender Cure.  If the Borrower, the Agent and each Swing Line Lender and L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans and Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and Advances funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable facility (without giving effect to Section 8.5(e)(i)(D)), whereupon such Lender will cease to be a Defaulting Lender; and, after giving effect to the foregoing, if any cash collateral has been posted by the Borrower with respect to such Defaulting Lender, the Agent will promptly return such cash collateral to the Borrower; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(iii)                New Swing Line Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

8.6.          Lender Credit Decision.  Each Lender and each L/C Issuer acknowledges that it shall, independently and without reliance upon Agent, any Lender or L/C Issuer or any of their officers, directors or agents or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by Agent or any of its officers, directors or agents, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.  Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders or L/C Issuers, Agent shall not have any duty or responsibility to provide any Lender or L/C Issuer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of Agent or any of its officers, directors or agents.

SECTION 9.

MISCELLANEOUS

9.1.          Indemnities.  Borrower agrees to indemnify, pay, and hold Agent, each Lender, each L/C Issuer and their respective Affiliates, officers, directors, employees, agents, and attorneys (the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses (including all reasonable fees and expenses of counsel to such Indemnitees) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitees in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, the Bank Product Documents, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party, (ii) any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its officers, directors or agents (and including reasonable attorneys’ fees in any case), whether or not any such Indemnitee, officer, director or agent is a party thereto, and whether or not based on any securities or commercial law or regulation or any other requirement of law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, that Borrower shall have no obligation to an Indemnitee hereunder with respect to any Indemnified Matter to the extent resulting from the gross negligence, bad faith or willful misconduct of that Indemnitee or its Affiliates, officers, directors, employees, agents or attorneys as determined by a final judgment (with respect to which the appeal period has run) of a court of competent jurisdiction or with respect to disputes among Indemnitees (provided that the joint lead arrangers, bookrunner, Agent, each L/C Issuer and the Swing Line Lender shall remain indemnified in their respective capacities as such, subject to the same limitations on indemnification liability regarding gross negligence, bad faith or willful misconduct as provided immediately above).  If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

9.2.          Amendments and Waivers.

(a)         Except for actions expressly permitted to be taken by Agent including, without limitation pursuant to Section 1.1(e), no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, and by Requisite Lenders, Requisite Revolving Lenders or all affected Lenders, as applicable.  Except as set forth in clauses (b) and (c) below or as expressly set forth herein, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(b)                           No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 7.2 to the making of any Advance or the incurrence of any Letter of Credit Obligations shall be effective unless the same shall be in writing and signed by Agent, Requisite Revolving Lenders and Borrower.  Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of any Advance or the incurrence of Letter of Credit Obligations set forth in Section 7.2 unless the same shall be in writing and signed by Agent, Requisite Revolving Lenders and Borrower.

(c)                            No amendment, modification, termination or waiver shall, unless in writing and signed by each Lender directly affected thereby:  (i) increase the principal amount or postpone or extend the scheduled date of expiration of any Lender’s Commitment (which action shall be deemed only to affect those Lenders whose Commitments are increased or the scheduled date of expiration of whose Commitments are postponed or extended); (ii) reduce the principal of, rate of interest (other than any determination or waiver to charge or not charge interest or fees at the Default Rate) on or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender; (iii) extend any scheduled payment date or final maturity date of the principal amount of any Loan of any affected Lender or postpone or extend the scheduled date of expiration of any Letter of Credit beyond the date set forth in clause (3) of the initial sentence of Section 1.1(d)(i)(B); (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender (which action shall be deemed only to affect those Lenders to whom such payments are to be made); (v) release any Guaranty except as otherwise permitted in Section 8.2(m) or, release all or substantially all of the Collateral (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder except such changes as may be necessary to (A) incorporate the addition of New Term Loan Commitments or New Revolving Loan Commitments (or Loans made with respect thereto) pursuant to Section 1.1(e) (as such Section may be modified in accordance with this Section 9.2) or (B) with the consent of the Agent and the Requisite Lenders, provide for additional tranches of credit so long as the percentage of the Commitments or aggregate unpaid principal amounts required to take action hereunder with respect to any additional tranche is treated in a manner consistent with the treatment of the Revolving Loan Commitments, Revolving Loans, Term Loan Commitments and Term Loans on the Closing Date; and (vii) amend or waive this Section 9.2 or the definitions of the terms “Requisite Lenders” or “Requisite Revolving Lenders” insofar as such definitions affect the substance of this Section 9.2 or the term “Pro Rata Share” (which action shall be deemed to directly affect all Lenders) except, in each case, amendments to such terms as may be necessary to (A) incorporate the addition of New Term Loan Commitments or New Revolving Loan Commitments (or Loans made with respect thereto) pursuant to Section 1.1(e) (as such Section may be modified in accordance with this Section 9.2) or (B) with the consent of the Agent and the Requisite Lenders, provide for additional tranches of credit so long as the terms of this Section 9.2 or the definitions referenced above as so amended or waived treat any such additional tranche in a manner consistent with the treatment of the Revolving Loan

Commitments, Revolving Loans, Term Loan Commitments and Term Loans on the Closing Date.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitments of such Lender may not be increased or extended without the consent of such Defaulting Lender.  Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent, Swing Line Lender or L/C Issuers under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent, Swing Line Lender or L/C Issuers, as the case may be, in addition to Lenders required hereinabove to take such action.  Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.  No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document.  No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note.  No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

9.3.                              Notices.

(a)                            All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to the address set forth below, (ii) sent by facsimile to the facsimile number set forth below, (iii) in the case of notices and other communications among the Lenders, (A) posted to Syndtrak Online® (to the extent such system is available and set up by or at the direction of Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.syndtrak.com or using such other means of posting to Syndtrak Online® as may be available and reasonably acceptable to Agent prior to such posting, or (B) posted to any other E-System set up by or at the direction of Agent or (iv) addressed to such other address as shall be notified in writing (A) in the case of Borrower, Agent and the Swing Line Lender, to the other parties hereto and (B) in the case of all other parties, to Borrower and Agent.  Transmission by electronic mail (not including facsimile transmissions) (including E-Fax, even if transmitted to the fax numbers set forth above) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System.

If to Borrower:	Transaction Network Services, Inc.
11480 Commerce Park Drive - Suite 600
Reston, Virginia 20191
ATTN: Chief Financial Officer
Fax: (703) 453-8599

With a copy to:	Transaction Network Services, Inc.
11480 Commerce Park Drive - Suite 600
Reston, Virginia 20191

ATTN: General Counsel
Fax: (703) 453-8397

and,

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
ATTN: Jocelyn A. Hirsch
Fax: (312) 862-2200

If to Agent or SunTrust:	SunTrust Bank
303 Peachtree Street, 3rd Floor
Atlanta, GA 30308
ATTN: Portfolio Manager
Fax: (404) 221-2001

With a copy to:	SunTrust Banks, Inc.
Mail Code: GA-ATL-7662
303 Peachtree Street, 25th Floor
Atlanta, GA 30308
ATTN: Agency Services
Fax: 404-221-2001

If to a Lender:	To the address set forth on the signature page hereto or in the applicable Assignment Agreement or Joinder Agreement, as the case may be

(b)                           All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, 1 Business Day after delivery to such courier service properly addressed, (iii) if delivered by mail, 4 Business Days after deposit in the mail with proper postage, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to Agent pursuant to Article I shall be effective until received by Agent.

(c)                            Each Lender shall notify Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.

9.4.                              Electronic Transmissions.

(a)                            Authorization.  Subject to the provisions of Section 9.3(a), Agent, Lenders, each Credit Party and each of their officers, directors and agents, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein.  Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)                           Signatures.  Subject to the provisions of Section 9.3(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which each Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c)                            Separate Agreements.  All uses of an E-System shall be governed by and subject to, in addition to Section 9.3 and this Section 9.4, separate terms and conditions posted or referenced in such E-System and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.

(d)                           LIMITATION OF LIABILITY.  ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”.  NONE OF AGENT, ANY LENDER OR ANY OF THEIR OFFICERS, DIRECTORS OR AGENTS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN.  NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR OFFICERS, DIRECTORS OR AGENTS IN CONNECTION WITH ANY E SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS.  Each of Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

9.5.                              Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of Agent or any Lender to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default.  All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

9.6.                              Marshaling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations.  To the extent that Borrower makes payment(s) or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone (whether as a result of any demand, litigation, settlement or otherwise), then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

9.7.                              Severability. The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Loan Documents shall not affect or impair the legality or enforceability of remaining provisions in the Loan Documents.

9.8.                              Lenders’ Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder.  In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan.  Nothing contained in any Loan Document and no action taken by Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.

9.9.                              Headings. Section and subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

9.10.                        Applicable Law. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS WHICH DOES NOT EXPRESSLY SET FORTH APPLICABLE LAW SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

9.11.                        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that any assignment by any Lender shall be subject to the provisions of Section 8.1 hereof, and provided further that Borrower may not assign its rights or obligations hereunder without the written consent of all Lenders and any such purported assignment without such consent shall be void ab initio.

9.12.                        No Fiduciary Relationship; Limited Liability. No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to any Credit Party by Agent or any Lender.  Holdings and Borrower each agrees on behalf of itself and each other Credit Party, that neither Agent nor any Lender shall have liability to any Credit Party (whether sounding in tort, contract or otherwise) for losses suffered by any Credit Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless and to the extent that it is determined that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought as determined by a final non-appealable order by a court of competent jurisdiction.  Neither Agent nor any Lender shall have any liability with respect to, and Holdings and Borrower each hereby on behalf of itself and each other Credit Party, waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by any Credit Party in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.  This Agreement is made and entered into for the sole protection and legal benefit of Borrower, the Lenders, the L/C Issuers, Agent and, subject to the provisions of Section 8.2(o) hereof, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  Neither Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

9.13.                        Construction. Agent, each Lender, Holdings and Borrower acknowledge that each of them and each other Credit Party has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by Agent, each Lender, Holdings, Borrower and each other Credit Party.  The parties hereto acknowledge that this Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

9.14.                        Confidentiality. Agent and each Lender agree to keep confidential, using the same standard of care as used in protecting their own confidential information (but no less than a reasonable degree of care), any non-public information delivered pursuant to the Loan Documents and not to disclose such information to Persons other than  (A) to potential assignees or participants, (B) to Persons employed by or engaged by Agent, a Lender or a Lender’s assignees or participants including attorneys, auditors and  professional consultants, and (C) to rating agencies, insurance industry associations, lenders, investors or other financing sources or potential lenders, investors or other financing sources of such Lender or Lender’s assignees or participants, and portfolio management services; provided in the case of each of the foregoing clauses (A) through (C) such Persons are subject to a duty of confidentiality with respect to the information disclosed that is at least as restrictive as the confidentiality obligations contained in this Section 9.14. The confidentiality provisions contained in this Section 9.14 shall not apply to disclosures (i) required to be made by Agent or any Lender to any regulatory or governmental agency or pursuant to law, rule, regulations or legal process; provided that Agent or such Lender shall endeavor (to the extent permitted by any regulatory or governmental agency) to provide Borrower with prompt notice of such requested disclosure so that Borrower may seek a protective order or other appropriate remedy and, in any event, Agent or such Lender will endeavor to provide only that portion of such information which, in the reasonable judgment of Agent or such Lender, as the case may be, is relevant or legally required to provide or (ii) consisting of general portfolio information that does not specifically identify Borrower. Holdings and Borrower each consent to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Agent or such Lender shall provide a draft of any such tombstone or similar advertising material to Holdings and Borrower for review and comment prior to the publication thereof. Agent and Lenders reserve the right to provide to industry trade organizations and publications information necessary and customary for inclusion in league table measurements, for analytical data relating to market trends or for transaction reporting requirements. The obligations of Agent and Lenders under this Section 9.14 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the Closing Date. In no event shall Agent or any Lender be obligated or required to return any such information or other materials furnished by any Credit Party.

9.15.                        CONSENT TO JURISDICTION. EACH PARTY HERETO HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND ANY APPELLATE COURT FROM ANY THEREOF AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS.  EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS.  BORROWER AND CREDIT PARTIES HEREBY WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREE THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER AND CREDIT PARTIES BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.  BORROWER AND CREDIT PARTIES IN ANY EVENT WILL USE ALL COMMERCIALLY REASONABLE EFFORTS TO PRODUCE IN ANY SUCH DISPUTE RESOLUTION PROCEEDING, AT THE TIME AND IN THE MANNER REQUESTED BY AGENT OR ANY LENDER, ALL PERSONS, DOCUMENTS (WHETHER IN TANGIBLE, ELECTRONIC OR OTHER FORM) OR OTHER THINGS UNDER THEIR CONTROL AND RELATING TO THE DISPUTE.

9.16.                        WAIVER OF JURY TRIAL. BORROWER, CREDIT PARTIES, AGENT AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.  BORROWER, CREDIT PARTIES, AGENT AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL

INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  BORROWER, CREDIT PARTIES, AGENT AND EACH LENDER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

9.17.                        Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans, issuances of Letters of Credit and the execution and delivery of the Notes.  Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in Sections 1.3(e), 1.8, 1.9 and 9.1 shall survive the repayment of the Obligations and the termination of this Agreement.

9.18.                        ENTIRE AGREEMENT. THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF (OTHER THAN THE SUNTRUST FEE LETTER AND THE BANK OF AMERICA FEE LETTER), AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO.  IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).  ALL EXHIBITS, SCHEDULES AND ANNEXES REFERRED TO HEREIN ARE INCORPORATED IN THIS AGREEMENT BY REFERENCE AND CONSTITUTE A PART OF THIS AGREEMENT.

9.19.                        Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one in the same instrument.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.  Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, Holdings, Borrower, the other Credit Parties hereto (in each case except for Article VIII), Agent, each Lender and L/C Issuer party hereto and, to the extent provided in Section 8.2, each other Secured Party and, in each case, their respective successors and permitted assigns.  Except as expressly provided in any Loan Document (including in Section 8.2), none of Holdings, Borrower, any other Credit Party, any L/C Issuer or Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

9.20.                        Mitigation of Obligations; Replacement of Lenders.

(a)                            If any Lender requests compensation under Section 1.8, or requires the Borrower to pay any Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 1.9, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans and Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 1.8 or 1.9, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment

(b)                           If any Lender requests compensation under Section 1.8, or if the Borrower is required to pay any Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 1.9 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 9.20(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.1), all of its interests, rights (other than its existing rights to payments pursuant to Section 1.8 or Section 1.9) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)                                                     the Borrower shall have paid to the Agent the assignment fee (if any) specified in Section 9.2;

(ii)                                                  such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded LC Exposure, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 1.3(d)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)                                               in the case of any such assignment resulting from a claim for compensation under Section 1.8 or payments required to be made pursuant to Section 1.9, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)                                              such assignment does not conflict with applicable law; and

(v)                                                 in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have agreed to consent to the applicable amendment, waiver or consent.

(c)                            If any Lender requests compensation under Section 1.8, or if the Borrower is required to pay any Taxes or additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 1.9, Borrower may, with Agent’s consent, prepay in full all outstanding Obligations owed to such Lender and terminate such Lender’s Pro Rata Share of the Revolving Loan Commitment and Pro Rata Share of the Term Commitment, in which case the Revolving Loan Commitment and Term Loan Commitment will be reduced by the amount of such Pro Rata Share.  Borrower shall, within ninety (90) days following notice of its intention to do so, prepay in full all outstanding Obligations owed to such Lender (including, in any case where such prepayment occurs as the result of a demand for payment for increased costs, such Lender’s increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment), and terminate such Lender’s obligations under the Revolving Loan Commitment and Term Loan Commitment.

9.21.                        Delivery of Termination Statements and Mortgage Releases. On the Termination Date, termination of the Commitments and a release of all claims, if any, against Agent and Lenders, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnitee asserting any damages, losses or liabilities that are indemnified liabilities hereunder, Agent shall deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

9.22.                        Subordination of Intercompany Debt.

(a)                            Any intercompany Indebtedness or other intercompany payables or receivables, or intercompany advances directly or indirectly made by or owed to any Credit Party by any other Credit Party (collectively, “Intercompany Debt”), of whatever nature at any time outstanding shall be subordinate and subject in right of payment to the prior payment in full in cash of the Obligations.  No Credit Party will, while any Event of Default under Section 6.1(a), (f), or (g) is continuing, accept any payment, including by offset, on any Intercompany Debt until the Termination Date, in each case, except with the prior written consent of the Agent.

(b)                           In the event that any payment on any Intercompany Debt shall be received by a Credit Party other than as permitted by this Section 9.22 before the Termination Date, such Credit Party shall receive such payments and hold the same in trust for, segregate the same from its own assets and shall immediately pay over to, Agent for the benefit of Agent and Lenders all such sums to the extent necessary so that Agent and the Lenders shall have been paid in full, in cash, all Obligations owed or which may become owing.

(c)                            Upon any payment or distribution of any assets of any Credit Party of any kind or character, whether in cash, property or securities by set-off, recoupment or otherwise, to creditors in any liquidation or other winding-up of such Credit Party or in the event of any Proceeding, Agent and Lenders shall first be entitled to receive payment in full in cash, in accordance with the terms of the Obligations, before any payment or distribution is made on, or in respect of, any Intercompany Debt, in any such Proceeding, any distribution or payment, to which Agent or any Lender would be entitled except for the provisions hereof shall be paid by such Credit Party, or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution directly to Agent (for the benefit of Agent and the

Lenders) to the extent necessary to pay all such Obligations in full in cash, after giving effect to any concurrent payment or distribution to Agent and Lenders (or to Agent for the benefit of Agent and Lenders).

9.23.                        Patriot Act. Each Lender that is subject to the Patriot Act hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Patriot Act.

9.24.                        Joint and Several. The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several.

[Signatures on Following Pages]

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

TRANSACTION NETWORK SERVICES, INC., as Borrower, and TNS, INC., as a Credit Party

By:	/s/ Dennis Randolph
Name:	Dennis Randolph
Title:	Chief Financial Officer

SUNTRUST BANK,
as Agent, an L/C Issuer and a Lender

By:	/s/ Carle Felton
Name:	Carle Felton
Title:	Director

[Signature Page to TNS Credit Agreement]

ANNEX A

to

CREDIT AGREEMENT

DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

“Account Debtor” means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

“Accounting Changes” means:  (a) changes in accounting principles required by GAAP and implemented by Holdings or any of its Subsidiaries; (b) changes in accounting principles recommended by Holdings’ certified public accountants and implemented by Holdings; and (c) changes in carrying value of Holdings’ or any of its Subsidiaries’ assets, liabilities or equity accounts resulting from (i) the application of purchase accounting principles (A.P.B. 16 and/or 17, FASB ASC 805 and EITF 88-16 and FASB ASC 740) to the Related Transactions or (ii) as the result of any other adjustments that, in each case, were applicable to, but not included in, the Pro Forma.

“Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by Holdings or any Domestic Subsidiary, and in any event, including, (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of Holdings’ or any Domestic Subsidiary’s rights in, to and under all purchase orders or receipts for goods or services rendered by Holdings or any Domestic Subsidiary, (c) all of Holdings’ or any Domestic Subsidiary’s rights to any goods represented by any of the foregoing, (d) all rights to payment due to Holdings or any Domestic Subsidiary for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by Holdings or any Domestic Subsidiary or in connection with any other transaction (whether or not yet earned by performance on the part of Holdings or any Domestic Subsidiary), (e) all healthcare insurance receivables, and (f) all collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.

“Advances” means any Revolving Credit Advance or Swing Line Advance, as the context may require.

“Affected Lender” has the meaning ascribed to it in Section 9.20(a).

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person and (c) each of such Person’s officers, directors, joint venturers and partners.  For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Agent and each Lender when used in connection with Holdings or its Subsidiaries.

“Agent” means SunTrust in its capacity as administrative agent for Lenders or a successor agent pursuant to Section 8.2.

“Agreement” means this Credit Agreement (including all schedules, subschedules, annexes and exhibits hereto), as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Applicable Margins” means collectively the Applicable Revolver Index Margin, the Applicable Initial Term Loan Index Margin, the Applicable Revolver LIBOR Margin and the Applicable Initial Term Loan LIBOR Margin.

“Applicable Initial Term Loan Index Margin” means the per annum interest rate from time to time in effect and payable in addition to the Index Rate applicable to the Initial Term Loan, as determined by reference to Section 1.2(a).

“Applicable Initial Term Loan LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Initial Term Loan, as determined by reference to Section 1.2(a).

“Applicable Revolver Index Margin” means the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Revolving Loan, as determined by reference to Section 1.2(a).

“Applicable Revolver LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Revolving Loan, as determined by reference to Section 1.2(a).

“Applicable Unused Line Fee” has the meaning ascribed to it in Section 1.3(b).

“Applicable Unused Line Fee Margin” means the per annum fee margin from time to time in effect and payable with respect to the Applicable Unused Line Fee, as determined by reference to Section 1.3(b).

“Asset Disposition” means the disposition whether by sale, lease, transfer, loss, damage, destruction, casualty, condemnation or otherwise of any of the following:  (a) any of the

Stock or other equity or ownership interest of Borrower or any of Borrower’s Subsidiaries that are Credit Parties or (b) any or all of the assets of Borrower or any of its Subsidiaries that are Credit Parties; provided, however, that (i) any sale or transfer of Inventory in the ordinary course of business, (ii) any sale or other disposition of surplus, worn out or obsolete assets which are no longer useful in the business of Borrower or any of its Subsidiaries that are Credit Parties, (iii) any asset sale or series of related asset sales described above having a fair market value not in excess of $500,000, (iv) the liquidation of any Cash Equivalents in the ordinary course of business, (v) the leasing or licensing of real or personal property (including Intellectual Property) in the ordinary course of business, (vi) sales of accounts receivable to the extent permitted by Section 3.7(f) and (vii) sales, leases, licenses and transfers of Stock (other than the Stock of the Borrower) or assets of (A) Borrower or a Domestic Subsidiary to Borrower or to another Domestic Subsidiary who is a Guarantor and (B) a Foreign Subsidiary of Borrower to Borrower or another Subsidiary of Borrower, in each case for valid business reasons, and for fair market value and subject to the provisions of Section 2.7, shall, in each case, not be deemed an “Asset Disposition” for purposes of this Agreement.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 8.1(a) (with the consent of any party whose consent is required by Section 8.1(a)), accepted by Agent, in substantially the form of Exhibit 8.1 or any other form approved by Agent.

“Bank of America Fee Letter” has the meaning ascribed to it in Section 1.3(a).

“Bank Product Documents” shall mean all agreements entered into from time to time by Borrower or a Guarantor evidencing Bank Products.

“Bank Products” shall mean each and any of the following types of services or facilities extended to Borrower or a Guarantor by any Lender or any Affiliate of any Lender: (a) commercial credit cards; (b) cash management services (including controlled disbursement services, ACH Transactions, and interstate depository network services); (c) return items; (d) Interest Rate Agreements and/or Other Hedging Agreements; (e) pension related products; and (f) foreign exchange; provided, however, that for any of the foregoing to be included as an “Obligation” for purposes of a distribution under Section 6.5, the applicable Lender or Affiliate of any Lender providing such Bank Product must have previously provided written notice to the Agent (with a copy to the Borrower) of (i) the existence of such Bank Product, (ii) the maximum dollar amount of net obligations arising thereunder (“Bank Product Amount”), and (iii) the methodology to be used by such party in determining the amount owing from time to time in respect thereof, which written notice may be updated from time to time as determined by the applicable Lender or Affiliate of any Lender as to the then-current Bank Product Amount.  No Bank Product Amount may be established or increased at any time that an Event of Default of which such Lender or Affiliate of any Lender has knowledge exists.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. or any other applicable bankruptcy, insolvency or similar laws as amended and in effect from time to time and the regulations issued from time to time thereunder.

“Borrower” has the meaning ascribed to it in the preamble to the Agreement.

“Borrowing Availability” means as of any date of determination the Maximum Amount less the sum of (i) the Revolving Loan then outstanding (including, without duplication, the outstanding balance of Letter of Credit Obligations), and (ii) the Swing Line Loan then outstanding.

“Budget” means Holdings’ forecasted consolidated:  (a) balance sheets; (b) profit and loss statements; and (c) cash flow statements, all prepared on a division-by-division basis, if applicable, and otherwise consistent with the historical Financial Statements of Holdings, together with appropriate supporting details and a statement of underlying assumptions.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or authorized to be closed in the State of New York, in the State of Virginia or in the State of Georgia and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

“Capex Limit” has the meaning ascribed to it in Section 4.1.

“Capital Expenditures” has the meaning ascribed to it on Schedule 1 to Annex C.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Carry Over Amount” has the meaning ascribed to it in Section 4.1.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Agent, for the benefit of one or more of the L/C Issuers or Lenders, as collateral for Letter of Credit Obligations, cash or deposit account balances or, if the Agent, Borrower (solely in the case of a pledge by Borrower) and each applicable L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Agent and each applicable L/C Issuer.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means: (i) marketable securities (A) issued or directly and unconditionally guaranteed as to interest and principal by the United States or British government or (B) issued by any agency of the United States or British government the obligations of which are backed by the full faith and credit of the United States or England, as applicable, in each case maturing within one year after acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after acquisition thereof and having, at the time of acquisition, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) Dollar, Canadian dollar, Euro or Sterling denominated (or other foreign currency fully hedged) time deposits,  certificates of deposit or bankers’ acceptances issued or accepted by (1) any Lender, (2) any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that is at least (A) “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (B) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000 or (3) a non-United States commercial banking institution which is either currently ranked among the 100 largest banks in the world (by assets by American Banker), has combined capital and surplus and undivided profits of not less than $500,000,000 or whose commercial paper (or the commercial paper of such bank’s holding company) has a rating of at least A-1 from S&P or at least P-1 from Moody’s, in each case maturing within one year after issuance or acceptance thereof; and (v) shares of any money market mutual or similar funds that (A) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) through (iv) above, (B) has net assets of not less than $500,000,000 and (C) has the highest rating obtainable from either S&P or Moody’s.

“Cequint Acquisition” has the meaning ascribed to it in Section 5.11(b).

“Cequint Purchase Agreement” means that certain Agreement and Plan of Merger dated as of September 8, 2010, by and among Holdings, Thunder Acquisition Corp., a Washington corporation, Cequint, Inc., a Washington corporation and Project Thunder Shareholder Liquidating Trust, as shareholder representative.

“Certificate of Exemption” has the meaning ascribed to it in Section 1.9(c).

“Change of Control” means any of the following:  (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934) (excluding any employee benefit plan of such person or its Affiliates or any Person acting as trustee or fiduciary of such plan) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Securities Exchange Act of 1934) of more than 25% of the issued and outstanding shares of Stock of Holdings having the right to vote for the election of directors of Holdings under ordinary circumstances; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Holdings (together with any new directors whose election by the board of directors of Holdings or whose nomination for election by the Stockholders of Holdings was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; (c) Holdings ceases to own and control all of the economic and voting rights associated with all of the outstanding Stock of Borrower free and clear of all Liens other than Liens in favor of Agent and Permitted Encumbrances arising as a matter of law; or (d) the occurrence of a “Change of Control” (or other similarly used defined term) under and as defined in any instrument or agreement under which Indebtedness in excess of $5,000,000 of Holdings or any of its Subsidiaries is created, issued and or otherwise incurred from time to time.

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental premiums and other amounts (including premiums and other amounts owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business.

“Chattel Paper” means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by Holdings or any Domestic Subsidiary, wherever located.

“Closing Date” means February 3, 2012.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means the property covered by any of the Security Agreement, the Mortgages or the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Secured Parties, to secure the Obligations or any portion thereof or delivered to the Lenders or Agent pursuant to or in connection with the transactions contemplated hereby.

“Collateral Assignment of Purchase Documents” means any Collateral Assignment of Purchase Documents entered into by Borrower in favor of Agent in connection with this Agreement.

“Collateral Documents” means the Security Agreement, the Pledge Agreements, the Guaranties, the Mortgages, the Patent Security Agreements, the Trademark Security Agreements, the Copyright Security Agreements, any Collateral Assignment of Purchase Documents and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations or any portion thereof, and all financing statements (or comparable documents now or hereafter filed in accordance with the Code or comparable law) against any such Person as debtor in favor of Agent for the benefit of Agent, the Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

“Commitments” means (a) as to any Lender, the aggregate of such Lender’s Revolving Loan Commitment, Initial Term Loan Commitment and each Series of New Term Loan Commitments as set forth in the Register and (b) as to all Lenders, the aggregate of all Lenders’ Revolving Loan Commitments, and Term Loan Commitments, which aggregate commitment shall be Four Hundred Seventy Five Million Dollars ($450,000,000) on the Closing Date, as such Commitments may be increased, reduced, amortized or adjusted from time to time in accordance with the Agreement.

“Commitment Termination Date” means the earliest of (a) February 2, 2017, (b) the date of termination of Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 6.3, and (c) the date of (i) prepayment in full in cash by Borrower of the Loans, (ii) the cancellation and return of all Letters of Credit or the Cash Collateralization or, with the consent of Agent in each instance, the backing with standby letters of credit acceptable to Agent of all Letter of Credit Obligations pursuant to and in the amount required by Section 1.5(f), and (iii) the permanent reduction of the Commitments to zero dollars ($0).

“Compliance Certificate” has the meaning ascribed to it in Section 4.4(l).

“Consolidated Net Income” has the meaning ascribed to it in Schedule 1 to Annex C.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability of that Person:  (i) with respect to Guaranteed Indebtedness and with respect to any Indebtedness, lease, dividend or other obligation of another Person if the purpose or intent of the Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement (including Interest Rate Agreements) or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, (iv) any agreement, contract or transaction involving commodity options or future contracts, (v) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, or (vi) pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

“Contractual Obligations” means, as applied to any Person, any provision of any security issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject including the Loan Documents.

“Copyright License” means any and all rights now owned or hereafter acquired by Holdings or any Domestic Subsidiary under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyright Security Agreements” means the Copyright Security Agreement dated as of the Closing Date and each other copyright security agreement made in favor of Agent, on behalf of itself and Lenders, by Holdings or any Domestic Subsidiary, as applicable.

“Copyrights” means all of the following now owned or acquired by Holdings or any Domestic Subsidiary: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; and (b) all reissues, extensions or renewals thereof.

“Credit Parties” means Holdings, Borrower, each of their respective Domestic Subsidiaries and each of their Foreign Subsidiaries which either (i) the consolidated total assets of which were more than 5% of Holdings and its Subsidiaries consolidated total assets as of the end of the most recently completed Fiscal Year of Holdings for which audited financial statements are available or (ii) the consolidated total revenues of which were more than 5% of Holdings’ consolidated total revenues for such period; provided that, in the event the aggregate of the total assets of all Foreign Subsidiaries that do not constitute Credit Parties exceeds 15% of Holdings’ consolidated total assets as of such date or the consolidated total revenues of such Foreign Subsidiaries exceeds 15% of Holdings’ consolidated total revenues as of such date, Borrower (or Agent, in the event Borrower has failed to do so promptly (and in any event within thirty (30) Business Days) after request therefor by Agent) shall, to the extent necessary, designate, on a reasonable basis, sufficient Foreign Subsidiaries to be deemed to be “Credit Parties” to eliminate such excess, and such designated Foreign Subsidiaries shall thereafter constitute Credit Parties.  Assets of Foreign Subsidiaries shall be valued in Dollars at the rates used for purposes of preparing the consolidated balance sheet of Holdings included in such audited financial statements.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived during such time, become an Event of Default.

“Default Rate” has the meaning ascribed to it in Section 1.2(d).

“Defaulting Lender” means, subject to Section 8.5(e)(ii), any Lender that (a) has failed to (i) fund all or any portion of its Loans or Advances within two Business Days of the date such Loans or Advances were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, any L/C Issuer, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Advances) within two Business Days of the date when due, (b) has notified the Borrower, the Agent or any L/C Issuer or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan or Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect Parent Company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 8.5(e)(ii)) upon delivery of written notice of such determination to the Borrower, each L/C Issuer, each Swing Line Lender and each Lender.

“Disbursement Account” has the meaning ascribed to it in Section 1.1(f).

“Disclosure Schedules” means the Schedules prepared by Borrower and denominated as Schedules 3.1(c) through 5.17 in the index to the Agreement.

“Documents” means any “document,” as such term is defined in the Code, including electronic documents, now owned or hereafter acquired by any Credit Party, wherever located.

“Dollars” or “$” means lawful currency of the United States of America.

“Domestic Cash Availability” has the meaning ascribed to it in Schedule 2 to Annex C.

“Domestic Subsidiary” means any Subsidiary of a Credit Party that is organized under the laws of any State of the United States, the District of Columbia, or any territory or possession of the United States.

“EBITDA” has the meaning ascribed to it in Schedule 1 to Annex C.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).  Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by Holdings or any Domestic Subsidiary, wherever located and, in any event, including all such Holdings’ or any Domestic Subsidiary’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to Holdings or any Domestic Subsidiary, any trade or business (whether or not incorporated) that, together with such Person, are treated as a single employer within the meaning of Sections 414(b) or (c) of the IRC.

“ERISA Event” means, with respect to Holdings or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of Holdings or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal (as such terms are defined in Part I of Subtitle E of Title IV of ERISA) of Holdings or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by Holdings or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or determination that a Multiemployer Plan is, or is expected to be insolvent (within the meaning of Section 4045 of ERISA), reorganization (within the meaning of Section 4241 of ERISA) or in “critical” status (within the meaning of Section 432 of the Code and or Section 304 of ERISA); (i) the loss of a Qualified Plan’s qualification or tax exempt status; (j) the termination of a Plan described in Section 4064 of ERISA; (k) the imposition of a lien in favor of the PBGC under Title IV of ERISA; or (l) a determination that a Title IV Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA).

“Event of Default” has the meaning ascribed to it in Section 6.1.

“Excess Cash Flow” has the meaning ascribed to it in Schedule 2 to Annex C.

“Existing Credit Agreement” means the Credit Agreement, dated as of November 19, 2009, among the Borrower, Holdings, the financial institutions from time to time party thereto, SunTrust Bank, as administrative agent and the other parties thereto.

“Existing Letter of Credit” has the meaning ascribed to it in Section 1.1(d)(vi).

“E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system, including Syndtrak Online®, Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its officers, directors or agents, or any other Person, providing for access to data protected by passcodes or other security system.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

“FATCA” means Sections 1471 through 1474 of the IRC (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal

Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any entity succeeding to any of its principal functions.

“Fees” means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

“Field Review” has the meaning ascribed to it in Section 2.3.

“Financial Statements” means the consolidated income statements, statements of cash flows and balance sheets of Holdings and its Subsidiaries delivered in accordance with Section 4.4.

“First-Tier Foreign Subsidiary” means a Foreign Subsidiary more than fifty percent (50%) of the voting Stock (directly or through ownership of Stock Equivalents) of which is held directly by Borrower or directly by one or more Domestic Subsidiaries.

“Fiscal Quarter” means any of the quarterly accounting periods of Holdings, ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of Holdings, Borrower or any Subsidiaries of Borrower ending on December 31 of each year.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) EBITDA for such period less Capital Expenditures for such period less taxes paid in cash by Holdings and its Subsidiaries for such period to (b) Fixed Charges.

“Fixed Charges” has the meaning ascribed to it in Schedule 1 to Annex C.

“Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by Holdings or any Domestic Subsidiary.

“Foreign Excess Cash Flow” has the meaning ascribed to it in Schedule 2 to Annex C.

“Foreign Excess Cash Offset” has the meaning ascribed to it in Schedule 2 to Annex C.

“Foreign Holdco” means any Domestic Subsidiary (other than the Borrower) whose sole assets consist of the Stock of one or more First Tier Foreign Subsidiaries of such

Domestic Subsidiary; it being understood and agreed that the assets of Foreign Subsidiaries shall not be considered the assets of a Foreign Holdco for purposes of this definition.

“Foreign Investment Basket” means an amount per Fiscal Year equal to $25,000,000.

“Foreign Lender” has the meaning ascribed to it in Section 1.9(c).

“Foreign Pension Plan” means any plan, fund (including, without limitation, any super-annuation fund) or other similar program established or maintained outside of the United States of America by any Credit Party or any Subsidiary of any Credit Party primarily for the benefit of employees of such Credit Party or Subsidiary residing outside the United States of America, which plan, fund, or similar program provides or results in retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which is not subject to ERISA or the IRC.

“Foreign Subsidiary” means any Subsidiary of a Credit Party which is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s LC Exposure other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Swing Line Exposure other than Swing Line Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrower, the Obligations (including Letter of Credit Obligations) and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons; provided however that Funded Debt shall not include any customary earn-out obligations (including, without limitation, the “Earn-Out Consideration” as defined in the Cequint Purchase Agreement (as in effect on October 1, 2010)) owing by Holdings or any of its Subsidiaries incurred in connection with any Permitted Acquisition so long as such obligations constitute Subordinated Debt and any obligation of Holdings or any of its Subsidiaries to make payments or distributions in accordance with Section 2.16 of the Cequint Purchase Agreement (as in effect on October 1, 2010).

“Funding Date” has the meaning ascribed to it in Section 7.2.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination, consistently applied.

“General Intangibles” means “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by Holdings or any Domestic Subsidiary, and, in any event, including all right, title and interest that such Person may now or hereafter have in or under any Contractual Obligation, all payment intangibles, Software, customer lists, Licenses, Intellectual Property and (without duplication) all reissues, extensions and renewals thereof, interests in partnerships, joint ventures and other business associations, licenses, permits, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, chooses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Person or any computer bureau or service company from time to time acting for such Person.

“Goods” means any “goods,” as such term is defined in the Code, now owned or hereafter acquired by Holdings or any Domestic Subsidiary, wherever located, and, in any event, including Inventory, Equipment, Fixtures, embedded software to the extent included in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise by any of the foregoing.

“Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof.  The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guaranties” means, collectively, the Holdings Guaranty, each Subsidiary Guaranty and any other guaranty executed by any Guarantor in favor of Agent and Lenders in respect of the Obligations.

“Guarantors” means Holdings, each Domestic Subsidiary (other than Borrower) and each other Person, if any, that executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of Lenders, in connection with the transactions contemplated by the Agreement and the other Loan Documents.

“Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “dangerous goods,” “extremely hazardous waste,”  “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“Holdings” has the meaning ascribed thereto in the recitals to the Agreement.

“Holdings Common Stock” means the common stock of Holdings, par value $0.001 per share.

“Holdings Guaranty” means the Holdings Guaranty dated as of the Closing Date executed by Holdings in favor of Agent, on behalf of itself and Lenders.

“Increase Amount Date” has the meaning ascribed to it in Section 1.1(e).

“Indebtedness” means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than six (6) months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all net payment obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap (including Interest Rate Agreements), cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) on a date certain prior to the date that is 180 days after the final scheduled installment payment date for any Term Loan, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (j) “earnouts” and similar payment obligations valued at such amount as is required by GAAP, and (k) the Obligations.

“Indemnitees” has the meaning ascribed to it in Section 9.1.

“Index Rate” means, for any date of determination, a floating rate equal to the highest of (i) the per annum rate which SunTrust Bank announces from time to time as its prime lending rate, as in effect from time to time (the “SunTrust Prime Lending Rate”), (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent and (iii) the one month LIBOR Rate (calculated as of such date of determination in accordance with the definition of “LIBOR Rate”) determined on a daily basis, plus one percent (1.00%).  The SunTrust Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  SunTrust Bank may make commercial loans or other loans at rates of interest at, above or below the SunTrust Prime Lending Rate.  Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

“Index Rate Loan” means a Loan or portion thereof bearing interest by reference to the Index Rate.

“Initial Term Lenders” means those Lenders having Initial Term Loan Commitments.

“Initial Term Loan” has the meaning ascribed to it in Section 1.1(a).

“Initial Term Loan Commitment” means (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of the Initial Term Loan in the amount set forth on Schedule A and/or in the most recent Assignment Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Initial Term Loan which aggregate commitment shall be $350,000,000 on the Closing Date.  The Initial Term Loan Commitment with respect to the Initial Term Loan shall reduce automatically by the amount prepaid or repaid in respect of the Initial Term Loan (but solely by the amount of such prepayment or repayment allocable to a Lender, for purposes of clause (a) of this definition).

“Initial Term Loan Scheduled Installments” has the meaning ascribed to it in Section 1.1(a).

“Initial Term Note” has the meaning ascribed to it in Section 1.1(a).

“Inside Director” means a member of the Board of Directors of Holdings that is also an employee of or a member of management of any Credit Party.

“Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by Holdings or any Domestic Subsidiary, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks (including the goodwill associated with such Trademarks) and all domain names, databases, computer programs and software of Holdings or any of its Subsidiaries.

“Intercompany Debt” has the meaning ascribed to it in Section 9.22(a).

“Interest Payment Date” means (a) as to any Index Rate Loan, the first Business Day of each calendar quarter to occur while such Loan is outstanding, and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; provided, that in the case of any LIBOR Period greater than three months in duration, interest shall be payable at three month intervals and on the last day of such LIBOR Period, each of which shall be deemed to be an “Interest Payment Date”; and provided further that, in addition to the foregoing, each of (w) the date upon which all of the Commitments have been terminated and the Loans have been paid in full, (x) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued with respect to Revolving Loans or Swing Line Loans under the Agreement, (y) the Term Loan Maturity Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued with respect to the Initial Term Loan under the Agreement and (z) the maturity date of each Series of New Term Loans shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued with respect to that Series of New Term Loans under the applicable Joinder Agreements.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or similar agreement or arrangement designed to protect Borrower against fluctuations in interest rates.

“Inventory” means any “inventory,” as such term is defined in the Code, now owned or hereafter acquired by Holdings or any Domestic Subsidiary, wherever located, and, in any event, including inventory, merchandise, goods and other personal property that are held by or on behalf of Holdings or any Domestic Subsidiary for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Person’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment” means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of any Stock, or other ownership interest in, any other Person, and (ii) any direct or indirect loan, advance or capital contribution by Borrower or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable due from that other Person that are not current assets and did not arise from sales to that other Person in the ordinary course of business.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment.

“Investment Property” means all “investment property,” as such term is defined in the Code, now owned or hereafter acquired by Holdings or any Domestic Subsidiary, wherever located, including: (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of Holdings or any Domestic Subsidiary, including the rights of such Person to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of Holdings or any Domestic Subsidiary; (iv) all commodity contracts of Holdings or any Domestic Subsidiary; and (v) all commodity accounts held by Holdings or any Domestic Subsidiary.

“IRC” means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing.  The terms “Issued” and “Issuance” have correlative meanings.

“Joinder Agreement” means any agreement substantially in the form of Exhibit 1.1(e).

“LC Exposure” means, with respect to each Revolving Lender, such Lender’s Pro Rata Share of the Letter of Credit Obligations.

“L/C Issuer” means SunTrust or other legally authorized Person selected by or reasonably acceptable to Agent in its sole discretion, in such Person’s capacity as an issuer of Letters of Credit hereunder.

“L/C Sublimit” has the meaning ascribed to it in Section 1.1(d).

“Lacey Property” means that certain Real Estate located at 4501 Intelco Loop SE, Lacey, Washington 98503.

“Lender Group Assignment” means an assignment by a Lender to (i) a Person that is a Lender prior to the date of such assignment, (ii) an Affiliate of the assigning Lender, (iii) an investment fund that invests primarily in commercial loans (an “investment fund”) managed by the same investment advisor as the assigning Lender or (iv) an investment fund managed by an investment advisor that acts in such capacity for another Person that is a Lender prior to the date of such assignment.

“Lenders” means SunTrust, the other Lenders named on the signature pages of the Agreement, the Lenders who have become a party to the Agreement pursuant to a Joinder Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Lender.

“Letter of Credit Fee” has the meaning ascribed to it in Section 1.3(c).

“Letter of Credit Obligations” means all outstanding obligations incurred by Agent and Lenders at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in Section 1.1(d) with respect to any Letter of Credit.  The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent, each L/C Issuer and Lenders thereupon or pursuant thereto.

“Letters of Credit” means standby letters of credit issued for the account of Borrower (or, as long as Borrower remains responsible for the payment in full of all amounts drawn thereunder and related fees, costs and expenses, for the account of any Subsidiary of Borrower) by L/C Issuers, and bankers’ acceptances issued by Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.

“Leverage Ratio” has the meaning ascribed to it on Schedule 1 to Annex C.

“LIBOR Breakage Fee” means an amount equal to the amount of any losses, expenses, liabilities (including, without limitation, any loss (including interest paid) and lost opportunity cost (consisting of the present value of the difference between the LIBOR Rate in effect for the Interest Period and any lower LIBOR Rate in effect at the time of prepayment for the remainder of the Interest Period) in connection with the re-employment of such funds) that any Lender may sustain as a result of (i) any failure by Borrower to make any borrowing of, or to convert or continue any LIBOR Loan following Borrower’s delivery to Agent of any LIBOR Loan request in respect thereof or (ii) any payment of a LIBOR Loan on any day that is not the last day of the LIBOR Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise).  For purposes of calculating amounts payable to a Lender under Section 1.3(d), each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at LIBOR in an amount equal to the amount of that LIBOR Loan and having a maturity and repricing characteristics comparable to the relevant LIBOR Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under Section 1.3(d).

“LIBOR Business Day” means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

“LIBOR Loans” means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

“LIBOR Period” means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower pursuant to this Agreement and ending one, two, three, six, or if acceptable to all Lenders for the relevant Loan, nine or twelve, months thereafter, as selected by Borrower’s irrevocable notice to Agent as set forth in Section 1.2(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

(a)         if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

(b)         (i) any LIBOR Period for a Revolving Loan that would otherwise extend beyond the date set forth in clause (a) of the definition of “Commitment Termination Date” shall end two (2) LIBOR Business Days prior to such date and (ii) any LIBOR Period for a Term Loan that would otherwise extend beyond the Term Loan Maturity Date shall end two (2) LIBOR Business Days prior to such date;

(c)         any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

(d)         Borrower shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan;

(e)         Borrower shall select LIBOR Periods so that there shall be no more than seven (7) separate LIBOR Loans in existence at any one time; and

(f)          no LIBOR Period may be selected for any portion of a Term Loan if a Scheduled Installment for such Term Loan is payable during such LIBOR Period and the portion of such Term Loan which constitutes an Index Rate Loan does not equal or exceed the amount of such Scheduled Installment.

“LIBOR Rate” means for each LIBOR Period, a rate of interest determined by Agent equal to the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London, England time) two LIBOR Business Days prior to the first day of such LIBOR Period for a term comparable to such LIBOR Period.  If for any reason such rate is not available, LIBOR Rate shall be, for any LIBOR Period, the rate per annum reasonably determined by Agent as the rate of interest at which Dollar deposits in the approximate amount of the LIBOR Loan to be borrowed, converted or continued as a LIBOR Loan would be offered by Agent to major banks in the London interbank Eurodollar market at their request at or about 11:00 a.m. (London, England time) two LIBOR Business Days prior to the first day of such LIBOR Period for a term comparable to such LIBOR Period.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by Holdings or any Domestic Subsidiary.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).  For the avoidance of doubt, “Lien” shall not be deemed to include any license (including any License).

“Litigation” has the meaning ascribed to it in Section 4.4(h).

“Loan Account” has the meaning ascribed to it in Section 1.7.

“Loan Documents” means the Agreement, the Notes, the Collateral Documents, the SunTrust Fee Letter, the Bank of America Fee Letter, the subordination provisions applicable to any Subordinated Debt and intercreditor provisions applicable to any Indebtedness that is pari passu in right of payment to the Obligations, each Joinder Agreement and all other agreements, instruments, documents and certificates identified on Annex B executed and delivered by a Credit Party to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other documents and instruments whether heretofore, now or hereafter executed by or on behalf of any Credit Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby; provided, however, that, notwithstanding the foregoing, none of the Bank Product Documents shall constitute Loan Documents.  Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loans” means the Revolving Loan, the Swing Line Loan and the Term Loans.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, collateral, operations, industry or business of Borrower, or Borrower and all of its Subsidiaries taken as a whole, (b) Borrower’s ability to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement or any other Credit Party’s ability to pay any of its Obligations, (c) the Collateral or Agent’s Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens, or (d) Agent’s or any Lender’s rights and remedies under the Agreement and the other Loan Documents.

“Maximum Amount” means, as of any date of determination, an amount equal to the Revolving Loan Commitment of all Lenders as of that date.

“Maximum Lawful Rate” has the meaning ascribed to it in Section 1.2(g).

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of all L/C Issuers with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Agent, the Borrower and the L/C Issuers in their sole discretion.

“Moody’s” means Moody’s Investor’s Services, Inc.

“Mortgages” means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by Holdings, Borrower or any Domestic Subsidiary to Agent on behalf of itself and Lenders with respect to the Real Estate.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which Holdings, any Domestic Subsidiary or any ERISA Affiliate is making, is obligated to make or has made or been obligated to make during the last six years, contributions on behalf of participants who are or were employed by any of them.

“Net Proceeds” means cash proceeds received by Borrower or any other Credit Party from any Asset Disposition (including insurance proceeds, awards of condemnation, and payments under notes or other debt securities received in connection with any Asset Disposition) or sale-leaseback transaction, net of (i) the costs of such Asset Disposition or sale-leaseback transaction (including taxes attributable to such sale, lease or transfer) and any commissions and other customary transaction fees, costs and expenses, other than any costs payable to any Affiliate of a Credit Party except to the extent such costs are permitted to be paid pursuant to Section 3.8, (ii) amounts applied to repayment of Indebtedness (other than the Obligations) secured by a Lien permitted under this Agreement on the asset or property disposed and (iii) any portion of any such proceeds which Borrower determines in good faith should be reserved for post-closing adjustments and indemnities (to the extent Borrower delivers to Agent a certificate signed by the Chief Financial Officer of Borrower as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than six months following the date of the respective Asset Disposition or sale-leaseback transaction), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by Borrower or any other Credit Party shall constitute Net Proceeds on such date received by Borrower or any of its Subsidiaries.  Any proceeds received in a currency other than Dollars shall, for purposes of the calculation of the amount of Net Proceeds, be in an amount equal to the Dollar equivalent thereof as of the date of receipt thereof by such Person.

“New Revolving Loan Commitments” has the meaning ascribed to it in Section 1.1(e).

“New Revolving Loan” has the meaning ascribed to it in Section 1.1(e).

“New Revolving Loan Lender” has the meaning ascribed to it in Section 1.1(e).

“New Term Lender” has the meaning ascribed to it in Section 1.1(e).

“New Term Loan” has the meaning ascribed to it in Section 1.1(e).

“New Term Loan Commitments” has the meaning ascribed to it in Section 1.1(e).  The New Term Loan Commitments with respect to a New Term Loan of any Series shall reduce automatically by the amount prepaid or repaid in respect of such Series of Term Loans (but solely by the amount of such prepayment or repayment allocable to a Lender, for purposes of determining the New Term Loan Commitment of such Lender).

“New Term Loan Scheduled Installments” means scheduled amortization payments due and payable with respect to any Series of New Term Loans as set forth in the applicable Joinder Agreement.

“New Term Note” means a promissory note delivered by the Borrower to a New Term Lender to evidence any New Term Loan.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 9.2 and (ii) has been approved by the Requisite Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means, collectively, the Revolving Notes, the Swing Line Note and the Term Notes.

“Notice of Conversion/Continuation” has the meaning ascribed to it in Section 1.2(e).

“Notice of Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(b).

“Notice of Swing Line Advance” has the meaning ascribed to it in Section 1.1(c).

“Obligations” means (a) all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable), including obligations pursuant to Letter of Credit Obligations, owing by any Credit Party to Agent, any Lender, any L/C Issuer or any Swing Line Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents and (b) all liabilities and obligations of the Borrower or any Guarantor in respect of Bank Products (including liabilities and obligations of the Borrower or any Guarantor under any Bank Product Documents) between the Borrower or a Guarantor, on the one hand, and any Lender or Affiliate of any Lender, on the other hand.  This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, Charges, reasonable expenses, reasonable attorneys’ fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

“OFAC” has the meaning ascribed to it in Section 3.19.

“Other Hedging Agreements” means any foreign exchange contract, currency swap agreement, futures contract, commodity agreements, option contract, synthetic cap or other similar agreement entered into by Borrower.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Patent License” means rights under any written agreement now owned or hereafter acquired by Holdings or any Domestic Subsidiary granting any right with respect to any invention on which a Patent is in existence.

“Patent Security Agreements” means the Patent Security Agreement dated as of the Closing Date and each other patent security agreement made in favor of Agent, on behalf of itself and Lenders, by Holdings or any Domestic Subsidiary, as applicable.

“Patents” means all of the following in which Holdings or any Domestic Subsidiary now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings, issuances and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means an employee pension benefit plan described in Section 3(2) of ERISA.

“Permitted Acquisition” has the meaning ascribed to it in Section 3.6.

“Permitted Covenant” means (i) any periodic reporting covenant, (ii) any covenant restricting payments by Holdings with respect to any securities of Holdings which are junior to the Permitted Holdings Preferred Stock, (iii) any covenant the default of which can only result in an increase in the amount of any redemption price, repayment amount, dividend rate or interest rate, (iv) any covenant providing board observance rights with respect to Holdings’ board of directors and (v) any other covenant that does not adversely affect the interests of the Lenders (as reasonably determined by Agent).

“Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued, provided that (i) any proceedings commenced for the enforcement of such Liens shall have been stayed or suspended within 30 days of the commencement thereof and (ii) provision for the payment of all such taxes known to such Person has been made on the books of such Person to the extent required by GAAP; (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens in favor of the PBGC under ERISA); provided that (i) any proceedings commenced for the enforcement of such Liens shall have been stayed or suspended within 30 days of the commencement thereof and (ii) provision for the payment of obligations secured by such Liens has been made on the books of such Person to the extent required by GAAP; (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party or any of its Subsidiaries is a party as lessee in each case, made in the ordinary course of business; (d) inchoate and unperfected workers’, mechanics’  or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; provided that (i) any proceedings commenced for the enforcement of such Liens shall have been stayed or suspended within 30 days of the commencement thereof and (ii) provision for the payment of such Liens has been made on the books of such Person to the extent required by GAAP; (e) carriers’, warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business, so long as such Liens attach only to Inventory provided that (i) any proceedings commenced for the enforcement of such Liens shall have been stayed or suspended within 30 days of the commencement thereof and (ii) provision for the payment of obligations secured by such Liens has been made on the books of such Person to the extent required by GAAP; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party or any of its Subsidiaries is a party the aggregate amount of which does not exceed $1,000,000 at any time outstanding; (g) any attachment or judgment lien not constituting an Event of Default under Section 6.1; (h) Permitted Real Property Encumbrances; (i) presently existing or hereafter created Liens in favor of Agent, on behalf of Lenders; (j) Liens existing on the Closing Date and renewal, refinancing and extensions thereof which Liens are set forth on Schedule 3.2; (k) [reserved]; (l) leases, subleases, licenses or sublicenses granted to others not interfering in any material respect with the business of any Credit Party or any of their Subsidiaries and any interest or title of a lessor under any lease (whether a Capital Lease or an operating lease) permitted by this Agreement or the Security Agreement; (m) customary rights of set off, revocation, refund or chargeback under deposit agreements or under the UCC of banks or other financial institutions where Borrower maintains deposits in the ordinary course of business permitted by this Agreement; (n) Liens upon real and/or tangible personal property, acquired by purchase, construction or otherwise by a Person, each of which Liens was created solely for the purpose of securing Indebtedness (including Capital Lease Obligations) representing, or incurred to finance, the cost (including the cost of construction) of the property (hereinafter referred to as “Purchase Money Liens”); provided that (i) no such Purchase Money Lien shall extend to or cover any property of such Person other than the respective property so acquired and improvements thereon; and (ii) the aggregate principal amount of the Indebtedness secured by all Purchase Money Liens, taken together with the aggregate principal amount of Indebtedness consisting of Capital Lease Obligations, shall not exceed the aggregate amount of Purchase Money Indebtedness permitted from time to time under Section 3.1(e); (o) Liens on accounts receivables for which attempts at collection have been undertaken by a third party authorized by the Person owning such accounts receivable; (p) Liens arising from precautionary UCC financing statements regarding operating leases; (q) Liens arising from the granting of a license to any Person in the ordinary course of business of any Credit Party and their Subsidiaries; (r) Liens arising by operation of law on insurance policies and proceeds thereof to secure premiums thereunder; (s) Liens deemed to exist in connection with repurchase agreements and other similar investments to the extent such Investments are permitted under Section 3.3 and (t) Purchase Money Liens securing Indebtedness permitted by Section 3.1(l); provided that no such Purchase

Money Lien shall extend to or cover any property other than the property so acquired and improvements thereon.

“Permitted Holdings Preferred Stock” means any preferred stock of Holdings (or any equity security of Holdings that is convertible or exchangeable into any preferred stock of Holdings), so long as the terms of any such preferred stock or equity security of Holdings (i) do not provide any collateral security, (ii) do not provide any guaranty or other support by Borrower or any Subsidiaries of Borrower, (iii) do not contain any put, redemption, repayment, sinking fund or other similar provision occurring before the seventh anniversary of the Closing Date, (iv) do not require the cash payment of dividends or interest, (v) do not contain any covenants other than any Permitted Covenant, (vi) do not grant the holders thereof any voting rights except for (x) voting rights required to be granted to such holders under applicable law, (y) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of substantial assets, or liquidations involving Holdings and (z) other voting rights to the extent not greater than or superior to those allocated to Holdings Common Stock on a per share basis, and (vii) to the extent any such preferred stock or equity security does not otherwise comply with clauses (i) through (vi) hereof, such preferred stock or equity security is otherwise reasonably satisfactory to Agent.

“Permitted Real Property Encumbrances” means (i) those liens, encumbrances and other matters affecting title to any mortgaged property listed in the mortgage policies in respect thereof and found, on the date of delivery of such mortgage policies to Agent in accordance with the terms hereof, reasonably acceptable by Agent, (ii) as to any particular parcel of real property at any time, such easements, encroachments, covenants, rights of way, minor defects, irregularities or encumbrances on title which do not, in the reasonable opinion of Agent, materially impair such parcel of real property for the purpose for which it is held by the user thereof, or the Lien held by Agent, (iii) municipal and zoning ordinances and environmental regulations, which are not violated in any material respect by the existing improvements and the present use made by the mortgagor thereof of the Real Estate, (iv) general real estate taxes and assessments not yet delinquent, and (v) such other items as to which Agent may consent.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” means, at any time, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that Holdings, any Domestic Subsidiary or any of their ERISA Affiliates maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by Holdings or any Domestic Subsidiary.

“Pledge Agreements” means the Pledge Agreement dated as of the Closing Date executed by the Borrower, Holdings and certain Domestic Subsidiaries of Borrower party thereto in favor of Agent, on behalf of itself and Lenders, and any other pledge agreement entered into on or after the Closing Date by any Credit Party.

“Post-Closing Matters Agreement” means that certain Post-Closing Matters Agreement dated as of the date hereof and entered into by the Borrower, Holdings and the Agent (the “Post-Closing Matters Agreement”).

“Proceeding” means a proceeding under the Debtor Relief Laws in which any Credit Party or Subsidiary thereof is a debtor.

“Pro Forma” means the unaudited consolidated balance sheets of Holdings and its Subsidiaries prepared in accordance with GAAP as of September 30, 2011 after giving effect to the Related Transactions.

“Pro Forma Basis” means, when calculating financial covenants for purposes of determining whether any Series of New Term Loans or New Revolving Loan Commitments may be made or whether any Investment, Restricted Payment or Permitted Acquisition may be made in compliance with this Agreement, on a basis that gives effect to such Commitments, Investment, Restricted Payment or Permitted Acquisition (and any Indebtedness incurred or assumed in connection with any of the foregoing) as if such Commitments, Investment, Restricted Payment or Investment and incurrence or assumption of related Indebtedness had occurred on the first day of the most recently completed four Fiscal Quarter period for which a Compliance Certificate has been delivered pursuant to Section 4.4 (or was required to be so delivered), as demonstrated by delivery to Agent of a Compliance Certificate for such period (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 4.4) completed on such pro forma basis.

“Pro Rata Share” means with respect to all matters relating to any Lender (a) with respect to the Revolving Loan, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders, (b) with respect to the Initial Term Loan, the percentage obtained by dividing (i) the Initial Term Loan Commitment of that Lender by (ii) the aggregate Initial Term Loan Commitments of all Lenders, (c) with respect to any Series of a New Term Loan, the percentage obtained by dividing (i) the New Term Loan Commitment of that Lender with respect to that Series by (ii) the aggregate New Term Loan Commitments of all Lenders with respect to that Series, and (d) with respect to all Loans, the percentage obtained by dividing (i) the aggregate Commitments of that Lender by (ii) the aggregate Commitments of all Lenders, and (d) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by that Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders, as any such percentages may be adjusted by assignments pursuant to Section 8.1.

“Purchase Agreement” means that certain Asset Purchase Agreement dated as of March 2, 2009, by and between VeriSign, Inc. and Borrower (including all exhibits, annexes and schedules thereto).

“Purchase Documents” mean (i) the Purchase Agreement and all other documents and agreements required to be entered into and/or delivered pursuant thereto in connection with the acquisition of the Communications Services Group of VeriSign, Inc. by Borrower (including, in each case, all exhibits, annexes and schedules thereto) and (ii) except with respect to Section 6.1(j), the Cequint Purchase Agreement and all other documents and agreements required to be entered into and/or delivered pursuant thereto in connection with the Cequint Acquisition.

“Purchase Money Basket” has the meaning ascribed to it in Section 3.1(e).

“Purchase Money Indebtedness” has the meaning ascribed to it in Section 3.1(e).

“Qualified Plan” means a Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Real Estate” has the meaning ascribed to it in Section 5.12.

“Refunded Swing Line Loan” has the meaning ascribed to it in Section 1.1(c)(iii).

“Register” has the meaning ascribed to it in Section 1.7(b).

“Related Transactions” means the borrowing under the Revolving Loan on the Closing Date, if any, the incurrence of the Initial Term Loan on the Closing Date, payment of all Fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Loan Documents.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Removal Effective Date” has the meaning ascribed to it in Section 8.2(l).

“Replacement Lender” has the meaning ascribed to it in Section 9.20(a).

“Required Availability” means as of any date of determination, the Borrowing Availability plus all cash and Cash Equivalents for which deposit account control agreements in favor of the Agent for its benefit and the benefit of the Secured Parties have been received by Agent.

“Requisite Lenders” means Lenders having (a) more than 50% of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Loans; provided that so long as there is more than one Lender and any one Lender (and its affiliates) holds 50% or more of the Commitments or the aggregate outstanding amount of the Loans, “Requisite Lenders” shall include at least two Lenders; provided further that, the Commitments and Loans of any Defaulting Lender shall be disregarded in determining Requisite Lenders at any time.

“Requisite Revolving Lenders” means Lenders having (a) more than 50% of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Revolving Loan (with the Swing Line Loan being attributed to the Lender making such Loan);  provided that, the Commitments and Loans of any Defaulting Lender shall be disregarded in determining Requisite Revolving Lenders at any time.

“Resignation Effective Date” has the meaning ascribed to it in Section 8.2(l).

“Responsible Officer” of a Person means any one of its chairman, chief executive officer, chief operating officer, chief financial officer, president, any executive vice president, general counsel or any person performing similar functions.

“Restricted Payment” means, with respect to Holdings or any of its Subsidiaries (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Person’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Person now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Person’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Person other than payment of compensation in the ordinary course of business to Stockholders who are employees of such Person; (g) any payment of management fees (or other fees of a similar nature) or out-of-pocket expenses in connection therewith and indemnities payable in connection with any management services, consulting or like agreement by such Person to any Stockholder of such Person or its Affiliates; and (h) any payment of bonuses, compensation or other payments of a similar nature as described in Section 2.16 of the Cequint Purchase Agreement made to any Person entitled to such payments pursuant to the Retention Bonus Plan, as defined in the Cequint Purchase Agreement, as each such agreement is in effect on October 1, 2010.

“Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(b).

“Revolving Lenders” means those Lenders having a Revolving Loan Commitment.

“Revolving Loan(s)” means, at any time, the sum of (i) the aggregate amount of Revolving Credit Advances outstanding to Borrower (including Swing Line Advances) plus (ii) the aggregate Letter of Credit Obligations incurred on behalf of Borrower.  Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of Letter of Credit Obligations.

“Revolving Loan Commitment” means (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of Revolving Credit Advances or incur its Pro Rata Share of Letter of Credit Obligations (including, in the case of the Swing Line Lender, its commitment to make Swing Line Advances as a portion of its Revolving Loan Commitment) as set forth on Schedule A and/or in the most recent Assignment Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Revolving Credit Advances (including, in the case of the Swing Line Lender, Swing Line Advances) or incur Letter of Credit Obligations, which aggregate commitment shall be One Hundred Million Dollars ($100,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

“Revolving Notes” has the meaning ascribed to it in Section 1.1(b).

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.

“Sanctions Program” has the meaning ascribed to it in Section 3.19.

“Scheduled Installments” means the Initial Term Loan Scheduled Installments and the New Term Loan Scheduled Installments as applicable.

“SDN” has the meaning ascribed to it in Section 3.19.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Security Agreement” means the Security Agreement dated as of the Closing Date entered into by and among Agent, on behalf of itself and Lenders, and Holdings or any Domestic Subsidiary that is a signatory thereto from time to time.

“Secured Party” means Agent, each Lender, each L/C Issuer and each other holder of any Obligation of a Credit Party including each Secured Swap Provider.

“Secured Rate Contract” means any Interest Rate Agreement or Other Hedging Agreement between Borrower or a Guarantor and a Secured Swap Provider.

“Secured Swap Provider” means a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of an Interest

Rate Agreement or Other Hedging Agreement) who has entered into a Secured Rate Contract with Borrower or a Guarantor, provided that such Lender or Affiliate of a Lender has, pursuant to documentation acceptable to Agent, appointed Agent as its representative and has complied with the requirements under the definition of “Bank Products”.

“Series” has the meaning ascribed to it in Section 1.1(e).

“Settlement Date” has the meaning ascribed to it in Section 8.5(a)(ii).

“Software” means all “software” as such term is defined in the Code, now owned or hereafter acquired by Holdings or any Domestic Subsidiary, other than software embedded in any category of Goods, and, in any event, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Agent.

“Statement” has the meaning ascribed to it in Section 4.4(b).

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests, joint venture interests, participations or other ownership or profit interests (regardless of how designated) of or in a corporation, partnership, limited liability company or other Person that is not an individual whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934).

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subordinated Debt” means (i) Indebtedness of Holdings or any of its Subsidiaries and (ii) customary earn-out obligations owing by Holdings or any of its Subsidiaries incurred in connection with any Permitted Acquisition, in each case subordinated to the Obligations in a manner and form reasonably satisfactory to Agent, as to right and time of payment and as to any other rights and remedies thereunder.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership, limited liability company or other entity in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.  Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of Borrower.

“Subsidiary Guaranty” means the Subsidiary Guaranty dated as of the Closing Date executed by one or more Domestic Subsidiaries of Borrower from time to time in favor of Agent, on behalf of itself and Lenders.

“SunTrust” has the meaning ascribed to it in the Preamble.

“SunTrust Fee Letter” has the meaning ascribed to it in Section 1.3(a).

“Swing Line Advance” has the meaning ascribed to it in Section 1.1(c).

“Swing Line Availability” has the meaning ascribed to it in Section 1.1(c).

“Swing Line Commitment” means the commitment of the Swing Line Lender to make Swing Line Advances in an aggregate principal amount at any time outstanding not to exceed $2,000,000, which commitment constitutes a subfacility of the Revolving Loan Commitment of the Swing Line Lender.

“Swing Line Exposure” means, with respect to each Revolving Lender, the principal amount of the Swing Line Loans in which such Lender is legally obligated either to make a Revolving Credit Advance or to purchase a participation in accordance with Section 1.1(c), which shall equal such Lender’s Pro Rata Share of all outstanding Swing Line Loans.

“Swing Line Lender” means SunTrust or any successor Swing Line Lender.

“Swing Line Loan” means at any time, the aggregate amount of Swing Line Advances outstanding to Borrower.

“Swing Line Note” has the meaning ascribed to it in Section 1.1(c).

“Tax Returns” means all reports, returns, information returns, claims for refund, elections, estimated Tax filings or payments, requests for extension, documents, statements, declarations and certifications and other information required to be filed with respect to Taxes, including attachments thereto and amendments thereof.

“Term Lenders” means the Initial Term Lenders and any New Term Lenders.

“Term Loans” means the Initial Term Loans and any Series of New Term Loans.

“Term Loan Commitments” means the Initial Term Loan Commitments and any Series of New Term Loan Commitments.

“Term Loan Maturity Date” means February 2, 2017.

“Term Notes” means the Initial Term Notes and any New Term Notes.

“Termination Date” means the date on which (a) the Loans have been repaid in full in cash, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged (other than contingent indemnification obligations as to which no unsatisfied claim has been asserted), (c) all Letter of Credit Obligations have been cancelled, or, with the consent of Agent in each instance, backstopped by standby letters of credit acceptable to Agent or Cash Collateralized in the amount set forth in Section 1.5(f) and (d) all Commitments have been terminated.

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that Holdings or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

“Trademark Security Agreements” means the Trademark Security Agreements dated as of the Closing Date and each other trademark security agreement made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

“Trademarks” means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, Internet domain names, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan.

Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth or referred to in this Annex A.  All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control.  Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders.  The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.  Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that a Responsible Officer of such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence (including, without limitation, the exercise of reasonable inquiry of Responsible Officers of its Subsidiaries), would have known or been aware of such fact or circumstance.  Definitions of agreements and instruments in Annex A shall, unless otherwise specified herein, mean and refer to such agreements and instruments as amended, modified, supplemented, restated, substituted or replaced from time to time in accordance with their respective terms and the terms of this Agreement and the other Loan Documents.